Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216919

CITYWIDE BANKS OF COLORADO, INC.
PROPOSED MERGER-YOUR VOTE IS VERY IMPORTANT

Dear Citywide Shareholder:
We are happy to advise you that the board of directors of Citywide Banks of Colorado, Inc. ("Citywide") has unanimously approved the merger (the "merger") of Citywide into Heartland Financial USA, Inc. ("Heartland") in accordance with an Agreement and Plan of Merger dated February 13, 2017 (the "merger agreement"). Before we can complete the merger, we must obtain the approval of Citywide shareholders. We are sending you this proxy statement/prospectus to ask you to vote in favor of approval and adoption of the merger agreement. The Citywide board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.
In the merger, Citywide will merge with and into Heartland, and holders of both Series I and Series II of Citywide Class A Common Stock will receive merger consideration of $57.00 in cash and 3.300 shares of Heartland common stock per share, subject to certain adjustments described below. In this proxy statement/prospectus, we refer to both Series I and Series II of Citywide Class A Common Stock, no par value per share, as “Citywide common stock,” and Heartland's common stock, $1.00 par value per share, as "Heartland common stock."
The exchange ratio for the stock component of the merger consideration is fixed and will not be adjusted to reflect changes in the price of Heartland common stock occurring prior to the completion of the merger, but if the price of Heartland common stock drops below certain levels, as described under "The Merger Agreement - Termination," Citywide may exercise a "walk-away" right to terminate the merger agreement unless Heartland increases the exchange ratio or cash component of the merger consideration by exercising its "top-up" option.
The cash component of the merger consideration is subject to the following adjustments:

•
If Citywide's Adjusted Tangible Common Equity (as defined on page 45) is less than $113.0 million on the last business day of the month immediately preceding the month in which the closing date of the merger occurs (the "determination date"), then the cash component of the merger consideration will be reduced by an amount equal to (a) the amount by which Citywide's Adjusted Tangible Common Equity is below $113.0 million divided by (b) the outstanding shares of Citywide common stock. If Citywide's Adjusted Tangible Common Equity is greater than $114.8 million on the determination date, the cash component of the merger consideration will be increased by an amount equal to (x) the lesser of (A) $5.0 million and (B) the amount by which Citywide's Adjusted Tangible Common Equity is above $114.8 million, divided by (y) the outstanding shares of Citywide common stock. As of March 31, 2017 and based on $269,280 of after-tax transaction expenses paid or accrued by Citywide through such date, the estimated amount of Citywide's Adjusted Tangible Common Equity was $114.9 million.

•
The cash component of the merger consideration is subject to a tax holdback of $4.17 per share of Citywide common stock, or an aggregate of $4.1 million (the "tax holdback"). The amount of the tax holdback may not be paid out, or only partially paid out, to Citywide shareholders if Heartland incurs a tax loss because Citywide or any of its subsidiaries failed to qualify as an "S corporation" or a "qualified subchapter S subsidiary" (within the meaning of the Internal Revenue Code of 1986, as amended, or comparable provisions of state, local or other tax law) prior to Citywide's election to become a "C corporation" on April 1, 2014. A claim against the tax holdback and related tax proceedings may reduce the cash that will be paid in the merger by up to $4.17 per share of Citywide common stock. To the extent that Heartland or any of its subsidiaries incurs a tax loss based on the circumstances described in this paragraph, Heartland will be indemnified solely from the tax holdback. Any portion of the tax holdback not used to indemnify Heartland for a tax loss, plus accrued interest, will be distributed pro rata to holders of Citywide common stock on the applicable release dates, or upon the resolution of pending tax claims, whichever comes later.

Based on the closing price of a share of Heartland common stock as of February 10, 2017 of $45.75, the last trading date before the merger agreement was executed, and assuming no adjustments to the merger consideration as described above, the aggregate merger consideration is valued at approximately $203.0 million or $207.98 per share of Citywide common stock. Based on the price of a share of Heartland common stock as of May 17, 2017 of $45.20, the last practicable trading date before the date of this proxy statement/prospectus, the aggregate merger consideration is valued at approximately $200.9 million or $206.16 per share of Citywide common stock. These valuations assume no adjustments based on Citywide's Adjusted Tangible Common Equity and no claims against the tax holdback.
Because the Adjusted Tangible Common Equity of Citywide and the market price for Heartland common stock will fluctuate prior to the merger, the value of the actual consideration you will receive may be different from the amounts described above. Heartland common stock is listed on the NASDAQ Global Select Market under the symbol "HTLF."
To complete the merger, we must receive regulatory approvals, Heartland stockholders must approve an increase in authorized shares of Heartland common stock, and the holders of two-thirds of the issued and outstanding shares of Citywide common stock entitled to vote, with Series I and Series II each voting as a separate class, must approve and adopt the merger agreement. Citywide will hold a special meeting of shareholders to vote on this merger proposal. Your vote is important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions for your shares of Citywide common stock in accordance with the instructions contained in this proxy statement/prospectus. If you do not vote your shares of Citywide common stock, it will have the same effect as voting against the merger.
We urge you to read this proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 15. This proxy statement/prospectus gives you detailed information about the merger, and it includes a copy of the merger agreement as Appendix A.

Sincerely,

/s/ Martin J. Schmitz
Martin J. Schmitz Chairman of the Board and President

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is May 24, 2017, and it is first being mailed to Citywide shareholders on or about May 26, 2017.

CITYWIDE BANKS OF COLORADO, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 28, 2017
Citywide Banks of Colorado, Inc. will hold a special meeting of its shareholders at Citywide's executive office located at 6500 East Hampden Avenue, Denver, Colorado 80224, at 4:00 p.m. local time, on June 28, 2017 to consider and vote upon the following matters:

•
a proposal to approve and adopt the merger agreement, dated as of February 13, 2017, between Heartland and Citywide, as it may be amended from time to time, pursuant to which Citywide will merge with and into Heartland; and

•	a proposal to approve the adjournment of the Citywide special meeting, if necessary or appropriate.
Upon completion of the merger, each share of Citywide common stock will be converted into the right to receive cash and shares of Heartland common stock. Your attention is directed to the proxy statement/prospectus accompanying this notice for a complete discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/prospectus.
The board of directors has fixed the close of business on May 22, 2017 as the record date for the Citywide special meeting. Holders of record of Citywide common stock at such time are entitled to notice of, and to vote at, the Citywide special meeting or any adjournment or postponement of the special meeting.
The Citywide board of directors has unanimously approved the merger agreement and unanimously recommends that holders of Citywide common stock vote “for” approval and adoption of the merger agreement.
Citywide shareholders who do not vote in favor of the merger agreement and who strictly comply with Colorado Revised Statutes Title 7, Article 113 have the right to assert dissenters’ rights under that statute. For a description of the procedures that must be followed to make written demand for dissenters’ rights, see the copy of the statute which is attached as Appendix B. In addition, a summary of the procedures to be followed in order to obtain payment for dissenting shares is set forth under the caption “The Merger-Notice of Dissenters’ Rights” in the attached proxy statement/prospectus.
Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions for your shares of Citywide common stock. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy form in the enclosed self-addressed, stamped envelope. Any holder of Citywide common stock present at the special meeting may vote in person instead of by proxy and a proxy may be revoked in writing at any time before the special meeting. The presence of a shareholder at the special meeting will not automatically revoke that shareholder’s proxy. A shareholder may revoke a proxy at any time prior to the voting of such proxy on any matter (without, however, affecting any vote taken prior to such revocation) by (i) filing with the Secretary of Citywide a written notice of revocation, (ii) delivering to Citywide a duly executed proxy bearing a later date, or (iii) attending the meeting and providing written or oral notice of revocation with the presiding officer during the meeting (at which point the shareholder may vote in person).

Sincerely,

/s/ Carol Benedict

Carol Benedict Secretary

Your vote is important. Please complete, sign, date and return your proxy form, whether or not you plan to attend the special meeting

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Heartland from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of Heartland by requesting them in writing or by telephone from Heartland at the following address:
Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Attention: Michael J. Coyle, Secretary
(Telephone (563) 589-2100)

You will not be charged for any of these documents that you request. Citywide shareholders requesting documents should do so by June 21, 2017 in order to receive them before the special meeting.
See “Where You Can Find More Information” on page 66.
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to vote on the merger agreement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated May 24, 2017. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to Citywide shareholders nor the issuance by Heartland of common stock in connection with the merger will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What Am I Being Asked To Vote On?

A:
Holders of Citywide common stock are being asked to approve and adopt a merger agreement entered into between Heartland and Citywide. In the merger, Citywide will be merged with and into Heartland, with Heartland as the surviving corporation, and holders of Citywide common stock will receive cash and Heartland common stock.

Q:	Why Is The Citywide Board of Directors Recommending The Merger?

A:	The Citywide board believes that the merger is advisable, fair to and in the best interest of Citywide and its shareholders.

Q:	Why Is My Vote Important?

A:
The affirmative vote of the holders of two-thirds of the Series I Citywide common stock and the Series II Citywide common stock, with each series voting separately as a class, is required to approve and adopt the merger agreement. If a holder of Citywide common stock fails to vote or abstains, this failure to vote will have the same effect as a vote against approval and adoption of the merger agreement.

Q:	What Will I Receive For My Citywide Common Stock If The Merger Is Completed?

A:
You will receive merger consideration of approximately $57.00 in cash and 3.300 shares of Heartland common stock per share of Citywide common stock. The exchange ratio for the stock component of the merger consideration is fixed and will not be adjusted to reflect changes in the price of Heartland common stock occurring prior to the completion of the merger. The cash component of the merger consideration is subject to certain adjustments depending on Citywide's Adjusted Tangible Common Equity as of the last business day of the month immediately preceding the month in which the closing date of the merger occurs (the "determination date") and a tax holdback of $4.17 per share of Citywide common stock. The amount of the tax holdback may not be paid out, or only partially paid out, to Citywide shareholders if Heartland incurs a tax loss because Citywide or any of its subsidiaries failed to qualify as an "S corporation" or a "qualified subchapter S subsidiary" (within the meaning of the Internal Revenue Code of 1968, as amended (the "Code") or comparable provisions of state, local or other tax law) prior to Citywide's election to become a "C corporation" on April 1, 2014. A claim against the tax holdback and related tax proceedings may reduce the cash that will be paid in the merger by up to $4.17 per share of Citywide common stock.

Based on the price of a share of Heartland common stock as of May 17, 2017 of $45.20, the last practicable trading date before the date of this proxy statement/prospectus, the transaction is valued at approximately $200.9 million or $206.16 per share of Citywide common stock. These valuations assume no adjustments based on Citywide's Adjusted Tangible Common Equity and no claims against the tax holdback.
Because the Adjusted Tangible Common Equity of Citywide and the market price for Heartland common stock will fluctuate prior to the merger, the value of the actual consideration you will receive may be different from the amounts described above.

Q:	What Is The Tax Holdback And How Would It Affect The Consideration I Would Receive In Connection With The Merger?

A:
Because Heartland may incur a tax loss if Citywide or one of its subsidiaries failed to qualify as an "S corporation" or a "qualified subchapter S subsidiary" (within the meaning of the Code or comparable provisions of state, local or other tax law) before Citywide elected to become a "C corporation" on April 1, 2014, $4.17 will be held back from the merger consideration paid for each share of Citywide common stock, or an aggregate of $4.1 million (the "tax holdback"). A claim against the tax holdback and related tax proceedings may reduce the cash that will be paid in the merger by up to $4.17 per share of Citywide common stock. To the extent that Heartland or any of its subsidiaries incurs a tax loss based on the circumstances described in this paragraph, Heartland will be indemnified solely from the tax holdback. Any portion of the tax holdback not used to indemnify Heartland for a tax loss, plus accrued interest, will be distributed pro rata to holders of Citywide common stock on the applicable release dates, or upon the resolution of pending tax claims, whichever comes later.

Q:	When Do You Expect To Complete The Merger?

A:
We cannot complete the merger until a number of conditions are satisfied, including approval of an increase in authorized shares of common stock by the Heartland stockholders, approval of the merger by the Citywide shareholders and by the Federal Deposit Insurance Corporation and the Division of Banking of the Colorado Department of Regulatory Agencies and a waiver from the application requirement under the Bank Holding Company Act from the Federal Reserve Board, or approval of the merger by the Federal Reserve Board in lieu of such waiver. We expect to complete the merger in the third quarter of 2017, assuming these and other approvals are received.

Q:	Do I Have Dissenters’ Rights?

A:
Yes. Citywide is a Colorado corporation. Under Colorado law, holders of Citywide common stock have the right to assert dissenters’ rights and, rather than receive the merger consideration, demand the “fair value” of their shares. To do so, you must not vote in favor of the merger and must notify Citywide of your intention to demand payment of the fair value of your shares, rather than the merger consideration, before the special meeting, in accordance the procedures set forth below under “The Merger-Notice of Dissenters’ Rights.” A copy of the Colorado statutes governing dissenters’ rights is included as Appendix B. Colorado law requires that the “fair value” of the shares be considered as of immediately prior to the effective time of the merger, and without considering the effect of the merger, and requires Citywide to make the initial determination of fair value. If a shareholder objects to this determination, Citywide may petition a court to determine fair value. The fair value determined by such a court may be greater than, equal to or less than the merger consideration.

One condition to Heartland’s obligation to complete the merger is that the total number of dissenting shares of Citywide common stock cannot be more than 6.5% of the number of outstanding shares of Citywide common stock.
We encourage you to read the statutes governing dissenters’ rights carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

Q:	What Do I Need To Do Now?

A:
After you have carefully read this proxy statement/prospectus, indicate on your proxy form how you want your shares of Citywide common stock to be voted. Then complete, sign, date and mail your proxy form in the enclosed postage paid return envelope as soon as possible. This will enable your shares to be represented and voted at the Citywide special meeting.

Q:	If My Shares Are Held In Street Name By My Broker, Will My Broker Automatically Vote My Shares For Me?

A:
No. Without instructions from you, your broker will not be able to vote your shares of Citywide common stock. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	Can I Change My Vote?

A:	Yes. There are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to the Secretary of Citywide, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy form. Your latest vote actually received by Citywide before the special meeting will be counted, and any earlier votes will be revoked.

•
Third, you may attend the Citywide special meeting and vote in person. Your presence at the meeting will not automatically revoke your proxy. You may revoke your proxy at any time prior to the voting of the proxy by attending the meeting and providing written or oral notice of revocation with the presiding officer during the meeting (at which point you may vote in person).

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	Should I Send In My Share Certificates Now?

A:
Please do NOT send in your share certificates at this time. After the merger is completed, you will be provided with a letter of transmittal explaining what you must do to exchange your Citywide share certificates for the merger consideration.

Q:	Whom Should I Call With Questions?

A:
If you have questions about the merger or the special meeting or you need additional copies of this proxy statement/prospectus, or if you have questions about the process for voting or if you need a replacement proxy form, you should contact:

Martin J. Schmitz
Chairman of the Board and President
Citywide Banks of Colorado, Inc.
6500 East Hampden Avenue
Denver, Colorado 80224
(303) 365-3600

Q:	Where Can I Find More Information About The Companies?

A:
You can find more information about Heartland under "Information about Heartland" and from the various sources described under “Where You Can Find More Information.” You can find more information about Citywide under “Information about Citywide.”

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer in order to understand fully the merger and the related transactions. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about Heartland. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 66. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
Our Companies (Pages 54 to 56).
Citywide
Citywide is a bank holding company headquartered in Denver, Colorado that holds all of the shares of capital stock of Citywide Banks, a Colorado state non-member bank with 12 offices in Colorado's Front Range. Citywide Banks specializes in commercial lending and treasury management solutions customized for small to midsize businesses. Substantially all of its operations are focused on serving the Denver and Boulder metropolitan areas. At March 31, 2017, Citywide had $1.35 billion in total assets, net loans of $982.0 million, total deposits of $1.17 billion and common shareholders' equity of $114.8 million.

Citywide’s principal executive office is located at 6500 East Hampden Avenue, Suite 203, Denver, Colorado 80224, and its telephone number is (303) 365-3702.

Heartland
Heartland is a publicly-held, multi-bank bank holding company headquartered in Dubuque, Iowa with 10 bank subsidiaries in the States of Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Missouri, Kansas and California. Together, Heartland’s banking subsidiaries operate a total of 109 banking locations. Heartland also has an active consumer finance subsidiary with offices in Iowa, Illinois and Wisconsin. Heartland was formed as an Iowa corporation in 1981, and reincorporated in Delaware in 1993. Heartland has a bank subsidiary, Centennial Bank and Trust (formerly Summit Bank & Trust) ("Centennial"), which has served customers in the Colorado Front Range market since 1997. At March 31, 2017, Heartland had total assets of $8.36 billion, total loans of $5.36 billion, total deposits of $7.09 billion and common stockholders’ equity of $780.4 million.
Heartland’s principal executive office is located at 1398 Central Avenue, Dubuque, Iowa 52001, and its telephone number is (563) 589‑2100.
Citywide Will be Merged into Heartland (Page 45).
We encourage you to read the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. The merger agreement provides that Citywide will be merged with and into Heartland. Heartland will survive the merger, and the separate corporate existence of Citywide will cease. Immediately after the merger, Citywide Banks will be merged with and into Centennial, and Centennial will have its name changed to "Citywide Banks" (the "surviving bank").
What You Will Receive in the Merger (Pages 45 to 47).
Citywide Common Stock
You will receive merger consideration of $57.00 in cash and 3.300 shares of Heartland common stock per share of Citywide common stock, subject to certain adjustments described below.
The exchange ratio for the stock component of the merger consideration is fixed and will not be adjusted to reflect changes in the price of Heartland common stock occurring prior to the completion of the merger, but if the price of Heartland common stock drops below certain levels, as described under "The Merger Agreement - Termination," Citywide may exercise a "walk-away" right to terminate the merger agreement unless Heartland increases the exchange ratio or cash component of the merger consideration by exercising its "top-up" option.

The cash component of the merger consideration is subject to the following adjustments:

•
If Citywide's Adjusted Tangible Common Equity is less than $113.0 million on the determination date, then the cash component of the merger consideration will be reduced by an amount equal to (a) the amount by which Citywide's Adjusted Tangible Common Equity is below $113.0 million divided by (b) the outstanding shares of Citywide common stock. If Citywide's Adjusted Tangible Common Equity is greater than $114.8 million on the determination date, the cash component of the merger consideration will be increased by an amount equal to (x) the lesser of (A) $5.0 million and (B) the amount by which Citywide's Adjusted Tangible Common Equity is above $114.8 million, divided by (y) the outstanding shares of Citywide common stock. As of March 31, 2017 and based on $269,280 of after-tax transaction expenses paid or accrued by Citywide through such date, the estimated amount of Citywide's Adjusted Tangible Common Equity was $114.9 million.

•
The cash component of the merger consideration is subject to a tax holdback of $4.17 per share of Citywide common stock, or an aggregate of $4.1 million (the "tax holdback"). The amount of the tax holdback may not be paid out, or only partially paid out, to Citywide shareholders if Heartland incurs a tax loss because Citywide or any of its subsidiaries failed to qualify as an "S corporation" or a "qualified subchapter S subsidiary" (within the meaning of the Code or comparable provisions of state, local or other tax law) prior to Citywide's election to become a "C corporation" on April 1, 2014. A claim against the tax holdback and related tax proceedings may reduce the cash that will be paid in the merger by up to $4.17 per share of Citywide common stock. To the extent that Heartland or any of its subsidiaries incurs a tax loss based on the circumstances described in this paragraph, Heartland will be indemnified solely from the tax holdback. Any portion of the tax holdback not used to indemnify Heartland for a tax loss, plus accrued interest, will be distributed pro rata to holders of Citywide common stock on the applicable release dates, or upon the resolution of pending tax claims, whichever comes later.

Based on the closing price of a share of Heartland common stock as of February 10, 2017 of $45.75, the last trading date before the merger agreement was executed, and assuming no adjustments as describe above, the aggregate merger consideration is valued at approximately $203.0 million or $207.98 per share of Citywide common stock. Based on the price of a share of Heartland common stock as of May 17, 2017 of $45.20, the last practicable trading date before the date of this proxy statement/prospectus, the aggregate merger consideration is valued at approximately $200.9 million or $206.16 per share of Citywide common stock. These valuations assume no adjustments based on Citywide's Adjusted Tangible Common Equity and no claims against the tax holdback.
Because the Adjusted Tangible Common Equity of Citywide and the market price for Heartland common stock will fluctuate prior to the merger, the value of the actual consideration you will receive may be different from the amounts described above. Heartland common stock is listed on the NASDAQ Global Select Market under the symbol "HTLF."
    Citywide's board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement (Pages 21 to 25)
The board of directors of Citywide believes that the merger is in the best interests of Citywide and its shareholders and has unanimously approved the merger agreement. For the factors considered by the Citywide board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger-Citywide’s Reasons for the Merger.”
Citywide’s Financial Advisor Has Provided an Opinion to the Citywide Board of Directors as to the Fairness to Holders of Citywide Common Stock of the Merger Consideration, from a Financial Point of View, to be paid to Holders of Citywide Common Stock (Pages 25 to 36).

In deciding to approve the merger, the board of directors of Citywide considered the opinion of its financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler”). On February 13, 2017, the board of directors of Citywide received an oral opinion from Sandler, which was subsequently confirmed in writing, to the effect that, as of February 13, 2017 and based upon and subject to the assumptions, qualifications and limitations described in the opinion, the consideration to be paid pursuant to the merger agreement to the holders of Citywide common stock was fair, from a financial point of view, to such holders of Citywide common stock. A copy of this opinion is attached to this proxy statement/prospectus as Appendix C. Citywide shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by Sandler in providing its opinion.

Certain Executive Officers Have Financial Interests in the Merger (Page 37).
Some members of management of Citywide have interests in the merger that are in addition to or different from their interests as Citywide shareholders. Specifically, Kevin G. Quinn, President and Chief Executive Officer of Citywide Banks, has entered into an employment agreement with Heartland, Citywide Banks and Centennial, and Martin J. Schmitz, Chairman of the Board and President of Citywide, has entered into a consulting agreement with Heartland and Centennial. These agreements will become effective as of the effective time of the merger. The Citywide board of directors was aware of these interests and considered them in approving the merger agreement and the merger.
Regulatory Approvals We Must Obtain for the Merger (Pages 37 to 38).
Citywide Banks will be merged with and into Centennial, and Centennial will change its name to "Citywide Banks." We cannot complete this bank merger unless we file applications with the Federal Deposit Insurance Corporation ("FDIC") and the Division of Banking of the Colorado Department of Regulatory Agencies (the "CDB"), and these applications are approved. The CDB must also approve the merger. We are relying on the application process with the FDIC for an exemption from a requirement to file an application and obtain the prior approval of the Board of Governors of the Federal Reserve System for the merger. If the FDIC approves the bank merger, we have to wait anywhere from 15 to 30 days before we can complete the bank merger, during which time the U.S. Department of Justice can challenge the merger on antitrust grounds. We will not be able to complete the merger of Citywide into Heartland until we receive regulatory approval for the bank merger and these time periods have expired.
Citywide is obligated under the merger agreement to redeem all issued and outstanding shares of its 7.5% Senior Non-Cumulative Perpetual Preferred Stock, Series A (the "Citywide preferred stock") in connection with the merger. There are currently 5,050 shares of Citywide preferred stock issued and outstanding. In order to obtain the necessary funds to redeem the Citywide preferred stock, Citywide must receive a dividend from Citywide Banks. The payment of a dividend from Citywide Banks to Citywide is subject to the prior approval of the Board of Governors of the Federal Reserve System and the CDB, and Citywide must first obtain such approvals prior to receiving any dividend payment from Citywide Banks.
Although we currently believe Heartland and Citywide should be able to obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger.
Completion of the Merger is Subject to Satisfying Several Conditions (Pages 47 to 48).
Citywide's and Heartland’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain mutual conditions, including:

•	the approval and adoption of the merger agreement by Citywide shareholders;

•	no prohibitive change in laws;

•	the receipt of the required state and federal regulatory approvals;

•	the absence of any injunction or order, or any law or regulation, that would impair the merger;

•	the approval to increase the total number of authorized shares of Heartland common stock from 30,000,000 to 40,000,000 shares by Heartland's stockholders;

•	the effectiveness of the registration statement for the issuance of Heartland common stock in exchange for Citywide common stock;

•	the truth and correctness of the other party’s representations and warranties, subject to the applicable standard of materiality in the merger agreement; and

•	the other party’s performance in all material respects of all the obligations required to be performed by it under the merger agreement.

On May 17, 2017, the stockholders of Heartland approved an amendment to Heartland's certificate of incorporation that increased the number of authorized shares of Heartland common stock from 30,000,000 to 40,000,000 shares. Accordingly, the above condition relating to the increase in the number of authorized shares of Heartland common stock has been satisfied.
Citywide's obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	no change of control of Heartland;

•	the receipt by Citywide of a legal opinion from its counsel that the merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; and

•	the assumption of Heartland of Citywide's obligations under its statutory trust agreements.

Heartland's obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the total number of dissenting shares cannot be more than 6.5% of the number of outstanding shares of Citywide common stock;

•	the receipt of certain consents and waivers from third parties;

•	the employment agreement dated February 13, 2017, among Heartland, Citywide, Centennial and Kevin G. Quinn, President and Chief Executive Officer of Citywide Banks, will be in full force and effect;

•
the consulting agreement and the noncompetition agreement each dated February 13, 2017, among Heartland, Centennial and Martin J. Schmitz, Chairman of the Board and President of Citywide, will be in full force and effect;

•	the redemption of all issued and outstanding shares of Citywide preferred stock; and

•	the acquisition by Heartland of Citywide's rights under its statutory trust agreements.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
When We Can Terminate the Merger Agreement (Pages 49 to 50).
Citywide and Heartland may agree in writing to terminate the merger agreement before completing the merger, even after approval and adoption of the merger agreement by Citywide shareholders, if a majority of the board of directors of each of Citywide and Heartland votes to do so.
In addition, either Heartland or Citywide may decide to terminate the merger agreement in various circumstances, including the following:

•	if there is a law or governmental order that prohibits the merger;

•	if a governmental entity has denied the approval of the merger on a final and non-appealable basis;

•
if holders of two-thirds of the issued and outstanding shares of the Series I Citywide common stock and the Series II Citywide common stock, with each series voting separately as a class, fail to approve the merger at the special meeting;

•	if the Heartland stockholders fail to approve the increase in the number of authorized shares of Heartland common stock by the requisite vote;

•	if the merger has not been completed by September 30, 2017, unless the party seeking to terminate the agreement has failed to comply fully with its obligations under the merger agreement;

•
if the other party has or will have breached any representation, warranty or agreement in any material respect and such breach cannot be or is not cured within 30 days after written notice of the breach is given; or

•	if satisfaction of any closing condition by the other party is or becomes impossible.

Neither Heartland nor Citywide may terminate the merger agreement due to the failure of the Heartland stockholders to approve the increase in the number of authorized shares of Heartland common stock by the requisite vote, because such approval was obtained on May 17, 2017.
Citywide may terminate the merger agreement pursuant to a "walk-away" right at any time within five business days after the determination date, if both of the following conditions are met:

•
the volume weighted average closing price of Heartland common stock during the 15 trading days ending on, and including, the trading day immediately preceding the 10th day prior to the determination date (the "Heartland determination date stock price") is below $35.00 and

•
the ratio of the Heartland determination date stock price to $45.75, the closing price of Heartland common stock on the trading day immediately prior to the date of the merger agreement, is less than the ratio of the average daily closing value of the KBW Nasdaq Regional Banking Index (^KRX) (the "Index"), during the same time period used to calculate the Heartland determination date stock price, to the closing value of the Index on the trading day immediately prior to the date of the merger agreement, after subtracting 0.175 from the second ratio.

However, Citywide's written notice to terminate the merger agreement will have no force and effect if Heartland exercises its "top-up" option and agrees in writing within five business days to increase the original exchange ratio to an amount equal to:

•	the original exchange ratio (3.300 shares of Heartland common stock for each share of Citywide common stock), multiplied by

•	the quotient of the Heartland determination date stock price divided by $35.00.
Alternatively, Heartland may retain the original exchange ratio, and increase cash consideration so that Citywide shareholders are entitled to receive the same value for each share of Citywide common stock as the holder would have received had the original exchange ratio been increased, as described above. Because the "walk-away" formula is dependent on the future price of Heartland common stock and the Index, it is not possible to determine what the adjusted merger consideration would be at this time, but, in general, more cash or more shares of Heartland common stock would be issued, to take into account the extent to which the decline in the average price of Heartland's common stock exceeded the decline in the average price of the common stock of the Index group.
Citywide may also terminate the merger agreement if the Citywide board of directors determines to enter into an agreement with a party other than Heartland if Citywide has received a "superior proposal" from the other party, and Citywide complies with applicable provisions of the merger agreement. If Citywide terminates the merger agreement because of a superior proposal, or Heartland terminates the merger agreement because Citywide materially breaches either (a) its obligation to call a meeting of shareholders and to recommend that Citywide shareholders adopt the merger agreement at such meeting or (b) restrictions on its solicitation of other offers to acquire Citywide, Citywide would be obligated to pay Heartland an $8.5 million termination fee.

You have Dissenter’s Rights under the Colorado Corporation Law (Pages 43 to 44).

Pursuant to Article 113 of the Colorado Business Corporation Act, holders of Citywide common stock who determine to dissent from, and do not vote in favor of, the merger may elect to have the “fair value” of their shares of Citywide common stock paid to them if the merger is completed and if they comply with the requirements of Article 113 of the Colorado Business Corporation Act, a copy of which is attached hereto as Appendix B. See “The Merger-Notice of Dissenters’ Rights.”

Citywide Special Meeting (Pages 19 to 20).

The Citywide special meeting of shareholders will be held at Citywide's executive office located at 6500 East Hampden Avenue, Denver, Colorado 80224, at 4:00 p.m. local time, on June 28, 2017. At the Citywide special meeting, holders of Citywide common stock will be asked:

•	to approve and adopt the merger agreement; and

•	to approve the adjournment of the Citywide special meeting, if necessary or appropriate.

Record Date. Citywide shareholders may cast one vote at the Citywide special meeting for each share of Citywide common stock owned at the close of business on May 22, 2017. At that date, there were three shares of Series I Citywide common stock and 974,613 shares of Series II Citywide common stock entitled to be voted at the Citywide special meeting.

Required Vote. The holders of two-thirds of the issued and outstanding shares of the Series I Citywide common stock and the Series II Citywide common stock, with each series voting separately as a class, must vote in favor of the approval and adoption of the merger agreement. A Citywide shareholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the approval and adoption of the merger agreement. As of the record date of the special meeting, Citywide directors, executive officers and their affiliates held 100.0% of the outstanding shares of Series I Citywide common stock and 62.4% of the outstanding shares of Series II Citywide common stock.

Shareholder Voting Agreement. Certain shareholders of Citywide have agreed to vote their shares in favor of the merger and the merger agreement. These shareholders have the right to vote all three shares of Series I Citywide common stock

(100% of the shares of Series I Citywide common stock outstanding) and 713,574 shares of Series II Citywide common stock (73.2% of the shares of Series II Citywide common stock outstanding).

United States Federal Income Tax Consequences (Pages 38 to 42).
The merger is intended to qualify as a reorganization under section 368(a) of the Code, and the obligations of Citywide to complete the merger are subject to the receipt of the opinion of Shapiro Bieging Barber Otteson LLP, tax counsel to Citywide, that the merger will qualify as a “reorganization” under Section 368(a) of the Code. Citywide does not currently intend to waive this opinion condition to its obligation to complete the merger.
Assuming the merger is consummated in accordance with the terms and conditions of the merger agreement, without any waiver of those terms and conditions, and further assuming the accuracy at the effective time of certain assumptions and representations as to factual matters, the merger will qualify as a reorganization under Section 368 of the Code. Accordingly, U.S. Holders (as defined in the section titled “The Merger-Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38) will not recognize gain or loss for U.S. federal income tax purposes on the exchange of their Citywide common stock for Heartland common stock. U.S. Holders will recognize gain, but not loss, with respect to cash received in the merger, including any cash received in lieu of fractional shares, and with respect to tax holdback payments.
Citywide shareholders should consult their own tax advisors regarding the tax consequences of the merger to them in light of their particular circumstances, including under state, local, foreign and other tax laws.
Comparative Per Share Data
The following table presents comparative historical per share data of Heartland and Citywide and unaudited pro forma per share data that reflect the combination of Heartland and Citywide using the purchase method of accounting.
The information listed as “equivalent pro forma” was obtained by multiplying the pro forma amounts by a fixed exchange ratio of 3.300, assuming no exercise by Heartland of its "top-up" option if Citywide notifies Heartland that Citywide is implementing its "walk-away" right.
We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

	As of and for the Three Months Ended March 31, 2017				As of and for the Year Ended December 31, 2016
	Heartland	Citywide	Pro Forma Combined	Equivalent Pro Forma	Heartland	Citywide	Pro Forma Combined	Equivalent Pro Forma
Net income per share
Basic	$0.68	$3.07	$0.71	$2.34	$3.26	$10.63	$3.26	$10.76
Diluted	$0.68	$3.07	$0.70	$2.31	$3.22	$10.63	$3.22	$10.63
Dividends per common share	$0.11	$0.32	$0.11	$0.36	$0.50	$1.28	$0.50	$1.64
Book value per common share	$29.26	$117.74	$29.95	$98.84	$28.31	$114.77	$29.02	$95.77

Market Price Information
Heartland common stock is quoted on the NASDAQ Global Select Market under the symbol “HTLF.” Citywide common stock is not publicly traded. The following table sets forth the closing sale prices per share of Heartland common stock on February 10, 2017, the last trading day before we executed the merger agreement, and on May 17, 2017, the last practicable trading day before the distribution of this proxy statement/prospectus.

	Closing Sale Price
	Heartland Common Stock	Citywide Common Stock	Equivalent Price per Share of Heartland Common Stock
February 10, 2017	$45.75	— (1)	$150.98
May 17, 2017	$45.20	— (1)	$149.16
____________________
(1) There is no active trading market for Citywide common stock.

The “Equivalent Price per Share of Heartland Common Stock” at each specified date in the above table represents the product of the closing sales price of a share of Heartland common stock on that date multiplied by the fixed exchange ratio of 3.300, which is the number of shares of Heartland common stock that a Citywide shareholder would receive for each share of Citywide common stock assuming no exercise by Heartland of its "top-up" option if Citywide notifies Heartland that Citywide is implementing its "walk-away" right. Shareholders should obtain current market price quotations for shares of Heartland common stock prior to making any decisions with respect to the merger.
The market price of Heartland common stock will likely fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed and after the merger. Because the market price of Heartland common stock is subject to fluctuations, the value of the shares of Heartland common stock Citywide shareholders will receive in the merger may increase or decrease prior to and after the merger.
By voting to approve the merger agreement and the transactions it contemplates, holders of Citywide common stock will be choosing to invest in Heartland because they will receive Heartland common stock in exchange for their shares of Citywide stock. An investment in Heartland’s common stock involves significant risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Forward-Looking Statements” beginning on page 18, Citywide shareholders should carefully consider the matters described below in “Risk Factors” beginning on page 15 when determining whether to approve the merger agreement and the transactions it contemplates.
Historical Market Prices and Dividend Information
Heartland. The following table sets forth, for the calendar quarter indicated, the high and low intraday sales prices per share of Heartland common stock as reported on the NASDAQ Global Select Market, and the dividends per share of Heartland common stock:

Calendar Quarter	High	Low	Dividends
2015
First	$33.88	$25.68	$0.10
Second	38.20	32.42	0.10
Third	38.96	34.57	0.10
Fourth	39.45	31.26	0.15
2016
First	$32.44	$25.95	$0.10
Second	35.96	29.58	0.10
Third	37.90	33.50	0.10
Fourth	49.15	35.30	0.20
2017
First	$51.70	$44.55	$0.11
Second (through May 17, 2017)	52.65	45.10	—

The timing and amount of future dividends on shares of Heartland common stock will depend upon earnings, cash requirements, the financial condition of Heartland and its subsidiaries, applicable government regulations and other factors deemed relevant by Heartland’s board of directors.

Citywide. There is no active trading market for shares of Citywide common stock.

Citywide has financed a portion of its capital needs, including the capital required to support acquisitions, through sales of Series II Citywide common stock and preferred stock and junior subordinated debentures. In its most recent sale of securities, Citywide sold 15,875 shares of Series II Citywide common stock and 5,050 shares of Citywide preferred stock between September and November 2015 at a price of $126.00 per share and $1,000 per share, respectively.

The following table sets forth, for the calendar quarter indicated, the dividends per share of Citywide common stock:

Calendar Quarter	Dividends
2015
First	$3.68	(1)
Second	0.26
Third	0.26
Fourth	0.26
2016
First	$0.32
Second	0.32
Third	0.32
Fourth	0.32
2017
First	$0.32
Second (through May 17, 2017)	0.32
____________________
(1) Reflects three dividends paid in the amounts of $0.32, $2.61 and $0.75. Citywide was taxed as a S corporation under the Code until April 1, 2014, at which time Citywide elected to become a "C corporation." As a result, certain amounts paid prior to that date represent distributions to Citywide shareholders to pay taxes resulting from allocations of income to such shareholders by Citywide.

HEARTLAND SELECTED CONSOLIDATED FINANCIAL DATA
The summary selected consolidated financial data of Heartland presented below as of and for each of the years in the five-year period ended December 31, 2016 is derived from Heartland’s audited historical consolidated financial statements. The summary selected consolidated financial data presented below as of and for the three-month periods ended March 31, 2017 and 2016 are derived from Heartland's unaudited interim consolidated financial statements. This information is only a summary and should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus from Heartland’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2017. The historical results presented below, included elsewhere or incorporated by reference into this proxy statement/prospectus are not necessarily indicative of the future performance of Heartland.

	As of and for the Three Months Ended March 31, (Unaudited)		As of and for the Years Ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Statement of Income Data
Interest income	$80,551	$80,684	$326,479	$265,968	$237,042	$199,511	$189,338
Interest expense	7,523	7,977	31,813	31,970	33,969	35,683	39,182
Net interest income	73,028	72,707	294,666	233,998	203,073	163,828	150,156
Provision for loan losses	3,641	2,067	11,694	12,697	14,501	9,697	8,202
Net interest income after provision for loan losses	69,387	70,640	282,972	221,301	188,572	154,131	141,954
Noninterest income	25,893	29,578	113,601	110,685	82,224	89,618	108,662
Noninterest expenses	71,740	70,309	279,668	251,046	215,800	196,561	183,381
Income taxes	5,530	9,900	36,556	20,898	13,096	10,335	17,384
Net income	18,010	20,009	80,349	60,042	41,900	36,853	49,851
Net (income) loss available to noncontrolling interest, net of tax	—	—	—	—	—	(64)	(59)
Net income attributable to Heartland	18,010	20,009	80,349	60,042	41,900	36,789	49,792
Preferred dividends	(19)	(168)	(292)	(817)	(817)	(1,093)	(3,400)
Interest expense on convertible debt	5	—	51	—	—	—	—
Net income available to common stockholders	$17,996	$19,841	$80,108	$59,225	$41,083	$35,696	$46,392

Per Common Share Data
Net income-diluted	$0.68	$0.82	$3.22	$2.83	$2.19	$2.04	$2.77
Cash dividends	0.11	0.10	$0.50	$0.45	$0.40	$0.40	$0.50
Dividend payout ratio	16.18%	12.20%	15.53%	15.90%	18.26%	19.61%	18.05%
Common stockholders’ equity (book value) per share (GAAP)	$29.26	$27.15	$28.31	$25.92	$22.40	$19.44	$19.02
Tangible book value per common share (non-GAAP)(1)	$23.05	$20.86	$22.55	$20.57	$19.99	$16.90	$17.03
Weighted average shares outstanding - diluted	26,627,830	24,117,384	24,873,430	20,929,385	18,741,921	17,460,066	16,768,602
________________________

(1)
Tangible book value per common share is total common stockholders' equity less goodwill and core deposit intangibles and customer relationship intangibles, net, divided by common shares outstanding, net of treasury shares. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of Heartland. This measure should not be considered a substitute for operating results determined in accordance with GAAP. See Reconciliation of Tangible Book Value Per Common Share (non-GAAP) on page 14.

	As of and for the Three Months Ended March 31, (Unaudited)		As of and for the Years Ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Balance Sheet Data
Investments	$2,175,701	$1,984,141	$2,131,086	$1,878,994	$1,706,953	$1,895,044	$1,561,957
Loans held for sale	49,009	76,565	61,261	74,783	70,514	46,665	96,165
Total loans receivable(1)	5,361,604	5,503,005	5,351,719	5,001,486	3,878,003	3,502,701	2,828,802
Allowance for loan losses	54,999	49,738	54,324	48,685	41,449	41,685	38,715
Total assets	8,361,845	8,253,779	8,247,079	7,694,754	6,051,812	5,923,716	4,990,553
Total deposits	7,089,861	6,924,320	6,847,411	6,405,823	4,768,022	4,666,499	3,845,660
Long‑term obligations	282,051	265,760	288,534	263,214	395,705	350,109	389,025
Preferred equity	938	3,777	1,357	81,698	81,698	81,698	81,698
Common stockholders’ equity	780,374	665,766	739,559	581,475	414,619	357,762	320,107
Earnings Performance Data
Return on average total assets	0.89%	0.99%	0.98%	0.88%	0.70%	0.70%	1.04%
Return on average common stockholders' equity	9.71	12.68	11.80	11.92	10.62	10.87	15.78
Annualized net interest margin (GAAP)	3.95	4.02	3.95	3.80	3.77	3.58	3.79
Annualized net interest margin, fully tax-equivalent (non-GAAP)(2)	4.16	4.19	4.13	3.97	3.96	3.78	3.98
Asset Quality Ratios
Nonperforming assets to total assets	0.90%	0.73%	0.91%	0.67%	0.74%	1.23%	1.59%
Nonperforming loans to total loans	1.19	0.88	1.20	0.79	0.65	1.21	1.53
Net loan charge-offs to average loans	0.22	0.08	0.11	0.12	0.39	0.22	0.23
Allowance for loan losses to total loans	1.03	0.90	1.02	0.97	1.07	1.19	1.37
Allowance for loan losses to nonperforming loans	86.29	102.79	84.37	122.77	165.33	98.27	89.71
Consolidated Capital Ratios
Average equity to average assets	9.15%	8.67%	8.53%	8.55%	8.00%	8.09%	8.47%
Average common equity to average assets	9.13	7.84	8.31	7.35	6.60	6.46	6.58
Total capital to risk-adjusted assets	14.48	11.99	14.01	13.74	15.73	14.69	15.35
Tier 1 capital	12.40	9.98	11.93	11.56	12.95	13.19	13.36
Common Equity Tier 1(3)	10.55	8.16	10.09	8.23	—	—	—
Tier 1 leverage	9.57	8.22	9.28	9.58	9.75	9.67	9.84
________________________

(1)	Excludes loans held for sale.

(2)
Computed on a fully tax-equivalent basis using an effective tax rate of 35%. Annualized net interest margin, fully tax-equivalent, is a non-GAAP measure, which adjusts net interest income for the tax-favored status of certain loans and securities. Management of Heartland believes this measure enhances the comparability of net interest income arising from taxable and tax-exempt sources. This measure should not be considered a substitute for operating results determined in accordance with GAAP. See Reconciliation of Annualized Net Interest Margin, Fully Tax-Equivalent (non-GAAP) on page 14.

(3)	Prior to the adoption of Basel III requirements effective January 1, 2015, the common equity tier 1 capital ratio was not a capital standard required by bank regulatory agencies.

Non-GAAP Financial Measures

	As of and for the Three Months Ended March 31, (Unaudited)		As of and for the Years Ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Reconciliation of Tangible Book Value Per Common Share (non-GAAP)
Common stockholders’ equity (GAAP)	$780,374	$665,766	$739,559	$581,475	$414,619	$357,762	$320,107
Less goodwill	141,461	127,699	127,699	97,852	35,583	35,583	30,627
Less core deposit intangibles and customer relationship intangibles, net	24,068	26,510	22,775	22,019	8,947	11,171	2,833
Tangible common stockholders’ equity (non-GAAP)	$614,845	$511,557	$589,085	$461,604	$370,089	$311,008	$286,647
Common shares outstanding	26,674,121	24,519,928	26,119,929	22,435,693	18,511,125	18,399,156	16,827,835
Common stockholders’ equity (book value) per share (GAAP)	$29.26	$27.15	$28.31	$25.92	$22.40	$19.44	$19.02
Tangible book value per common share (non-GAAP)	$23.05	$20.86	$22.55	$20.57	$19.99	$16.90	$17.03

	As of and for the Three Months Ended March 31, (Unaudited)		As of and for the Years Ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Reconciliation of Annualized Net Interest Margin, Fully Tax- Equivalent (non-GAAP)
Net interest income (GAAP)	$73,028	$72,707	$294,666	$233,998	$203,073	$163,826	$150,156
Plus tax-equivalent adjustment(1)	3,860	3,041	12,919	10,216	10,298	9,467	7,398
Net interest income, fully tax- equivalent (non-GAAP)	76,888	75,748	$307,585	$244,214	$213,371	$173,293	$157,554
Average earning assets	$7,502,496	$7,276,703	$7,455,217	$6,152,090	$5,384,275	$4,582,296	$3,962,268
Net interest margin (GAAP)	3.95%	4.02%	3.95%	3.80%	3.77%	3.58%	3.79%
Net interest margin, fully tax- equivalent (non-GAAP)	4.16%	4.19%	4.13%	3.97%	3.96%	3.78%	3.98%
________________________

(1)	Computed on a tax-equivalent basis using an effective tax rate of 35%.

RISK FACTORS
By voting in favor of the merger, you will be choosing to invest in Heartland’s common stock. In addition to the information contained elsewhere in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, as a shareholder of Citywide, you should carefully consider the following factors in making your decision as to how to vote on the merger.
Risks Relating to the Merger
The cash component of the merger consideration is subject to changes in the Adjusted Tangible Common Equity of Citywide and to a tax holdback.
The amount of cash that will be paid in the merger is dependent upon the Adjusted Tangible Common Equity of Citywide as of the determination date and will be reduced to the extent that Adjusted Tangible Common Equity is less than $113.0 million. As of March 31, 2017 and based on $269,280 of after-tax transaction expenses paid or accrued by Citywide through such date, the estimated amount of Citywide's Adjusted Tangible Common Equity was $114.9 million. Changes in Adjusted Tangible Common Equity may result from higher loan loss provisions, ordinary business conditions that impact the net interest and non-interest income of Citywide, or more general market and economic conditions that impact Citywide operations. In addition, the cash component of the merger consideration is subject to a tax holdback of $4.17 per share of Citywide common stock. The amount of the tax holdback may not be paid out, or only partially paid out, to Citywide shareholders if Heartland incurs a tax loss because Citywide or any of its subsidiaries failed to qualify as an "S corporation" or a "qualified subchapter S subsidiary" (within the meaning of the Code or comparable provisions of state, local or other tax law) prior to Citywide's election to become a "C corporation" on April 1, 2014. A claim against the tax holdback and related tax proceedings may reduce the cash that will be paid in the merger by up to $4.17 per share of Citywide common stock.
Absent an exercise by Citywide of its “walk-away” right and a subsequent “top-up” election by Heartland, the exchange ratio used to determine the stock consideration in the merger will be 3.300 shares of Heartland common stock for each share of Citywide common stock, and the exchange ratio will not fluctuate due to changes in the market value of Heartland common stock before the completion of the merger, regardless of how significant such changes might be.
Upon completion of the merger, each share of Citywide common stock will be converted into the right to receive, subject to certain adjustments as set forth in the merger agreement: (i) 3.300 shares of Heartland common stock, and (ii) $57.00 in cash. The exchange ratio used to determine the stock consideration will not increase based on fluctuations in the market price of Heartland common stock regardless of how far the price of Heartland common stock falls, except if the price of Heartland common stock falls below certain levels, and Citywide exercises its “walk away” right. Heartland may subsequently exercise its right to “top-up” the exchange ratio or the cash consideration to void the “walk away” right as described in the section entitled "The Merger Agreement-Termination." The market value of Heartland common stock has varied since Heartland and Citywide entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Heartland, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Heartland. Therefore, at the time of the Citywide special meeting, Citywide’s shareholders will not know or be able to calculate the market value of the Heartland common stock they will receive upon completion of the merger.
Because Citywide's Adjusted Tangible Common Equity and the market price of Heartland common stock may fluctuate, a Citywide shareholder cannot be sure of the value of the merger consideration.
The cash component of the merger consideration may fluctuate depending upon Citywide's final Adjusted Tangible Common Equity. Though the exchange ratio for the stock component of the merger consideration is fixed, changes in the trading price of Heartland common stock may impact the value of the merger consideration. Changes in the trading price of Heartland common stock result from a variety of factors, including, changes in Heartland’s business, operations and prospects, and regulatory considerations. You will not know when you vote or decide whether to exercise dissenter’s rights the exact value of the shares of Heartland common stock, or the amount of cash, that you will receive in the merger. You are urged to obtain current market quotations for Heartland common stock and to consult with your financial advisors before you vote or decide to exercise dissenters’ rights.
The interests of certain officers and directors of Citywide may be different from those of other shareholders.
Kevin G. Quinn, the President and Chief Executive Officer of Citywide Banks, has an existing employment agreement providing him with the right to severance payments if he terminates his employment within two years of a change in control of

Citywide. The amount of the severance payment is equal to twice Mr. Quinn's salary at the time of termination, a bonus payment equal to the average of his last three annual bonus payments and an amount equal to the cost of one year of health insurance. In connection with the negotiation of the merger agreement, and in consideration for the termination of his existing employment agreement, Heartland negotiated a new employment agreement with Mr. Quinn which provides that he will serve as President and Chief Executive Officer of the surviving bank. He will receive a one-time $1,000,000 signing bonus and a retention bonus of $200,000 every 12 months for three years after the closing date of the merger, if he remains employed by Heartland during that period. The new employment agreement is for an initial term of three years, commencing on the effective date of the merger. Mr. Quinn will receive a base salary of $325,000 per year, a cash incentive bonus of up to 50% of his base salary and eligibility for Heartland equity awards, and participation in certain Heartland benefit plans and programs. The new employment agreement also includes a one-year non-competition covenant, which becomes effective, if Mr. Quinn's employment with the surviving bank is terminated during the initial term of the employment agreement, and certain employee and customer non-solicitation covenants. The new employment agreement also provides for continued payment of Mr. Quinn's salary during the term of the non-competition covenant if he is terminated without cause or he terminates his employment for good reason. The new employment agreement does not provide for additional severance payments.
In addition, Heartland has negotiated a two-year consulting agreement with Martin J. Schmitz, the current Chairman of the Board and President of Citywide, pursuant to which Mr. Schmitz will receive consulting fees equal to $15,500 per month and a one-time grant of Heartland restricted stock units with a value of $30,000 on the closing date of the merger. Mr. Schmitz also signed a separate non-competition agreement under which he has agreed not to compete with the surviving bank and to refrain from soliciting surviving bank employees to leave their employment, or customers to cease doing business with the surviving bank, for two years following the date of the merger.
Heartland will nominate Mr. Schmitz for election to its board of directors at its 2018 Annual Meeting of Stockholders. From the effective time of the merger until his election to the board of directors, Mr. Schmitz will have the right to attend all Heartland board meetings as an observer. He will not have voting rights or fiduciary obligations to Heartland or its stockholders during this period, but he will be bound by the same confidentiality and insider trading obligations as board members. Heartland will reimburse Mr. Schmitz for reasonable out-of-pocket expenses related to his attendance at the board meetings, but he will receive no compensation other than the compensation provided to him pursuant to the consulting agreement described above.
These interests may cause Citywide’s officers and directors to view the merger proposal differently than you may view it. The Board of Directors of Citywide was aware of these interests at the time it approved the merger. See “The Merger-Certain Executive Officers Have Financial Interests in the Merger.”
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of Heartland common stock and the value of Citywide common stock to decline.
Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals, approval of Citywide shareholders of the merger agreement, and approval of the Heartland stockholders of an increase in the authorized shares of Heartland common stock. If any condition to the merger is not satisfied or waived, the merger will not be completed. In addition, Heartland and Citywide may terminate the merger agreement under certain circumstances even if the merger agreement is approved by Citywide shareholders, including if the merger has not been completed on or before September 30, 2017. If the merger is not completed, the trading price of Heartland common stock on the NASDAQ Global Select Market may decline to the extent that the current price reflects a market assumption that the merger will be completed, and the continued operations of Citywide may be impaired because of costs, departure of employees and customers, or other dislocation caused by the terminated merger. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger Agreement-Conditions to Completion of the Merger" beginning on page 47.
The shares of Heartland common stock to be received by Citywide shareholders as a result of the merger will have different rights than shares of Citywide.
Upon completion of the merger, Citywide shareholders will become Heartland stockholders, and their rights as stockholders will be governed by Delaware General Corporation Law (the "DGCL") and the Heartland certificate of incorporation and bylaws. The rights associated with Citywide common stock are different from the rights associated with Heartland common stock. See “Comparison of Rights of Holders of Heartland Common Stock and Citywide Common Stock” beginning on page 57.

Post-Merger Risks
Difficulties in combining the operations of Citywide and Heartland may prevent the combined company from achieving the expected benefits from its acquisition.
The combination of Citywide with Heartland may cause Heartland difficulty achieving fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including Heartland’s ability to:

•	integrate the operations of Citywide Banks with the operations of Centennial;

•	maintain existing relationships with depositors so as to minimize withdrawals of deposits after the merger;

•	maintain and enhance existing relationships with borrowers;

•	control the incremental non-interest expense so as to maintain overall operating efficiencies;

•	retain and attract qualified personnel; and

•	compete effectively in the communities served by Citywide and in nearby communities.
These factors could contribute to the combined company not achieving the expected benefits from the merger within the desired time frames, if at all.
Heartland, as the surviving company from the merger, and its stockholders, including the former shareholders of Citywide, will be subjected to special risks if Heartland effects future acquisitions.
Heartland intends to continue to investigate strategic acquisitions of other bank holding companies and banks after the merger. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

•	potential exposure to liabilities of any banks or other businesses acquired;

•	the difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired;

•	possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

•	potential disruption to Heartland’s business;

•	potential diversion of the time and attention of Heartland’s management; and

•	impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired by Heartland.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this proxy statement/prospectus (and in documents to which we refer you in this proxy statement/prospectus) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of Heartland after the merger is completed. When we use any of the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “estimates,” “may,” “will,” “would,” “could,” “should” or similar expressions, we are making forward-looking statements. Many events or factors could affect the future financial results and performance of Heartland after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These risks are described in detail in Heartland’s Annual Report on Form 10-K incorporated by reference into this proxy statement/prospectus. These risks include, but are not limited to, the following:

•
The strength of the U.S. economy in general and the strength of the local economies in which Heartland conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of Heartland’s assets.

•	The economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof, and the response of the United States to any such threats and attacks.

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

•	The effects of changes in interest rates (including the effects of changes in the rate of prepayment of assets) and the policies of the Federal Reserve Board.

•	Heartland’s ability to compete with other financial institutions as effectively as it currently intends due to increases in competitive pressures in the financial services sector.

•	Heartland’s ability to obtain new customers and to retain existing customers.

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

•
Technological changes implemented by Heartland and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to Heartland and its customers.

•	Heartland’s ability to develop and maintain secure and reliable electronic delivery systems.

•
Heartland’s ability to retain key executives and employees, including executives and employees of Citywide and Citywide Bank, and the difficulty that Heartland may experience in replacing in an effective manner key executives and employees.

•	Consumer spending and saving habits that may change in a manner that adversely affects Heartland’s business.

•	Business combinations and the integration of acquired businesses that may be more difficult or expensive than expected.

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

•	Other factors discussed in, or incorporated by reference in, the “Risk Factors” section of this proxy statement/prospectus.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Any forward-looking earnings estimates included in this proxy statement/prospectus have not been examined or compiled by our independent registered public accounting firm, nor has our independent registered public accounting firm applied any procedures to these estimates. Accordingly, neither Heartland’s nor Citywide’s independent registered public accounting firms express any opinion or any other form of assurance on them. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus, and we undertake no obligation to update any statement in light of new information or future events. Further information concerning Heartland and its business, including additional factors that could materially affect Heartland’s financial results, is included in Heartland’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 66.

THE CITYWIDE SPECIAL MEETING
Date, Time and Place

The Citywide special meeting will be held at Citywide's executive office located at 6500 East Hampden Avenue, Denver, Colorado 80224, at 4:00 p.m. local time, on June 28, 2017.

Matters to be Considered

At the Citywide Special Meeting, holders of Citywide common stock will be asked to:

•	approve and adopt the merger agreement; and

•	approve the adjournment of the Citywide special meeting, if necessary or appropriate.

Proxies

You should complete and return the proxy form accompanying this proxy statement/prospectus to ensure that your vote is counted at the Citywide special meeting, regardless of whether you plan to attend the Citywide special meeting. If your shares of Citywide common stock are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee with your proxy materials. You can revoke the proxy at any time before the vote is taken at the Citywide special meeting. Your presence at the meeting will not automatically revoke your proxy. You may revoke your proxy at any time prior to the voting of such proxy on any matter (without, however, affecting any vote taken prior to such revocation) by (i) filing with the Secretary of Citywide a written notice of revocation, (ii) delivering to Citywide a duly executed proxy bearing a later date, or (iii) attending the meeting and providing written or oral notice of revocation with the presiding officer during the meeting (at which point you may vote in person). All written notices of revocation and other communications with respect to revocation of proxies in connection with the Citywide special meeting should be addressed as follows:

Martin J. Schmitz
Chairman of the Board and President
Citywide Banks of Colorado, Inc.
6500 East Hampden Avenue
Denver, Colorado 80224

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares of Citywide common stock represented by valid proxies received through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy form. If you make no specification on your proxy form as to how you want your shares of Citywide common stock voted before signing and returning it, your proxy will be voted “FOR” approval and adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

Solicitation of Proxies

Citywide will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Citywide will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Citywide common stock and secure their voting instructions, if necessary. Citywide will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Citywide may also use several of its regular employees, who will not be specially compensated, to solicit proxies from holders of Citywide common stock, either personally or by telephone, facsimile or letter.

Record Date

The Citywide board of directors has fixed the close of business on May 22, 2017 as the record date for determining the holders of Citywide common stock entitled to receive notice of and to vote at the Citywide special meeting. At that time, three shares of Series I Citywide common stock and 974,613 shares of Series II Citywide common stock were outstanding. As of such date, there were approximately 190 holders of record of Citywide common stock.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Citywide entitled to vote at the meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present.

Approval and adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Series I Citywide common stock and Series II Citywide common stock, with each series voting separately as a class. Approval of the proposal relating to the adjournment of the special meeting, if necessary or appropriate, requires that the votes cast in favor of the proposal exceed the votes cast in opposition. You are entitled to one vote for each share of Citywide common stock you held as of the record date. As of the record date of the special meeting, Citywide directors, executive officers and their affiliates held 100.0% of the shares of Series I Citywide common stock and 62.4% of Series II Citywide common stock.

Because the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Series I Citywide common stock and Series II Citywide common stock, with each series voting separately as a class, is required to approve and adopt the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the Citywide board of directors urges holders of Citywide common stock to complete, date and sign the accompanying proxy form and return it promptly in the enclosed postage-paid envelope.

Abstentions, failures to vote and broker non-votes will have no effect on the vote to adjourn the special meeting, if necessary or appropriate.

Shareholder Voting Agreement. Certain shareholders of Citywide have agreed to vote their shares in favor of the merger and the merger agreement. These shareholders have the right to vote all three shares of Series I Citywide common stock (100% of the shares of Series I Citywide common stock outstanding) and 713,574 shares of Series II Citywide common stock (73.2% of the shares of Series II Citywide common stock outstanding).

Other Business

Citywide is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement/prospectus.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated into this section by reference. We encourage you to read and review the merger agreement in its entirety as well as the discussion in this proxy statement/prospectus.

Structure

The merger agreement provides that Citywide will be merged with and into Heartland. Each share of Citywide common stock outstanding prior to the merger will be converted, upon completion of the merger, into the right to receive a combination of cash and Heartland common stock. Shares of Citywide common stock issued and outstanding immediately prior to the merger will be canceled and represent only the right to receive this consideration after the merger is effective.

Background of the Merger
The following chronology summarizes certain key meetings and events that led to Citywide entering into the definitive merger agreement with Heartland. In this process, executives, board members and other representatives of Citywide held many conversations, both by telephone and in-person, about possible strategic alternatives, including continued independent operations, acquisition of another community bank or complementary business line and the potential sale or merger of Citywide. The chronology below covers certain key events leading up to the execution of the merger agreement but does not purport to catalog every conversation among representatives of Citywide or between Citywide and other parties.

The Citywide board of directors periodically discusses and reviews Citywide’s and Citywide Banks’ business, performance, prospects and strategic alternatives. Beginning in 2015, the Citywide board of directors began to more seriously discuss strategies for generating additional shareholder value. As part of this strategy, Citywide obtained financing through the sale of shares of Series II Citywide common stock and Citywide preferred stock. In addition to this review and an ongoing evaluation of Citywide’s performance and prospects for future growth, the Citywide board of directors considered strategic alternatives, including potentially acquiring another bank. As part of its consideration of strategic alternatives, in the second half of 2015, with the assistance of representatives of Sandler and its legal advisors, Shapiro Bieging Barber Otteson LLP (“SBBO”), Citywide engaged in conversations with a Colorado commercial bank regarding a business combination pursuant to which Citywide would be the acquirer. Following preliminary due diligence and analysis of the opportunity, Citywide and the target were unable to reach mutually agreeable terms and the conversations ended in December 2015.

Early in 2016, as the Citywide board of directors continued its consideration of strategic alternatives, it focused on, among other things, Citywide's earnings composition and the future growth potential of its earnings, including the need to improve operating efficiency and implement additional fee-based services; the recent growth rates in Citywide Banks’ loan portfolio and resulting loan concentrations; and the estimated current and projected value of the Citywide common stock. The Citywide board of directors also considered the impact of the regulatory climate on Citywide’s future operating results as well as the impact of continued strong competition on Citywide’s profitability and operating risk. The combined impact of these and other factors led the Citywide board of directors to more carefully consider the potential merger or sale of Citywide, and, in the first half of 2016, the Citywide board of directors held a series of meetings and calls with representatives of Sandler and SBBO discussing a range of values Citywide common shareholders might receive in a merger or sale context, the landscape of Citywide’s potential buyers and other legal and regulatory elements related to the merger or sale of Citywide.

On July 8, 2016, Citywide engaged Sandler to serve as its independent financial advisor and explore a potential merger or sale of Citywide. During July 2016, Citywide provided representatives of Sandler with preliminary due diligence information, and representatives of Sandler assisted Citywide in preparing a package of introductory information regarding Citywide. Citywide reviewed and considered the list of potential buyers and considered numerous factors including but not limited to integration risk, cultural fit, relative size, track record as an acquirer and capacity to effect the transaction using cash and/or stock which had a liquid trading market. Following its consideration, the Citywide board of directors instructed representatives of Sandler to begin having contact with potential buyers. Beginning in late July 2016 and throughout August 2016, as directed by Citywide, representatives of Sandler had contact with a number of potential buyers, including Heartland.

One of Heartland’s primary objectives is to increase profitability and diversify its market area and asset base by expanding existing subsidiaries. In the current environment, Heartland has been actively seeking opportunities for growth through acquisitions (particularly in its Western markets). In 2015, Heartland completed four bank acquisitions and announced a pending fifth acquisition (the acquisition of Centennial and its parent corporation, CIC Bancshares, Inc.), which closed in early 2016. In October 2016, Heartland also announced the pending acquisition of Founders Bancorp and its California bank subsidiary, Founders Community Bank, which was completed on February 28, 2017.

During August 2016, Citywide entered into nine nondisclosure agreements with potential merger partners, including Heartland which entered into a nondisclosure agreement with Citywide on August 19, 2016. Parties who agreed to sign a nondisclosure agreement were provided with a package of introductory due diligence information and were invited to meet with Citywide management. Of the nine parties who entered into the nondisclosure agreement, four, including Heartland, held meetings with Citywide management in early September and engaged in preliminary due diligence. In late August, representatives of Sandler requested, on behalf of Citywide, that potential buyers submit their preliminary non-binding acquisition proposals by mid-September. Heartland and two other parties referred to as “Party A” and “Party B” submitted proposals.

On September 19, 2016, the Citywide board of directors held a special meeting to review the preliminary non-binding acquisition proposals received. Representatives from Citywide executive management, Sandler and SBBO participated in the meeting. The Citywide board of directors carefully considered each of the preliminary non-binding proposals. The value proposed by Party B was the lowest and the Citywide board of directors determined not to engage in further conversations with Party B. The value of the initial proposals from Heartland and Party A were comparable but inadequate. The Heartland proposal contained a range of values, a consideration mix of 50% stock and 50% cash and was contingent upon Heartland successfully completing a capital raise prior to signing of the definitive agreement. After careful consideration, the Citywide board of directors instructed representatives of Sandler to contact Heartland and Party A and inform them that the value of their respective proposals was inadequate, but that Citywide would provide them with additional due diligence information if that additional information might result in a higher valuation for Citywide common shareholders. Both Party A and Heartland agreed to conduct further due diligence.

In late September 2016, a virtual data room was established for due diligence and access was granted to Heartland and Party A.

Heartland and Party A conducted additional due diligence for approximately four weeks. This diligence included remote document review along with follow-up discussions. An in-person due diligence meeting involving Heartland and Citywide management occurred on October 6, 2016 in Denver, Colorado. In addition, Citywide management traveled to meet with Heartland management in Dubuque, Iowa on October 16 and 17, 2016. During this time, Citywide, representatives from Sandler and SBBO held regular conference calls to discuss the deal process and strategies for realizing a successful transaction.

On October 27, 2016, Citywide received an updated non-binding acquisition proposal from Heartland and an updated non-binding acquisition proposal from Party A. On October 28, 2016, the Citywide board of directors held a meeting to review the updated non-binding acquisition proposals. Representatives from Sandler and SBBO participated in the meeting. Both Heartland and Party A had improved the value of their non-binding acquisition proposals. Heartland’s updated non-binding acquisition proposal contemplated a value of $185 million consisting of 70% stock and 30% cash in exchange for all of Citywide’s common stock with the exchange ratio for the stock portion of the consideration to be fixed based on the average price of Heartland’s stock during a period prior to signing the definitive merger agreement. Heartland’s updated non-binding acquisition proposal reflected the expected completion by Heartland of a common equity raise prior to signing of a definitive agreement. In addition, Heartland’s updated non-binding acquisition proposal included several elements which expressed Heartland’s desire to expand on Citywide’s legacy in the greater Denver market area, including the possible retention of the Citywide Banks name, the retention of Kevin G. Quinn as leader for the combined Colorado operations of Citywide Banks and Centennial and the inclusion of a board member from Citywide on the Heartland board of directors. Party A’s updated nonbinding acquisition proposal contemplated an aggregate value of $190 million consisting of 50% stock and 50% cash in exchange for all of Citywide’s common stock. The Citywide board of directors discussed the two proposals, the risks and benefits to each proposal and the relative valuations of Heartland’s and Party A’s stock. It was determined that the strength of the strategic and cultural fit with Heartland along with their approach to integration, specifically the prospects for retaining key Citywide personnel along with the possibility for future Heartland stock price appreciation made the Heartland proposal more viable; however, the Citywide board of directors also considered the possible impact of Heartland’s anticipated common equity raise. The Citywide board of directors instructed representatives of Sandler to contact Heartland and attempt to improve the valuation and learn more about the planned common equity raise. Over the next two weeks, representatives from Citywide, Sandler and Heartland engaged in further negotiations.

On November 2, 2016, Heartland commenced a $50 million common stock offering at a price of $36.24 per share, which closed on November 8, 2016.

On November 7, 2016, Citywide provided Heartland with revisions to Heartland’s updated non-binding acquisition proposal. On November 9, 2016, Heartland presented Citywide with an updated non-binding acquisition proposal which contemplated a total potential value of $190 million in exchange for all of Citywide’s common stock. The merger consideration consisted of $185 million in base consideration consisting of 70% stock and 30% cash plus up to $5 million in cash based on Citywide exceeding certain Adjusted Tangible Common Equity thresholds prior to closing. The exchange ratio for the stock portion of the consideration would be fixed based on the average price of Heartland’s stock during a period prior to signing the definitive merger agreement. Heartland’s updated non-binding acquisition proposal also included a 60-day exclusivity provision. The Citywide board of directors considered Heartland’s updated non-binding acquisition proposal and elected to execute the proposal, subject to certain changes being accepted by Heartland, and proceed with completion of due diligence and negotiation of a definitive agreement. On November 10, 2016, Heartland’s updated non-binding acquisition proposal was executed by both Citywide and Heartland.

Beginning in November 2016 and lasting until mid-December, Heartland conducted due diligence regarding Citywide, including a loan file review. During this time, following the conclusion of the United States’ presidential election, there were significant increases in the stock prices of most community and regional banks, including Heartland’s, which increased 33% during the period from November 8, 2016, to December 20, 2016. The dramatic increase in the value of most bank stocks, including Heartland’s, had the effect to meaningfully reduce the implied exchange ratio to be received by Citywide shareholders under the terms of the executed non-binding acquisition proposal. In late November and early December, representatives of Sandler indicated to Heartland that if the Heartland stock price maintained its increased valuation that the terms of the executed non-binding acquisition proposal would need to be renegotiated. During this time, Citywide held regular meetings with representatives from Sandler and SBBO to discuss the status of the discussions, due diligence and negotiations with Heartland.

On December 16, 2016, Heartland retained Raymond James & Associates, Inc. ("Raymond James") to serve as Heartland's co-investment banking advisor and to issue to Heartland's board of directors a fairness opinion in connection with the merger.

During the week of December 20, 2016, Heartland informed Citywide that the majority of its due diligence was complete.

On December 21, 2016, representatives of Citywide held a conference call with representatives of Sandler and SBBO to discuss the structure of the proposed transaction, including the impact of Heartland’s increased stock price on the implied exchange ratio.

In late December 2016 and January 2017, Citywide, along with Sandler and SBBO, conducted reverse due diligence on Heartland, including both document review and management interviews.

On December 27, 2016, representatives of Citywide, Sandler and Heartland had a conference call to discuss the impact of Heartland’s increase stock price on the implied exchange ratio.

On December 29, 2016, Heartland provided Citywide with a draft amendment to the parties’ previously executed non-binding acquisition proposal that, among other things, provided for a fixed exchange ratio reflecting changes in market conditions and the price of Heartland stock since the execution of the non-binding acquisition proposal. Citywide extensively discussed with Sandler and with SBBO the fixed exchange ratio and other deal terms over the coming days and determined that the fixed exchange ratio proposed by Heartland was inadequate.

On January 6, 2017, representatives of Citywide and Sandler met in-person with representatives of Heartland to negotiate a fixed exchange ratio as well as additional open deal terms. At that time the parties agreed to the terms that would form the basis for the final version of the amendment to the non-binding acquisition proposal. On January 9, 2017, Heartland provided Citywide with the final version of the amendment to the non-binding acquisition proposal. In addition to setting the exchange ratio to 3.30 shares of Heartland common stock for each share of Citywide common stock, the amendment, among other things, extended the period during which Citywide agreed to exclusively negotiate with Heartland until the earlier to occur of February 15, 2017, and the execution of a definitive agreement relating to the merger. The parties executed the amendment on January 9, 2017.

On January 12, 2017, Heartland’s legal advisors provided SBBO with the initial draft of the definitive merger agreement. At that time, Heartland and Citywide, together with their respective legal advisors and Sandler, commenced the negotiation of the terms of the definitive merger agreement and related documents. These negotiations continued through the first three weeks of February 2017.

At a Heartland board meeting held on January 17, 2017, the directors received a detailed report from management regarding Citywide and Citywide Banks, including information about their businesses, operations, financial results and condition and the locations of the Citywide Banks banking centers. Management also reviewed the terms on which management proposed that Heartland acquire Citywide. After an in-depth discussion of Citywide and Citywide Banks and the proposed terms of the acquisition, the Heartland board concluded that the acquisition of Citywide would significantly augment Heartland’s Colorado franchise and was in the best interest of Heartland and its stockholders. Accordingly, the board unanimously gave preliminary approval for Heartland’s acquisition of Citywide, and authorized management to continue and complete negotiations regarding the definitive merger agreement with Citywide.

On February 13, 2017, Heartland’s board of directors held a special meeting to consider approval of the merger in accordance with the definitive merger agreement and related documents negotiated by Heartland and Citywide and their respective legal advisors. Representatives of Raymond James reviewed the financial aspects of the proposed merger, and rendered Raymond James' opinion to the Heartland board of directors, which was subsequently confirmed in writing on February 13, 2017, to the effect that, as of such date and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, the Heartland common stock consideration to be paid by Heartland in the merger pursuant to the merger agreement was fair, from a financial point of view, to Heartland. Management and legal counsel provided a thorough review of the merger agreement and related documents to the Heartland board of directors. After careful and deliberate consideration of the presentations by management, legal counsel and Raymond James, and the terms of the merger agreement and related documents, the Heartland board of directors unanimously approved the merger and the merger agreement.

On February 13, 2017, Citywide’s board of directors held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Heartland and Citywide and their respective legal advisors. Representatives of Sandler reviewed the financial aspects of the proposed merger and rendered Sandler’s oral opinion to the Citywide board of directors, which was subsequently confirmed in writing on February 13, 2017, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler as set forth in such opinion, the merger consideration in the proposed transaction was fair, from a financial point of view, to the holders of Citywide common stock. SBBO led the Citywide board of directors through a thorough review of the merger agreement and related documents. After careful and deliberate consideration of these presentations and documents as well as of the interest of Citywide’s shareholders, the Citywide board of directors unanimously approved the merger agreement and the related documents.

The merger agreement in the form approved by boards of directors of Heartland and Citywide, along with the related documents, were executed on February 13, 2017. Also on February 13, 2017, after the closing of the stock market, Heartland and Citywide issued a joint press release announcing the execution of the merger agreement and the terms of the proposed transaction.

Citywide’s Reasons for the Merger

In reaching its decision to approve the merger and adopt the merger agreement and recommend approval of the merger agreement to holders of Citywide common stock, the Citywide board of directors consulted with senior management, as well as with its outside financial and legal advisors, and it evaluated the increasing difficulty Citywide faces, as an independent financial institution, in maintaining and improving performance and value for its shareholders. Economic and regulatory conditions in recent years have had significant negative effects on the profitability, credit quality and market prices of financial institutions of all sizes, but particularly so in the case of smaller community-oriented institutions, and the Citywide board believes that such conditions would continue to affect community banks, including Citywide Banks, for the foreseeable future. After considering Citywide’s future prospects, the Citywide board of directors concluded that partnering with a larger, financially-sound financial institution would better maximize the long-term value of shareholders’ investments than if Citywide remained independent, and it believes that the proposed merger is in the best interests of Citywide’s shareholders.

Significant factors considered by the Citywide board of directors in deciding to approve the merger and adopt the merger agreement and recommend approval of the merger agreement to Citywide’s shareholders are listed below:

•
the board’s assessment of the business, earnings, operations, financial condition, asset quality, capital levels, regulatory status, strength and leadership of management and prospects of both Heartland and Citywide;

•	the current and historical value of Citywide common stock;

•
the board’s expectation that, to the extent additional capital is needed in the future, Heartland would be better positioned to raise capital at a lower cost and with less dilution to stockholders than if Citywide sought to raise capital alone;

•
the opinion of Sandler to the effect that, as of February 13, 2017 and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration being offered to the holders of Citywide common stock was fair, from a financial point of view, to such holders of Citywide common stock;

•
the expectation that, following the merger of Citywide Banks and Centennial, the surviving bank will have a more diversified market and loan portfolio, which should decrease risk to shareholders relating to asset quality issues, particularly in connection with real estate lending;

•	that the surviving bank would be better able to grow, gain market share and serve the public in Citywide’s banking market than Citywide could alone;

•
that, as a result of the merger, Citywide’s shareholders would have greater liquidity options through the receipt of shares of publicly traded Heartland stock and cash in exchange for their shares of Citywide common stock, which is not publicly traded;

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements and conditions to closing; and

•
that the merger would be treated as a “reorganization” within the meaning of Section 368(a) of the Code with the result that the portion of Citywide stock exchanged for Heartland stock would generally be tax-free and the portion of the Citywide stock exchanged for cash would generally be taxable either as a dividend or capital gain depending on each Citywide shareholders' individual circumstances.

Other factors considered by Citywide’s board of directors included:

•
The reports of Citywide’s management concerning the operations, financial condition and prospects of Heartland and the expected financial impact of the merger on Heartland, including pro forma assets, earnings, deposits and capital ratios;

•	The eventual appointment of Martin J. Schmitz to Heartland’s board of directors;

•	The likelihood of successful integration and the successful operation of the surviving bank;

•	The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	The potential cost-saving opportunities;

•	The effects of the merger on Citywide’s employees, including the prospects for continued employment and other benefits agreed to be provided to Citywide’s employees; and

•	The review by the Citywide board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the merger consideration.

The Citywide board of directors also considered the potential risks associated with the merger during its deliberation of the proposed transaction, including the challenges of integrating Citywide’s businesses, operations and employees with those of Heartland, the need to obtain the requisite approvals from the shareholders of Citywide as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the surviving bank, including the ability to achieve the anticipated cost savings.

The foregoing discussion of the factors considered by the Citywide board of directors is not intended to be exhaustive, but is believed to include all the material factors considered by the Citywide board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Citywide board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and adopt the merger agreement. In addition, individual members of the Citywide board of directors may have given differing weights to different factors. The Citywide board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Citywide management and outside advisors.

Opinion of Citywide’s Financial Advisor

By letter dated July 8, 2016, Citywide retained Sandler to act as financial advisor to Citywide’s board of directors in connection with Citywide’s consideration of a possible business combination involving Citywide and a second party. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler acted as financial advisor to Citywide in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the February 13, 2017 meeting at which Citywide’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on February 13, 2017, to the effect that, as of such date, the merger consideration provided for in the merger was fair to the holders of Citywide common stock from a financial point of view. The full text of Sandler’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Citywide common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler’s opinion speaks only as of the date of the opinion. The opinion was directed to Citywide’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Citywide as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Citywide common stock and does not address the underlying business decision of Citywide to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Citywide or the effect of any other transaction in which Citywide might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Citywide or Heartland or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler’s fairness opinion was approved by Sandler’s fairness opinion committee.

In connection with rendering its opinion, Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated February 13, 2017;

•	certain publicly available financial statements and other historical financial information of Citywide that Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Heartland that Sandler deemed relevant;

•
certain internal financial projections for Citywide for the years ending December 31, 2017, as well as estimated long-term earnings per share and asset growth rates for the years thereafter, as provided by the senior management of Citywide;

•
publicly available consensus mean analyst earnings per share estimates for Heartland for the years ending December 31, 2017 and December 31, 2018, as well as estimated Heartland long-term earnings per share, asset and dividend growth rates for the years thereafter;

•	the estimated pro forma financial impact of the merger on Heartland based on certain forward-looking assumptions relating to purchase accounting adjustments, cost savings and transaction expenses;

•
the publicly reported historical price and trading activity for Heartland common stock, including a comparison of certain stock market information for Heartland common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Citywide and Heartland with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

Sandler also discussed with certain members of the senior management of Citywide the business, financial condition, results of operations and prospects of Citywide and held similar discussions with certain members of the senior management of Heartland regarding the business, financial condition, results of operations and prospects of Heartland.

In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by Citywide or Heartland or their respective representatives or that was otherwise reviewed by Sandler, and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler further relied on the assurances of the respective managements of Citywide and Heartland that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler was not asked to and did not undertake an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Citywide or Heartland or any of their respective subsidiaries, nor was Sandler furnished with any such evaluations or appraisals. Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Citywide or Heartland. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Citywide or Heartland, or of the combined entity after the merger, and Sandler did not review any individual credit files relating to Citywide or Heartland. Sandler assumed, with Citywide’s consent, that the respective allowances for loan losses for both Citywide and Heartland were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler used certain internal financial projections for Citywide for the year ending December 31, 2017, as well as estimated long-term earnings per share and asset growth rates for the years thereafter, as provided by the senior management of Citywide. In addition, Sandler used publicly available consensus mean analyst earnings per share estimates for Heartland for the years ending December 31, 2017 and December 31, 2018, as well as estimated long-term earnings per share, assets and dividend growth rates for the years thereafter, as provided by the senior management of

Heartland. Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Heartland. With respect to the foregoing information, the respective senior managements of Citywide and Heartland confirmed to Sandler that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Citywide and Heartland, respectively, and the other matters covered thereby, and Sandler assumed that the future financial performance reflected in such information would be achieved. Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Citywide or Heartland since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to its analysis that Citywide and Heartland would remain as going concerns for all periods relevant to its analysis.

Where assumptions, estimates, projections and forward-looking information were provided to Sandler by Heartland or Citywide, actual results may differ materially from the information provided, and important factors that may affect actual results and cause the information provided to be inaccurate include, but are not limited to, risks and uncertainties relating to Heartland's and Citywide’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Sandler also assumed, with Citywide’s consent, that: (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Citywide, Heartland or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Citywide’s consent, Sandler relied upon the advice that Citywide received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

Sandler’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler’s opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler expressed no opinion as to the trading value of Heartland common stock at any time or what the value of Heartland common stock would be once it is actually received by the holders of Citywide common stock.

In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler’s opinion or the presentation made by Sandler to Citywide’s board of directors, but is a summary of all material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Also, no company included in Sandler’s comparative analyses described below is identical to Citywide or Heartland and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Citywide and Heartland and the companies to which they are being compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Citywide, Heartland and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Citywide board of directors at its February 13, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler’s analyses do not necessarily reflect the value of Citywide common stock or the prices at which Citywide common stock or Heartland common stock may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by Citywide’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decisions of Citywide’s board of directors or management with respect to the merger agreement or the merger. The type and amount of consideration payable in the merger were determined through negotiation between Citywide and Heartland.

Summary of Proposed Per Share Merger Consideration and Implied Transaction Metrics

Sandler reviewed the financial terms of the proposed merger. As described in the merger agreement, each share of Citywide common stock issued and outstanding immediately prior to the effective time, except for certain shares of Citywide common stock as set forth in the merger agreement, will be converted into the right to receive, subject to certain adjustments as set forth in the merger agreement: (i) 3.300 shares of common stock of Heartland, and (ii) $57.00 in cash. Using the closing price of Heartland common stock as of February 10, 2017, or $45.75 and 974,616 Citywide common shares outstanding, Sandler calculated an aggregate implied transaction value of approximately $203 million, or an implied transaction price per Citywide common share of $207.98. Based upon historical financial information for Citywide as of or for the 12 months ended December 31, 2016, Sandler calculated the following implied transaction metrics:

Transaction Price / Last 12 Months EPS of Citywide	18.9x
Transaction Price / Last 12 Months Core EPS of Citywide(1)	20.8x
Transaction Price / Book Value per Share of Citywide	181%
Transaction Price / Tangible Book Value per Share of Citywide	182%
Tangible Book Premium / Core Deposits(2)	8.2%
________________________
(1) LTM Core Earnings Per Share excludes the effects of negative loan loss provision ($1.8 million), OREO valuation adjustment ($905,000), and gain on sale of OREO and securities ($84,000).
(2) Represents tangible book premium to core deposits calculated as (deal value - tangible common equity) / (core deposits); core deposits are defined as deposits, less time deposit accounts with balances over $100,000.

Stock Trading History

Sandler reviewed the historical publicly reported trading prices of Heartland common stock for the one-year and three-year periods ended February 10, 2017. Sandler then compared the relationship between the movements in the price of Heartland common stock to movements in the stock prices of its peer group (as described below) as well as certain stock indices.

Heartland’s One-Year Stock Performance

	Beginning Value February 10, 2016	Ending Value February 10, 2017
Heartland	100.0%	153.2%
Heartland Peer Group	100.0%	162.4%
NASDAQ Bank Index	100.0%	156.5%
S&P 500 Index	100.0%	125.1%

Heartland’s Three-Year Stock Performance

	Beginning Value February 10, 2014	Ending Value February 10, 2017
Heartland	100.0%	183.2%
Heartland Peer Group	100.0%	164.8%
NASDAQ Bank Index	100.0%	154.8%
S&P 500 Index	100.0%	128.7%
Comparable Company Analyses
Sandler used publicly available information to compare selected financial information for Citywide with a group of financial institutions selected by Sandler. The Citywide Regional Peer Group included major exchange traded banks located in the West and Southwest region of the United States, with assets between $1.0 billion and $2.0 billion with positive ROAA over the last twelve months, excluding announced merger targets (the “Citywide Regional Peer Group”). The Citywide Regional Peer Group consisted of the following companies:

MidSouth Bancorp, Inc.	Veritex Holdings, Inc.
People’s Utah Bancorp	Investar Holding Corporation
Home Bancorp, Inc.	Bank of Commerce Holdings
Northrim BanCorp, Inc.	First Financial Northwest, Inc.
First Guaranty Bancshares, Inc.	Oak Valley Bancorp
Central Valley Community Bancorp

The analysis compared publicly available financial information for Citywide with the corresponding data for the Citywide Regional Peer Group as of or for the twelve months (“LTM”) ended December 31, 2016 (unless otherwise indicated), with pricing data as of February 10, 2017. The table below sets forth the data for Citywide and the median, mean, high and low data for the Citywide Regional Peer Group.

Citywide Comparable Company Analysis - Citywide Regional Peer Group

		Citywide Regional Peer Group
	Citywide	Median	Mean	High	Low
Total Assets (In millions)	$1,377	$1,377	$1,399	$1,943	$1,001
Non-Performing Assets(1) / Total Assets	0.95%	1.18%	1.41%	3.34%	0.18%
Tangible Common Equity / Tangible Assets	8.10%	9.50%	10.30%	15.30%	6.70%
Commercial Real Estate Loans / Total Risk Based Capital Ratio(2)(3)	298.00%	247.00%	246.00%	360.00%	141.00%
LTM Return on Average Assets	0.80%	0.97%	0.92%	1.48%	0.49%
LTM Return on Average Equity	9.50%	8.80%	8.20%	11.20%	4.30%
LTM Net Interest Margin	3.97%	3.77%	3.88%	4.67%	3.32%
LTM Months Efficiency Ratio	74.00%	67.00%	65.00%	75.00%	54.00%
Price / Tangible Book Value(4)	—	156.00%	160.00%	208.00%	118.00%
Price / LTM Earnings per Share(4)	—	18.0x	19.6x	27.4x	13.2x
Price / 2017 Est. Earnings per Share(4)	—	16.8x	17.2x	22.2x	13.4x
Price / 2018 Est. Earnings per Share(4)	—	13.6x	14.4x	17.8x	11.8x
Current Dividend Yield(4)	—	1.26%	1.45%	2.74%	—
Market Value (In millions)(4)	—	$202	$233	$452	$120
________________________
(1) Nonperforming assets are defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2) The CRE Concentration Ratio was measured as of September 30, 2016.
(3) The CRE Concentration Ratio was based on bank level financial information as of December 31, 2016 for Investar Holding Corporation and Oak Valley Bancorp.
(4) There is no active trading market for Citywide common stock.

Sandler used publicly available information to compare selected financial information for Citywide with a group of financial institutions selected by Sandler. The Citywide CRE Peer Group included nationwide major exchange traded banks with assets between $1.0 billion and $2.0 billion with CRE concentration ratios between 275% and 350% as of September 30, 2016, excluding announced merger targets (the “Citywide CRE Peer Group”). The Citywide CRE Peer Group consisted of the following companies:

First Business Financial Services, Inc.	Civista Bancshares Inc.
Chemung Financial Corporation	Investar Holding Corporation
Bank Financial Corporation	SmartFinancial, Inc.
Codorus Valley Bancorp, Inc.	Mid Penn Bancorp, Inc.
Paragon Commercial Corporation	Howard Bancorp, Inc.
Southern Missouri Bancorp, Inc.	Oak Valley Bancorp
Veritex Holdings, Inc.

The analysis compared publicly available financial information for Citywide with the corresponding data for the Citywide CRE Peer Group as of or for the twelve months ended December 31, 2016 (unless otherwise indicated), with pricing data as of February 10, 2017. The table below sets forth the data for Citywide and the median, mean, high and low data for the Citywide CRE Peer Group.

Citywide Comparable Company Analysis - Citywide CRE Peer Group

		Citywide CRE Peer Group
	Citywide	Median	Mean	High	Low
Total Assets (In millions)	$1,377	$1,408	$1,364	$1,781	$1,001
Non-Performing Assets(1) / Total Assets	0.95%	0.65%	0.80%	1.54%	0.18%
Tangible Common Equity / Tangible Assets	8.10%	8.30%	9.10%	15.30%	6.40%
Commercial Real Estate Loans / Total Risk Based Capital Ratio(2)(3)	298.00%	328.00%	316.00%	348.00%	284.00%
LTM Return on Average Assets	0.80%	0.82%	0.81%	1.19%	0.49%
LTM Return on Average Equity	9.50%	8.80%	8.60%	12.90%	3.60%
LTM Net Interest Margin	3.97%	3.73%	3.68%	4.21%	3.28%
LTM Efficiency Ratio	74.00%	67.00%	67.00%	78.00%	54.00%
Price / Tangible Book Value(4)	—	151.00%	164.00%	215.00%	128.00%
Price / LTM Earnings per Share(4)	—	17.6x	20.0x	36.7x	13.8x
Price / 2017 Est. Earnings per Share(4)	—	16.6x	19.7x	31.1x	14.1x
Price / 2018 Est. Earnings per Share(4)	—	14.5x	16.3x	27.0x	12.0x
Current Dividend Yield(4)	—	1.13%	1.13%	2.84%	—
Market Value (In millions)(4)	—	$193	$211	$417	$108
________________________
(1) Nonperforming assets are defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2) The CRE Concentration Ratio was measured as of September 30, 2016.
(3) The CRE Concentration Ratio was based on bank level financials as of December 31, 2016 for Investar Holding Corporation, Mid Penn Bancorp, Inc., Howard Bancorp, Inc., and Oak Valley Bancorp.
(4) There is no active trading market for Citywide common stock.

Sandler used publicly available information to perform a similar analysis for Heartland and a group of financial institutions selected by Sandler, excluding unannounced merger targets and excluding Opus Bank due to a recent capital raise and outsized credit issues in the fourth quarter of 2016. The Heartland peer group included nationwide major exchange traded banks with assets between $7.0 billion and $9.0 billion and TCE/ TA below 10%, excluding announced merger targets (the “Heartland Peer Group”). The Heartland Peer Group consisted of the following companies:

South State Corporation	LegacyTexas Financial Group, Inc.
NBT Bancorp Inc.	Boston Private Financial Holdings, Inc.
Renasant Corporation	Independent Bank Corp.
Community Bank System, Inc.	Park National Corporation
First Financial Bancorp	First Merchants Corporation
Union Bankshares Corporation	BancFirst Corporation
Simmons First National Corporation

The analysis compared publicly available financial information for Heartland with the corresponding data for the Heartland Peer Group as of or for the twelve months ended December 31, 2016 (unless otherwise indicated), with pricing data as of February 10, 2017. The table below sets forth the data for Heartland and the median, mean, high and low data for the Heartland Peer Group.

Heartland Comparable Company Analysis

		Heartland Peer Group
	Heartland(1)	Median	Mean	High	Low
Total Assets (In millions)	$8,247	$8,400	$8,165	$8,901	$7,019
Non-Performing Assets(2)/ Total Assets	0.89%	0.68%	0.77%	1.61%	0.31%
Tangible Common Equity / Tangible Assets	7.30%	8.80%	8.60%	9.50%	7.00%
Commercial Real Estate Loans / Risk Based Capital(3)	180.00%	197.00%	201.00%	329.00%	57.00%
LTM Return on Average Assets	0.98%	1.08%	1.10%	1.25%	0.92%
LTM Return on Average Equity	11.50%	9.20%	9.50%	11.70%	7.80%
LTM Net Interest Margin	4.10%	3.68%	3.69%	4.23%	2.93%
LTM Efficiency Ratio	67.00%	61.00%	60.00%	67.00%	48.00%
Price / Tangible Book Value	203.00%	255.00%	263.00%	364.00%	231.00%
Price / LTM Earnings per Share	14.2x	20.4x	20.6x	25.3x	18.4x
Price / 2017 Est. Earnings Per Share	15.2x	18.5x	19.0x	23.9x	17.0x
Price / 2018 Est. Earnings Per Share	13.9x	16.0x	16.9x	22.1x	14.5x
Current Dividend Yield	0.96%	1.87%	2.06%	3.59%	1.44%
Market Value (In millions)	$1,195	$1,711	$1,821	$2,689	$1,390
________________________
(1) Heartland financial information was not adjusted for a pending acquisition.
(2) Nonperforming assets are defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
(3) The CRE Concentration Ratio was measured as of September 30, 2016.

Analysis of Selected Merger Transactions

Sandler reviewed a group of recent merger and acquisition transactions selected by Sandler. The group consisted of twenty bank transactions announced between January 1, 2015 and February 10, 2017 where the targets had assets at announcement between $750 million and $2.0 billion with TCE/ TA between 7.0% and 10.0%, and the transaction value was publicly disclosed (the “Precedent Transactions”).

The Precedent Transactions group was composed of the following transactions:

Buyer	Target
First Busey Corporation	First Community Financial Partners, Inc.
Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.
Renasant Corporation	Metropolitan BancGroup, Inc.
Veritex Holdings, Inc.	Sovereign Bancshares, Inc.
Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
Southern National Bancorp of Virginia, Inc.	Eastern Virginia Bankshares, Inc.
CenterState Banks, Inc.	Gateway Financial Holdings of Florida, Inc.
Community Bank System, Inc.	Merchants Bancshares, Inc.
Access National Corporation	Middleburg Financial Corporation
South State Corporation	Southeastern Bank Financial Corporation
WesBanco, Inc.	Your Community Bankshares, Inc.
Mechanics Bank	California Republic Bancorp
Guaranty Bancorp	Home State Bancorp
Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
First Busey Corporation	Pulaski Financial Corp.
Great Western Bancorp, Inc.	HF Financial Corp.
Private investor - Gaylon Lawrence Jr.	F&M Financial Corporation
Pinnacle Financial Partners, Inc.	CapitalMark Bank & Trust
Atlantic Capital Bancshares, Inc.	First Security Group, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to book value, transaction price to tangible book value, and tangible book premium to core deposits. Sandler compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Precedent Transactions group.

		Precedent Transactions
	Citywide/Heartland	Median	Mean	High	Low
Transaction Price / LTM Earnings per Share	18.9x	21.9x	22.5x	32.6x	13.7x
Transaction Price / Book Value	181.0%	186.0%	180.0%	247.0%	101.0%
Transaction Price / Tangible Book Value	182.0%	188.0%	185.0%	247.0%	107.0%
Core Deposit Premium(1)	8.2%	11.2%	11.3%	18.3%	3.2%
________________________
(1) Represents tangible book premium to core deposits calculated as (deal value - tangible common equity) / (core deposits); core deposits are defined as deposits, less time deposit accounts with balances over $100,000.

Net Present Value Analyses

Sandler performed an analysis that estimated the net present value per share of Citywide common stock assuming Citywide performed in accordance with internal projections for the year ending December 31, 2017 as well as an estimated earnings and asset growth rate for the years thereafter, as provided by the senior management of Citywide. To approximate the terminal value of Citywide common stock at December 31, 2021, Sandler applied price to 2021 earnings multiples ranging from 14.0x to 24.0x and multiples of December 31, 2021 tangible book value ranging from 125% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Citywide common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Citywide common stock of $130.20 to $274.43 when applying earnings multiples and $120.69 to $237.44 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
10.0%	$162.10	$184.57	$207.03	$229.50	$251.96	$274.43
11.0%	$155.03	$176.50	$197.97	$219.44	$240.91	$262.38
12.0%	$148.32	$168.85	$189.38	$209.91	$230.44	$250.96
13.0%	$141.96	$161.60	$181.23	$200.87	$220.51	$240.14
14.0%	$135.93	$154.72	$173.51	$192.30	$211.09	$229.88
15.0%	$130.20	$148.19	$166.18	$184.17	$202.15	$220.14

Tangible Book Value Multiples

Discount Rate	125%	140%	155%	170%	185%	200%
10.0%	$150.22	$167.66	$185.11	$202.55	$219.99	$237.44
11.0%	$143.67	$160.34	$177.01	$193.68	$210.35	$227.03
12.0%	$137.46	$153.40	$169.34	$185.28	$201.22	$217.16
13.0%	$131.57	$146.82	$162.07	$177.31	$192.56	$207.81
14.0%	$125.99	$140.58	$155.17	$169.76	$184.35	$198.94
15.0%	$120.69	$134.65	$148.62	$162.59	$176.56	$190.52

Sandler also considered and discussed with the Citywide board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to forecast net income. To illustrate this impact, Sandler performed a similar analysis, assuming Citywide’s forecast net income varied from 20% above projections to 20% below the baseline projections. This analysis resulted in the following range of per share values for Citywide common stock, applying the price to 2021 earnings multiples range of 14.0x to 24.0x referred to above and a discount rate of 12.70%.

Earnings Per Share Multiples

Annual Estimate Variance	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(20.0%)	$115.97	$131.89	$147.81	$163.73	$179.65	$195.57
(10.0%)	$129.90	$147.81	$165.72	$183.63	$201.54	$219.45
0.0%	$143.83	$163.73	$183.63	$203.53	$223.43	$243.33
10.0%	$157.76	$179.65	$201.54	$223.43	$245.32	$267.21
20.0%	$171.69	$195.57	$219.45	$243.33	$267.21	$291.09

Sandler also performed an analysis that estimated the net present value per share of Heartland common stock assuming that Heartland performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Heartland. To approximate the terminal value of Heartland common stock at December 31, 2021, Sandler applied price to 2021 earnings multiples ranging from 14.0x to 24.0x and multiples of December 31, 2021 tangible book value ranging from 200% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Heartland common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Heartland common stock of $32.33 to $67.44 when applying earnings multiples and $44.70 to $75.97 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
7.0%	$40.38	$45.80	$51.21	$56.62	$62.03	$67.44
8.0%	$38.59	$43.76	$48.92	$54.09	$59.26	$64.42
9.0%	$36.90	$41.83	$46.76	$51.70	$56.63	$61.56
10.0%	$35.29	$40.00	$44.72	$49.43	$54.14	$58.86
11.0%	$33.77	$38.27	$42.78	$47.28	$51.79	$56.29
12.0%	$32.33	$36.64	$40.94	$45.25	$49.56	$53.86

Tangible Book Value Multiples

Discount Rate	200%	215%	230%	245%	260%	275%
7.0%	$55.93	$59.94	$63.95	$67.96	$71.96	$75.97
8.0%	$53.44	$57.26	$61.09	$64.91	$68.74	$72.56
9.0%	$51.07	$54.73	$58.38	$62.03	$65.68	$69.34
10.0%	$48.83	$52.32	$55.81	$59.30	$62.79	$66.28
11.0%	$46.71	$50.05	$53.38	$56.72	$60.05	$63.39
12.0%	$44.70	$47.89	$51.08	$54.27	$57.46	$60.65

Sandler also considered and discussed with the Citywide board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to forecast net income. To illustrate this impact, Sandler performed a similar analysis assuming Heartland’s forecast net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Heartland common stock, applying the price to 2021 earnings multiples range of 14.0x to 24.0x referred to above and a discount rate of 8.51%.

Earnings per Share Multiples

Annual Estimate Variance	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(20.0%)	$30.65	$34.69	$38.72	$42.76	$46.79	$50.83
(10.0%)	$34.18	$38.72	$43.26	$47.80	$52.34	$56.89
0.0%	$37.71	$42.76	$47.80	$52.85	$57.89	$62.94
10.0%	$41.25	$46.79	$52.34	$57.89	$63.44	$68.99
20.0%	$44.78	$50.83	$56.89	$62.94	$68.99	$75.05

Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler analyzed certain potential pro forma effects of the merger, assuming that the merger closes on June 30, 2017. In performing this analysis, Sandler utilized the following information: (a) publicly available consensus mean analyst earnings per share estimates for Heartland for the years ending December 31, 2017 and December 31, 2018, as well as an estimated Heartland long-term earnings per share growth rate for the years thereafter, (b) financial projections for Citywide for the year ending December 31, 2017, as well as an estimated long-term earnings per share and asset growth rate for the years thereafter, and (c) estimated transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset. The analysis indicated that the merger would be accretive to Heartland’s estimated earnings per share (excluding one-time estimated transaction costs and expenses) in 2017 and dilutive to Heartland’s estimated tangible book value per share as of the closing date of the merger.

In connection with this analysis, Sandler considered and discussed with the Citywide board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler’s Relationship

Sandler acted as financial advisor to the Citywide board of directors in connection with the merger and will receive a transaction fee for its services estimated to be approximately $2.0 million based on the market value of Heartland common stock at the time the merger was announced. Sandler’s transaction fee is equal to 1.00% of the aggregate purchase price, will vary based on the market value of Heartland common stock at the time of closing and is contingent upon the closing of the merger. Sandler also received a fee in an amount equal to $250,000 upon rendering its fairness opinion to the Citywide board of directors, which opinion fee will be credited in full towards the transaction fee which will become due and payable to Sandler upon the closing of the merger. Citywide has also agreed to indemnify Sandler against certain claims and liabilities arising out of its engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler has not provided any other investment banking services to Citywide in the two years preceding the date of its opinion. Sandler did not provide any investment banking services to Heartland in the two years preceding the date of its opinion. In the ordinary course of business as a broker-dealer, Sandler may purchase securities from and sell securities to Heartland or its affiliates. Sandler may also actively trade the equity and debt securities of Heartland or its affiliates for its own account and for the accounts of its customers.

Certain Citywide Adjusted Unaudited Prospective Financial Information

Citywide does not as a matter of course makes public projections as to future performance, revenues, earnings or other financial results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Citywide is including in this proxy statement/prospectus certain unaudited prospective financial information that Citywide senior management made available to Sandler, in its capacity as Citywide’s financial advisor in connection with the merger. Heartland did not participate in the preparation or presentation of this information to Sandler. Furthermore, this information does not take into account the possible financial and other effects on Citywide as a result of the merger and does not attempt to predict or suggest future results of the combined company. The inclusion of this information should not be regarded as an indication that any of Citywide, Heartland, Sandler, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the adjusted unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Citywide’s business, all of which are difficult to predict and many of which are beyond Citywide’s control. The adjusted unaudited prospective financial information reflects assumptions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Heartland nor Citywide can give any assurance that the adjusted unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the adjusted unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the adjusted unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Citywide’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Forward-Looking Statements.”

The adjusted unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Citywide’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the adjusted unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the adjusted unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared. Neither Heartland nor Citywide can give any assurance that, had the adjusted unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither Heartland nor Citywide intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The adjusted unaudited prospective financial information does not take into account the possible financial and other effects on Citywide as a result of the merger and does not attempt to predict or suggest future results of the combined company. The adjusted unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Citywide of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the adjusted unaudited prospective financial information does not take into account the effect on Citywide of any possible failure of the merger to occur. None of Citywide, Heartland, Sandler or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Citywide or other person regarding Citywide’s ultimate performance compared to the information contained in the adjusted unaudited prospective financial information or that the forecasted results will be achieved. The summary of the adjusted unaudited prospective financial information included below is being provided because it was made available to Sandler to be used and relied upon for purposes of certain of the financial analyses performed in connection with its opinion to the Citywide board of directors.

In light of the foregoing, and considering that the Citywide special meeting and the Heartland special meeting will each be held several months after the adjusted unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Citywide shareholders and Heartland stockholders are cautioned not to place unwarranted reliance on such information.

The following table presents selected Citywide unaudited prospective financial information for the years ending December 31, 2017 through 2021 used by Sandler, in its capacity as Citywide’s financial advisor in connection with the merger:

	Year Ending December 31,
(Dollars in thousands, except per share data)	2017	2018	2019	2020	2021
Net Income	$13,445	$14,387	$15,400	$16,478	$17,631
Earnings per share	$13.80	$14.76	$15.80	$16.91	$18.09
Tangible book value per share	$126.80	$140.29	$154.83	$170.47	$187.29
Cash dividends per share	$1.25	$1.28	$1.28	$1.28	$1.28

The above table of selected Citywide unaudited prospective financial information utilizes the following assumptions:

•	Forecasted Citywide financial information as of and for the year ended December 31, 2017.

•	Assumed annual earnings per share growth of 7% and annual asset growth of 6% beginning on January 1, 2018.

•	Assumed annual cash dividends of $1.28 per share.

Heartland’s Reasons for the Merger

As part of Heartland's business strategy, it evaluates opportunities to acquire bank holding companies, banks and other financial institutions. In reaching its conclusion to adopt and approve the merger agreement, Heartland's board of directors evaluated the merger in consultation with Heartland's financial and legal advisors.

Heartland's board of directors approved the merger because:

•	the merger will expand Heartland’s existing franchise in Colorado, and establish a stronger presence in the Denver market;

•	the merger will more than double Heartland's assets in Colorado, with resulting economies of scale;

•	Citywide's and Centennial's community banking business model, customer focus, and compatibility of management and operating styles, complement each other;

•
the merger offers the potential for Heartland to increase the services enjoyed by Centennial customers by growing its commercial and industrial lending function and developing wealth management and mortgage banking services;

•
the merger adds seasoned management to Heartland's existing Colorado management team, in order to serve and increase Heartland's customer base and expand Heartland's capacity for additional acquisitions;

•	the acquisition adds an attractive deposit mix and low-cost funding opportunities;

•	the merger is consistent with Heartland’s objective of balancing its exposure to economic downturns in the Midwest with economic upswings in the West, creating better geographic diversity;

•	the acquisition is expected to be accretive to Heartland’s GAAP earnings per share in the first full year, exclusive of merger-related charges; and

•	the acquisition is expected to enhance Heartland's long-term stockholder value.

Certain Executive Officers Have Financial Interests in the Merger

In considering the recommendation of Citywide's board of directors with respect to the merger agreement, you should be aware that Citywide's executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Citywide shareholders generally. Citywide's board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Citywide shareholders vote in favor of the merger agreement.
Kevin G. Quinn, the President and Chief Executive Officer of Citywide Banks, has an existing employment agreement providing him with the right to severance payments if he terminates his employment within two years of a change in control of Citywide. The amount of the severance payment is equal to twice Mr. Quinn's salary at the time of termination, a bonus payment equal to the average of his last three annual bonus payments and an amount equal to the cost of one year of health insurance. In connection with the negotiation of the merger agreement, and in consideration for the termination of his existing employment agreement, Heartland negotiated a new employment agreement with Mr. Quinn which provides that he will serve as President and Chief Executive Officer of the surviving bank. He will receive a one-time $1,000,000 signing bonus and a retention bonus of $200,000 every 12 months for three years after the closing date of the merger, if he remains employed by Heartland during that period. The new employment agreement is or an initial term of three years, commencing on the effective date of the merger. Mr. Quinn will receive a base salary of $325,000 per year, a cash incentive bonus of up to 50% of his base salary and eligibility for Heartland equity awards, and participation in certain Heartland benefit plans and programs. The new employment agreement also includes a one-year non-competition covenant, which becomes effective, if Mr. Quinn's employment with the surviving bank is terminated during the initial term of the employment agreement, and certain employee and customer non-solicitation covenants. The new employment agreement also provides for continued payment of Mr. Quinn's salary during the term of the non-competition covenant if he is terminated without cause or he terminates his employment for good reason. The new employment agreement does not provide for additional severance payments.
In addition, Heartland has negotiated a two-year consulting agreement with Martin J. Schmitz, the current Chairman of the Board and President of Citywide, pursuant to which Mr. Schmitz will receive consulting fees equal to $15,500 per month and a one-time grant of Heartland restricted stock units with a value of $30,000 on the closing date of the merger. Mr. Schmitz also signed a separate noncompetition agreement under which he has agreed not to compete with the surviving bank and to refrain from soliciting surviving bank employees to leave their employment, or customers to cease doing business with the surviving bank, for two years following the date of the merger.
Heartland will nominate Mr. Schmitz for election to its board of directors at its 2018 Annual Meeting of Stockholders. From the effective time of the merger until his election to the board of directors, Mr. Schmitz will have the right to attend all Heartland board meetings as an observer. He will not have voting rights or fiduciary obligations to Heartland or its stockholders during this period, but he will be bound by the same confidentiality and insider trading obligations as board members. Heartland will reimburse Mr. Schmitz for reasonable out-of-pocket expenses related to his attendance at the board meetings, but he will receive no compensation other than the compensation provided to him pursuant to the consulting agreement described above.
Regulatory Matters
Heartland and Citywide have agreed to use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals require applications with the FDIC for the bank merger under the Bank Merger Act and applications with the CDB under the Colorado Banking Code. Heartland and Citywide have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals from the FDIC and the CDB.
Under Section 225.12(d)(2) of the Federal Reserve Board’s regulations (12 C.F.R. 225.12(d)(2)), the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not required in connection with the acquisition by a bank holding company of another bank holding company if the subsidiary banks of both bank holding companies are merged with each other simultaneously with the holding company acquisition. In addition, the bank to be acquired may not be operated by the acquiring bank holding company as a separate entity. The transaction must also satisfy certain other requirements, including that the bank merger require the prior approval of a federal supervisory agency under the Bank Merger Act. We believe that the transactions contemplated by the merger agreement satisfy the requirements of Section 225.12(d)(2), and have filed a required notification with the Federal Reserve Board seeking the waiver contemplated by Section 225.12(d)(2) from an application under the Bank Holding Company Act.
Citywide is obligated under the merger agreement to redeem all issued and outstanding shares of its 7.5% Senior Non-Cumulative Perpetual Preferred Stock, Series A (the "Citywide preferred stock") in connection with the merger. There are currently 5,050 shares of Citywide preferred stock issued and outstanding. The redemption of the Citywide preferred stock is subject to the approval of the Board of Governors of the Federal Reserve System. Accordingly, Citywide cannot complete the redemption of the Citywide preferred stock unless it files an application with the Board of Governors of the Federal Reserve System and it is approved. Furthermore, in order to obtain the necessary funds to redeem the Citywide preferred stock, Citywide must receive a dividend from Citywide Banks. The payment of a dividend from Citywide Banks to Citywide is subject to the prior approval of the Board of Governors of the Federal Reserve System and the CDB, and Citywide must first obtain such approvals prior to receiving any dividend payment from Citywide Banks.
We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional government approvals or actions are required, those approvals or actions will be sought.
Timing. A transaction approved pursuant to the Bank Holding Company Act or the Bank Merger Act may not be completed until 30 days after approval is received, during which time the Antitrust Division of the U.S. Department of Justice may challenge the merger. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the consent of the Antitrust Division, the waiting period may be reduced to no less than 15 days.
Heartland and Citywide believe that neither the merger, nor the merger of their bank subsidiaries, raises significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that could reasonably be expected to have a material adverse effect on Citywide or Heartland. However, we cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Material U.S. Federal Income Tax Consequences of the Merger
The following describes the material anticipated U.S. federal income tax consequences to a U.S. Holder (as defined below) of Citywide common stock with respect to the exchange of Citywide common stock for Heartland common stock, cash and contingent rights to the tax holdback payments pursuant to the merger.
This discussion assumes that U.S. Holders hold their Citywide common stock as capital assets within the meaning of section 1221 of the Code. This discussion is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretations. No advance ruling has been or will be sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
This discussion does not address any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this discussion does not address all aspects of U.S. federal income taxation that may apply to U.S. Holders of Citywide common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Citywide common stock that are not U.S. Holders, holders that are partnerships or other pass-through entities (and persons holding their Citywide common stock through a partnership or other pass-through entity), persons who acquired shares of Citywide common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, expatriates and former long-term residents of the United States, financial institutions, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their Citywide common stock as part of a straddle, hedging, constructive sale or conversion transaction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Citywide common stock that is for U.S. federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has made a valid election to be treated as a United States person for United States federal income tax purposes.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) holds Citywide common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partnership or partner should consult its own tax advisor.
You should consult with your tax advisor regarding the tax consequences to you of the merger in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in the United States federal or other tax laws.
Tax Classification of the Merger. The merger is intended to qualify as a reorganization under section 368(a) of the Code, and the obligations of Citywide to complete the merger are subject to the receipt of the opinion of Shapiro Bieging Barber Otteson LLP, tax counsel to Citywide, that the merger will qualify as a “reorganization” under Section 368(a)(1)(A) of the Code. Citywide does not currently intend to waive this opinion condition to its obligation to complete the merger.
The following discussion, subject to the limitations and qualifications described herein, constitutes the opinion of Shapiro Bieging Barber Otteson LLP regarding the material U.S. federal income tax consequences of the merger applicable to a U.S. Holder of Citywide common stock that exchanges Citywide common stock in the merger, to the extent the following discussion sets forth statements of U.S. federal income tax law or legal conclusions with respect thereto. The opinion of counsel relies on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and the accuracy of representations and covenants made by Citywide and Heartland, including those contained in representation letters of officers of Citywide and Heartland. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position.
For the merger to qualify as tax-free reorganization, numerous requirements, including the “continuity of interest” requirement as described in Treasury Regulations Section 1.368‑1(e), must be satisfied. Under the applicable Treasury Regulations, the “continuity of interest” requirement is satisfied if a proprietary interest in Citywide is preserved, which will be the case if Heartland stock constitutes at least 40% of the value of the aggregate consideration Citywide shareholders receive in the merger. In determining whether this requirement is satisfied, cash merger consideration paid at closing, cash paid as tax holdback payments, cash paid in lieu of issuing fractional shares of Heartland and cash paid to dissenting shareholders will be considered consideration other than Heartland stock that is received by Citywide shareholders in the merger. Furthermore, under the terms of the merger agreement, cash consideration will be reduced or increased for changes in the adjusted tangible equity of Citywide on the last day of the month preceding the merger. In addition, although the matter is not entirely clear under current law, cash paid prior to the effective date of the merger to redeem the Citywide preferred stock may also be treated as consideration other than Heartland stock that is received by Citywide shareholders in connection with the merger.
Based on the terms of the merger agreement and the applicable federal income tax law, whether the merger satisfies the continuity of interest requirement will be determined based on the market price of the Heartland common stock at the effective time of the merger and the amount of all cash consideration described above, among other factors. A steep decline in the market price of the Heartland common stock could, in an extreme situation, cause the merger to fail the continuity of interest test. The merger agreement provides that Citywide has a right to terminate the merger agreement in the event of a decline in the market price of the Heartland stock that meets certain requirements, subject to the right of Heartland to provide additional cash consideration or alter the exchange ratio.
Heartland and Citywide have represented to counsel that if the continuity of interest test will not be met based on the facts in existence at the effective time, they would jointly terminate the merger agreement. Based on this representation and subject to the limitations and qualifications described above, Shapiro Bieging Barber Otteson LLP, tax counsel to Citywide, has rendered its opinion that the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and that the following discussion constitutes its opinion regarding the material U.S. Federal income tax consequences of the merger to U.S. Holders of Citywide common stock.

Exchange of Citywide Common Stock for Heartland Common Stock, Cash and Tax Holdback Payment Rights. Based on and subject to the foregoing, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the discussion below regarding the tax treatment of the contingent rights to the tax holdback payments, the U.S. federal income tax consequences of the merger to U.S. Holders of Citywide common stock will be as follows:

•
Capital gain will be recognized by a U.S. Holder in an amount equal to the lesser of (1) the amount of cash received by the U.S. Holder in the merger (other than cash received in lieu of a fractional share of Citywide common stock) plus, if the installment method of reporting does not apply, as described in the section of the section below titled “Tax Treatment of Tax Holdback Payments,” the value of the U.S. Holder's contingent rights to receive tax holdback payments and (2) the gain realized. The gain realized is the sum of the cash received by the U.S. Holder in the merger (other than cash received in lieu of a fractional share of Citywide common stock), the fair market value of the Heartland common stock received and, if the installment method of reporting does not apply, the value of the U.S. Holder's contingent right to receive tax holdback payments, over the U.S. Holder’s adjusted tax basis in the Citywide common stock exchanged in the merger.

•	No losses will be recognized other than losses, if any, realized in connection with the receipt of cash in lieu of a fractional share interest, as described below.

•
The gain recognized by a Citywide shareholder in the merger generally will constitute capital gain, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, as discussed below, in which case such gain will be treated as dividend income rather than as capital gain.

•
Any capital gain recognized by a Citywide shareholder generally will constitute long-term capital gain if the shareholder’s holding period for the Citywide common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain.

•
The aggregate tax basis of the shares of Heartland common stock received by a Citywide shareholder (including, for this purpose, any fractional share of Heartland common stock for which cash is received) in exchange for Citywide common stock in the merger will be the same as the aggregate tax basis of the shareholder’s Citywide common stock exchanged therefor, decreased by the amount of cash received by the shareholder in the merger (excluding any cash received in lieu of a fractional share) plus, if the installment method of reporting does not apply, the fair market value of the contingent rights to receive the tax holdback payments, and increased by the amount of gain recognized by the shareholder in the merger. The tax basis of the shares of Heartland common stock received will be reduced by the portion, if any, of the tax basis of the Citywide common stock exchanged therefore that is required to be allocated to the tax holdback payments in the event the installment method applies, as discussed below in the section titled “Tax Treatment of Tax Holdback Payments.”

•
The holding period of the shares of Heartland common stock received by a Citywide shareholder in the merger will include the holding period of the shareholder’s Citywide common stock exchanged in the merger.

If a U.S. Holder exchanges more than one “block” of shares of Citywide common stock (that is, groups of shares that the holder acquired at different times or at different prices), the holder must calculate gain separately as to each block, and the results for each block may not be netted in determining the holder’s overall gain. Instead, the U.S. Holder would generally recognize gain on those shares on which gain is realized, but, as described above, losses may not be recognized.
As discussed further below in the section titled “Tax Treatment of Tax Holdback Payments,” if a U.S. Holder accounts for the merger using the installment method, recognition of a portion of gain realized in the merger will be deferred until the holder receives payments pursuant to the tax holdback payment rights.
Potential Treatment of Cash as a Dividend. In general, the determination of whether gain recognized by a Citywide shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the Citywide shareholder’s deemed percentage stock ownership interest in Heartland. For purposes of this determination, a Citywide shareholder will be treated as if the shareholder first exchanged all of its Citywide common stock solely for Heartland common stock (instead of a combination of Heartland common stock and cash as will actually be received) and then Heartland immediately redeemed a portion of that Heartland common stock in exchange for the cash the shareholder received in the merger.
Cash In Lieu of Fractional Shares. To the extent that a Citywide shareholder receives cash in lieu of a fractional share of common stock of Heartland, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of Citywide common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Citywide common stock is more than one year as of the date of the merger.
Tax Treatment of Tax Holdback Payments. Because some of the tax holdback payments are expected to be received after the close of the taxable year in which the merger is expected to occur, the installment method will generally apply to those payments, unless the receipt of those payments has the effect of the payment of a dividend, as discussed above, or the U.S. Holder elects out of the installment method. Under the installment method, a U.S. Holder would defer the recognition of a portion of any gain realized in the merger until the taxable year in which the U.S. Holder actually or constructively receives the tax holdback payments. The U.S. Holder would, in general, be required to allocate a portion of the U.S. Holder’s aggregate adjusted tax basis in the Citywide common stock exchanged in the merger to the potential future tax holdback payments. However, in accordance with qualification of the merger as a reorganization, a U.S. holder may be required to allocate basis first to the Heartland common stock received, up to the fair market value of that Heartland stock. Depending on the circumstances, a holder could be required to allocate 100% of the adjusted tax basis in the Citywide common stock exchanged to the Heartland common stock received in the merger. The rules governing deferrals of gain recognition under the installment method and allocation of basis are complex and their applicability to the tax holdback payments unclear.
Pursuant to the terms of the merger agreement, the tax holdback amounts will accrue interest at a rate of 3% to the time of payment. A U.S. Holder will be subject to tax at ordinary income rates on this interest at the time such interest is received in connection with payment of the tax holdback amounts, regardless of whether the U.S. Holder reports under the installment method.
In addition, if a U.S. holder has installment obligations arising during the year and outstanding at the close of the year exceeding $5.0 million in total, an interest charge is imposed on the deferred tax liability.
A U.S. holder may elect out of the installment method by timely filing the appropriate form with its tax return for the tax year in which the merger occurs. If the U.S. Holder elects out, or the installment method does not apply because the tax holdback payments are treated as dividends or for some other reason, the U.S. Holder would generally recognize gain at the time of the merger based on the fair market value of the contingent rights to tax holdback payments at that time.
There is no legal authority directly addressing the U.S. federal income tax treatment of payments received pursuant to the tax holdback payment rights if the holder elects out of the installment method or the installment method otherwise does not apply. Accordingly, the amount, timing and character of any gain, income or loss with respect to the tax holdback payment rights are uncertain. For example, payments with respect to a tax holdback payment right may be treated, in whole or in part, as a non-taxable return of a tax holdback payment right holder’s adjusted tax basis in the tax holdback payment right. To the extent payments received are not treated as a return of basis or exceed such basis, payments received with respect to a tax holdback payment right may be treated as (i) capital gains, (ii) ordinary income (including interest income), or (iii) dividends.
Each U.S. holder should consult with its own tax advisor regarding the availability and advisability of reporting gain from the merger under the installment method, as well as what alternative treatment may apply absent application of the installment method. The installment method rules are complex. U.S. Holders should consult their own tax advisors about the application of the installment method to the tax holdback payments.
Backup Withholding. Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the merger and tax holdback payments, unless a Citywide shareholder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Citywide shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the IRS.

Reporting Requirements. A Citywide shareholder will be required to retain records pertaining to the merger and will be required to file with such Citywide shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. In addition, each holder of Citywide common stock who is a “significant holder” that receives Heartland common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Citywide common stock surrendered and the fair market value of the Heartland common stock and cash, if any, received in the merger. A “significant holder” is a holder of Citywide common stock who, immediately before the merger, owned at least one percent (by vote or value) of the outstanding stock of Citywide or owned Citywide securities with an adjusted tax basis of $1,000,000 or more.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR CITYWIDE SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. CITYWIDE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.
Accounting Treatment
The merger will be accounted for as a “purchase” by Heartland of Citywide, as that term is used under GAAP, for accounting and financial reporting purposes. As a result, the historical financial statements of Heartland will continue to be the historical financial statements of Heartland following the completion of the merger. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Citywide as of the effective time of the merger will be recorded at their respective fair values and added to the assets and liabilities of Heartland. Any excess of purchase price over the net fair values of Citywide assets and liabilities is recorded as goodwill (excess purchase price). Financial statements of Heartland issued after the merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Citywide. The results of operations of Citywide will be included in the results of operations of Heartland beginning on the effective date of the merger.
Board of Directors and Management of Heartland Following Completion of the Merger
Heartland will nominate Martin J. Schmitz for election to its board of directors at its 2018 Annual Meeting of Stockholders. From the effective time of the merger until his election to the board of directors, Mr. Schmitz will have the right to attend all Heartland board meetings as an observer. He will not have voting rights or fiduciary obligations to Heartland or its stockholders during this period, but he will be bound by the same confidentiality and insider trading obligations as board members.
Mr. Schmitz, age 59, is Chairman of the Board and President of Citywide. He has served as Chairman of the Board since 2011 and as President since 1997. In addition, Mr. Schmitz serves as Chairman of the Board of Citywide Banks, a position that he has held since 2010. As Chairman of Citywide Banks, he oversees business development and the bank’s commercial banking operations. In addition, he is very involved in the administration of credit management and the audit and regulatory compliance functions. Mr. Schmitz represents the second generation of family leadership for Citywide, its 12 branch locations and businesses including Citywide Banks’ mortgage and commercial real estate services.

Prior to joining Citywide, Mr. Schmitz spent 18 years in the Denver commercial real estate business as the vice president of a commercial real estate group specializing in investment and acquisition. Mr. Schmitz holds bachelors degrees in accounting, economics and business administration.

He is currently a trustee on the Regis University Board of Directors. Additionally, he currently serves on the Board of Directors of the Boys and Girls Clubs of Metro Denver. Mr. Schmitz previously served as Chairman of the Bankers’ Bank of the West and as Chairman of the Colorado Bankers Association.

Mr. Schmitz brings to the Heartland board of directors the valuable perspective of a long-time bank executive in the greater Denver banking market.

Other than Mr. Schmitz's consulting agreement and non-competition agreement, there are no transactions, since the beginning of 2016, or any currently proposed transaction, in which Heartland was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Schmitz had or will have a direct or indirect material interest. At the time of his proposed election, Mr. Schmitz will not be considered an independent director under NASDAQ listing standards, because of the consulting arrangement and Mr. Schmitz's prior employment by Citywide.
Otherwise, the composition of Heartland’s board of directors and its senior management will not be changed as a result of the merger. Information about the current Heartland directors and executive officers can be found in Heartland’s proxy statement dated April 17, 2017 for its 2017 Annual Meeting of Stockholders. See “Where You Can Find More Information” on page 66.

Exchange of Certificates in the Merger
Please do not send us your certificates at this time.
Promptly after the completion of the merger, Heartland or its transfer agent will send transmittal materials to each holder of a Citywide stock certificate (whom has not previously surrendered his, her or its shares) for use in exchanging Citywide stock certificates for certificates representing shares of Heartland common stock or for such certificates and cash. Heartland will deliver certificates or a book entry notification for Heartland common stock and a check to the holder of Citywide common stock once Heartland receives the properly completed transmittal materials and certificates representing such holder’s shares of Citywide common stock.
Citywide stock certificates may be exchanged for Heartland stock certificates and cash until such time that the stock certificates and cash would otherwise escheat to or become the property of any governmental unit or agency. At the end of that period, all unclaimed Heartland stock certificates and cash will become (to the extent permitted by abandoned property and any other applicable law) the property of Heartland.
If your Citywide stock certificate has been lost, stolen or destroyed you may receive a Heartland stock certificate and cash upon the making of an affidavit of that fact. Heartland’s transfer agent may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against the transfer agent or Heartland with respect to the lost, stolen or destroyed Citywide stock certificate.
Neither Heartland, Heartland’s transfer agent, nor Citywide, nor any other person, will be liable to any former holder of Citywide stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
Fractional Shares
Heartland will not issue any fractional shares of Heartland common stock. Instead, a Citywide shareholder who would otherwise have received a fraction of a share of Heartland common stock will receive an amount of cash equal to the fraction of a share of Heartland common stock to which such holder would otherwise be entitled multiplied by the closing price of Heartland common stock on the last trading day immediately preceding the closing date.
Public Trading Markets
Heartland common stock is quoted on the NASDAQ Global Select Market under the symbol “HTLF.” The shares of Heartland common stock to be issued in connection with the merger will be freely transferable under the applicable securities laws, except for shares issued to any shareholder who may be deemed to be an affiliate of Heartland.
Notice of Dissenters’ Rights
Article 113 of the Colorado Business Corporation Act (the “CBCA”) provides that any Citywide shareholder may dissent from the merger and obtain payment of the “fair value” of his, her or its shares as determined in accordance with Article 113 of the CBCA, provided that such shareholder complies with all of the provisions of Article 113.

The following is a brief summary of Article 113 of the CBCA which sets forth the procedures for demanding statutory dissenters’ rights. The full text of Article 113 is attached to this proxy statement/prospectus as Appendix C, and we incorporate that text into this proxy statement/prospectus by reference.

To be entitled to exercise dissenters’ rights, a Citywide shareholder must not vote in favor of the merger agreement and must deliver written notice to Citywide prior to the special meeting of Citywide shareholders to vote on the merger agreement of such shareholder’s intent to demand payment for his, her or its shares if the merger is effectuated.

If the merger is approved by holders of Citywide common stock, then, within 10 days after the effective date of the merger, Citywide is obligated to deliver to those shareholders who have not voted in favor of the merger agreement and have notified Citywide of their intent to demand payment a written dissenters’ notice. The notice will state that the merger was approved and state the effective date or proposed effective date of the merger; state an address at which Citywide will receive payment demands and the address of a place where stock certificates must be deposited; inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made; set the date by which

Citywide must receive the payment demand and the certificates for the shares, which date shall not be less than 30 days after the written dissenters’ notice is given; state the requirement contemplated in section 7-113-103(3) of the CBCA, if such a requirement is imposed; and be accompanied by a copy of Article 113 of the CBCA. A dissenting shareholder must, by the date set forth in the dissenters’ notice, demand payment and send his, her or its stock certificates to the address provided in the dissenters’ notice. The dissenting shareholders’ payment demand must certify in writing whether the shareholder acquired beneficial ownership of the shares of common stock before the date such shareholder was informed of the merger.

A shareholder who does not demand payment or deposit his, her or its certificates by the time specified in the dissenters’ notice will not be entitled to payment for his, her or its shares under the dissenters’ rights sections of the CBCA and will instead be entitled to receive the merger consideration.

Upon the later of completion of the merger or receipt of the payment demand, Citywide will pay each dissenting shareholder who has complied with procedures described in Article 113 of the CBCA the amount that Citywide estimates to be the “fair value” of the dissenting shareholder’s shares of stock, plus accrued interest. The payment must be accompanied by the latest audited annual financial statements of Citywide, any interim financial statements of Citywide, a statement of Citywide’s estimate of the “fair value” of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder’s right to demand payment if the dissenting shareholder is dissatisfied with the payment and a copy of Article 113 of the CBCA.

If: (i) the dissenting shareholder believes that the amount paid by Citywide is less than the “fair value” of his, her or its shares or that the interest due was incorrectly calculated, (ii) Citywide fails to make payment within 60 days after the date set in the dissenters’ notice for demanding payment, or (iii) the merger is not completed and Citywide does not return the deposited certificates within 60 days after the date set in the dissenters’ notice for demanding payment, the dissenting shareholder may notify Citywide of his, her or its estimate of the “fair value” of his, her or its shares and the amount of interest due and demand payment of his, her or its estimate, less any payment previously received. The dissenting shareholder must notify Citywide of his, her or its demand in writing within 30 days after Citywide made or offered payment for the dissenting shareholder’s shares.

If within 60 days after receipt by Citywide of a demand described in the preceding paragraph, the demand remains unsettled, Citywide may bring a special proceeding in Colorado state court and petition the court to determine the “fair value” of the shares and accrued interest. Citywide is required to make all dissenting shareholders whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding will be served a copy of the petition filed with the court. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of the “fair value” of the shares. Each dissenting shareholder will be entitled to judgment for the amount, if any, by which the court finds the fair value of his, her or its shares, plus interest, exceeds the amount paid by Citywide. If Citywide does not bring the special proceeding within such 60-day period, Citywide will pay each dissenting shareholder whose claim remains unsettled the amount demanded.

Failure to comply strictly with all of the procedures set forth in Article 113 of the CBCA will result in the loss of a shareholder’s dissenters’ rights. Consequently, any shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights.

Shareholders considering the exercise of dissenters’ rights should be aware that the “fair value” of their shares as determined under Article 113 of the CBCA could be more than, the same as or less than the merger consideration they would receive under the merger agreement if they did not dissent.

One condition to Heartland’s obligation to complete the merger is that the total number of dissenting shares cannot be more than 6.5% of the number of outstanding shares of Citywide common stock.

THE MERGER AGREEMENT
The following describes material provisions of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and which is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety.
The Merger
Pursuant to the merger agreement, and upon filing of a certificate of merger with the Secretary of State of Delaware and a statement of merger with the Colorado Secretary of State, Citywide will merge with and into Heartland with Heartland as the surviving corporation. Upon the completion of the merger, each share of Citywide common stock, other than shares held by either Heartland or Citywide and shares held by Citywide shareholders who properly assert their dissenters’ rights, will be automatically converted into the right to receive Heartland common stock and cash.
Consideration per share of Citywide common stock
Holders of Series I and Series II Citywide common stock will receive merger consideration of approximately $57.00 in cash and 3.300 shares of Heartland common stock per share, subject to certain adjustments described below, with cash to be paid in lieu of fractional shares of Heartland common stock.
The exchange ratio for the stock component of the merger consideration is fixed and will not be adjusted to reflect changes in the price of Heartland common stock occurring prior to the completion of the merger, but if the price of Heartland common stock drops below certain levels, as described under "The Merger Agreement - Termination," Citywide may exercise a "walk-away" right to terminate the merger agreement unless Heartland increases the exchange ratio or cash component of the merger consideration by exercising its "top-up" option.
The cash component of the merger consideration is subject to the following adjustments:

•
If Citywide's Adjusted Tangible Common Equity (as defined below) is less than $113.0 million on the determination date, then the cash component of the merger consideration will be reduced by an amount equal to (a) the amount by which Citywide's Adjusted Tangible Common Equity is below $113.0 million divided by (b) the outstanding shares of Citywide common stock. If Citywide's Adjusted Tangible Common Equity is greater than $114.8 million on the determination date, the cash component of the merger consideration will be increased by an amount equal to (x) the lesser of (A) $5.0 million and (B) the amount by which Citywide's Adjusted Tangible Common Equity is above $114.8 million, divided by (y) the outstanding shares of Citywide common stock.

“Adjusted Tangible Common Equity” means an amount equal to (a) (i) the total stockholders’ common equity of Citywide (excluding accumulated other comprehensive income (loss)), determined in accordance with GAAP as of the close of business on the determination date as adjusted to reflect a reasonable projection of the operations of Citywide through the effective time of the merger, plus (ii) the determination date transaction expenses, less (b) the sum of (i) the value of the intangible assets determined as of the close of business on the determination date as adjusted to reflect a reasonable projection of the operations of Citywide through the effective time of the merger, and (ii) the tax-effected amount (determined at a marginal tax rate of 34.0%), if any, by which the transaction expenses exceed $11.0 million; provided, however, that for the purpose of determining such excess, all transaction expenses will be treated as if they were paid prior to the closing date of the merger. For purposes of the foregoing definition, “a reasonable projection of operations” will be based on the average monthly operations of Citywide during the then-current year-to-date period for 2017, ending on the determination date. As of March 31, 2017 and based on $269,280 of after-tax transaction expenses paid or accrued by Citywide through such date, the estimated amount of Citywide's Adjusted Tangible Common Equity was $114.9 million.

•
The cash component of the merger consideration is subject to a tax holdback of $4.17 per share of Citywide common stock, or an aggregate of $4.1 million. The amount of the tax holdback may not be paid out, or only partially paid out, to Citywide shareholders if Heartland incurs a tax loss because Citywide or any of its subsidiaries failed to qualify as an "S corporation" or a "qualified subchapter S subsidiary" (within the meaning of the Code or comparable provisions of state, local or other tax law) prior to Citywide's election to become a "C corporation" on April 1, 2014. A claim against the tax holdback and related tax proceedings may reduce the cash that will be paid in the merger by up to $4.17 per share of Citywide common stock.

Martin J. Schmitz will act as representative of the holders of Citywide common stock in connection with the tax holdback. The tax holdback amount will be deposited into a separate account at Heartland, bearing interest at the rate of 3.00% per annum. To the extent that Heartland incurs a tax loss based on the circumstances described in this paragraph, Heartland will be indemnified solely from the tax holdback. Mr. Schmitz will also be entitled to reimbursement of reasonable third party expenses incurred from his participation in any tax proceedings. As described below, any remainder of the tax holdback, plus accrued interest, will be distributed pro rata to holders of Citywide common stock on the applicable release dates, or upon the resolution of pending tax claims, whichever comes later.

•
Within 10 business days of the first release date, September 10, 2017, Heartland or its paying agent will distribute $3.15, plus interest, to former holders of Citywide common stock for each Citywide share converted into Heartland shares, as reduced for pending tax claims and third-party expenses incurred by the shareholder representative.

•
Within 10 business days of the second release date, March 15, 2018, Heartland or its paying agent will distribute $0.58, plus interest, to former holders of Citywide common stock for each Citywide share converted into Heartland shares, as reduced for pending tax claims and third-party expenses incurred by the shareholder representative.

•
Within 10 business days of the third release date, September 10, 2018, Heartland or its paying agent will distribute $0.44, plus interest, to former holders of Citywide common stock for each Citywide share converted into Heartland shares, as reduced for pending tax claims and third-party expenses incurred by the shareholder representative.

Based on the closing price of a share of Heartland common stock as of February 10, 2017 of $45.75, the last trading date before the merger agreement was executed, and assuming no adjustments as described above, the aggregate merger consideration is valued at approximately $203.0 million or $207.98 per share of Citywide common stock. Based on the price of a share of Heartland common stock as of May 17, 2017 of $45.20, the last practicable trading date before the date of this proxy statement/prospectus, the aggregate merger consideration is valued at approximately $200.9 million or $206.16 per share of Citywide common stock. These valuations assume no adjustments based on the Adjusted Tangible Common Equity and no claims against the tax holdback.
Because the Adjusted Tangible Common Equity of Citywide and the market price for Heartland common stock will fluctuate prior to the merger, the value of the actual consideration you will receive may be different from the amounts described above.

The following table presents the value of the cash component of the merger consideration for each share of Citywide common stock, based upon various levels of Citywide's Adjusted Tangible Common Equity:

Adjusted Tangible Common Equity	Cash Adjustment per Share	Cash Consideration per Share	Stock Consideration per Share(1)	Total Consideration per Share
$122.0 million	$5.13	$62.13	$150.98	$213.11
$120.0 million	5.13	62.13	150.98	213.11
$118.0 million	3.28	60.28	150.98	211.26
$116.0 million	1.23	58.23	150.98	209.21
$114.8 million	—	57.00	150.98	207.98
$114.0 million	—	57.00	150.98	207.98
$113.0 million	—	57.00	150.98	207.98
$112.0 million	(1.03)	55.97	150.98	206.95
$100.0 million	(3.08)	53.92	150.98	204.90
$108.0 million	(5.13)	51.87	150.98	202.85
$106.0 million	(7.18)	49.82	150.98	200.80
________________________
(1) Assumes the closing sales price of Heartland common stock as of the last trading day prior to execution of the merger agreement ($45.75) and the fixed exchange ratio of 3.300 shares of Heartland common stock issued for each share of Citywide common stock.

No fractional shares will be issued, but instead Heartland will pay to the holder of Citywide common stock otherwise entitled to a fractional share an amount of cash equal to the fractional share amount multiplied by the closing sale price of a share of Heartland common stock on the last trading day immediately preceding the closing date of the merger.
Conditions to Completion of the Merger
Unless the parties agree otherwise, the completion of the merger will take place at a time and place to be agreed upon by the parties as soon as practicable after all closing conditions have been satisfied or waived.
The merger will be completed when Heartland files a certificate of merger with the Secretary of State of the State of Delaware and statement of merger with the Colorado Secretary of State, unless Heartland and Citywide agree to a later time for the completion of the merger and specify that time in the articles of merger and statement of merger. We currently expect to complete the merger in the third quarter of 2017, subject to receipt of required shareholder and regulatory approvals.
Mutual Conditions to Completion of the Merger
Citywide's and Heartland’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain mutual conditions, including:

•	the approval and adoption of the merger agreement by Citywide shareholders;

•	no prohibitive change in laws;

•	the receipt of the required state and federal regulatory approvals;

•	the absence of any injunction or order, or any law or regulation, that would impair the merger;

•	the approval to increase the total number of authorized shares of Heartland common stock from 30,000,000 to 40,000,000 shares by Heartland's stockholders;

•	the effectiveness of the registration statement for the issuance of Heartland common stock in exchange for Citywide common stock;

•	the truth and correctness of the other party’s representations and warranties, subject to the applicable standard of materiality in the merger agreement; and

•	the other party’s performance in all material respects of all the obligations required to be performed by it under the merger agreement.

On May 17, 2017, the stockholders of Heartland approved an amendment to Heartland's certificate of incorporation that increased the number of authorized shares of Heartland common stock from 30,000,000 to 40,000,000 shares. Accordingly, the above condition relating to the increase in the number of authorized shares of Heartland common stock has been satisfied.
Citywide Conditions to Completion of the Merger
Citywide's obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	no change of control of Heartland;

•	the receipt by Citywide of a legal opinion from its counsel that the merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code; and

•	the assumption of Heartland of Citywide's obligations under its statutory trust agreements.

Heartland Conditions to Completion of the Merger
Heartland's obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the total number of dissenting shares cannot be more than 6.5% of the number of outstanding shares of Citywide common stock;

•	the receipt of certain consents and waivers from third parties;

•	the employment agreement dated February 13, 2017, among Heartland, Citywide, Centennial and Kevin G. Quinn, President and Chief Executive Officer of Citywide Banks, will be in full force and effect;

•
the consulting agreement and the noncompetition agreement dated February 13, 2017, among Heartland, Centennial and Martin J. Schmitz, Chairman of the Board and President of Citywide, will be in full force and effect;

•	the redemption of all issued and outstanding shares of Citywide preferred stock; and

•	the acquisition by Heartland of Citywide's rights under its statutory trust agreements.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation
Citywide has agreed that it will not, and will cause Citywide Banks not to, and will use its best efforts to cause Citywide' and Citywide Banks' officers, directors, employees, agents and authorized representatives not to:

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiries or proposals with respect to any “acquisition proposal” (as defined below);

•	furnish any information regarding Citywide or Citywide Banks to any person in connection with or in response to an acquisition proposal;

•
engage in any discussions or negotiations regarding any acquisition proposal, enter into any agreement regarding an acquisition proposal or that could reasonably be expected to lead to any acquisition proposal or make any recommendation in support of any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into a letter of intent or contract contemplating any acquisition transaction

However, prior to approval of the merger agreement by holders of a majority of Citywide common stock, Citywide may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal, and furnish information regarding Citywide or Citywide Banks to a person proposing an acquisition proposal, but only if: (1) the Citywide board of directors determines in good faith, after consultation with outside counsel, that such action is required in order to comply with its fiduciary obligations to Citywide' shareholders under applicable law; (2) the acquisition proposal did not result from any breach by Citywide of its obligations under the merger agreement relating to non-solicitation; (3) Citywide first enters into a confidentiality agreement with the party proposing the acquisition proposal and notifies Heartland at least two business days before furnishing any information; and (4) Citywide also provides to Heartland any information it provides to the party proposing the acquisition proposal.

Citywide has also agreed:

•
to notify Heartland promptly (and in any event within 24 hours) of any request for information relating to an acquisition proposal and to provide Heartland with relevant information regarding the acquisition proposal or request;

•	to keep Heartland fully informed of the status of any such acquisition proposal (including any modifications or proposed modifications); and

•	to cease immediately and cause to be terminated any existing discussions with any persons regarding an acquisition proposal.

As used in the merger agreement, “acquisition proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to (i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Citywide or a Citywide entity is involved, in which any person or group (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) acquires beneficial or record ownership of 15% or more of any voting securities of Citywide or a Citywide entity, or in which Citywide or a Citywide entity sells more than 20% of its voting securities, or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Citywide or a Citywide entity, except transactions in the ordinary course of business.

Termination
Citywide and Heartland may agree in writing to terminate the merger agreement before completing the merger, even after approval and adoption of the merger agreement by Citywide shareholders, if a majority of the board of directors of each of Citywide and Heartland votes to do so.
In addition, either Heartland or Citywide may decide to terminate the merger agreement in various circumstances, including the following:

•	if there is a law or governmental order that prohibits the merger;

•	if a governmental entity has denied the approval of the merger on a final and non-appealable basis;

•
if holders of two-thirds of the issued and outstanding shares of the Series I Citywide common stock and the Series II Citywide common stock, with each series voting separately as a class, fail to approve the merger at the special meeting;

•	if the Heartland stockholders fail to approve the increase in the number of authorized shares of Heartland common stock by the requisite vote;

•	if the merger has not been completed by September 30, 2017, unless the party seeking to terminate the agreement has failed to comply fully with its obligations under the merger agreement;

•
if the other party has or will have breached any representation, warranty or agreement in any material respect and such breach cannot be or is not cured within 30 days after written notice of the breach is given; or

•	if satisfaction of any closing condition by the other party is or becomes impossible.

Neither Heartland nor Citywide may terminate the merger agreement due to the failure of the Heartland stockholders to approve the increase in the number of authorized shares of Heartland common stock by the requisite vote, because such approval was obtained on May 17, 2017.
Citywide may terminate the merger agreement pursuant to a "walk-away" right at any time within five business days after the determination date, if both of the following conditions are met:

•
the volume weighted average closing price of Heartland common stock during the 15 trading days ending on, and including, the trading day immediately preceding the 10th day prior to the determination date (the "Heartland determination date stock price") is below $35.00 and

•
the ratio of the Heartland determination date stock price to $45.75, the closing price of Heartland common stock on the trading day immediately prior to the date of the merger agreement, is less than the ratio of the average daily closing value of the KBW Nasdaq Regional Banking Index (^KRX) (the "Index"), during the same time period used to calculate the Heartland determination date stock price, to the closing value of the Index on the trading day immediately prior to the date of the merger agreement, after subtracting 0.175 from the second ratio.

However, Citywide's written notice to terminate the merger agreement will have no force and effect if Heartland exercises its "top-up" option and agrees in writing within five business days to increase the original exchange ratio to an amount equal to:

•	the original exchange ratio (3.300 shares of Heartland common stock for each share of Citywide common stock), multiplied by

•	the quotient of the Heartland determination date stock price divided by $35.00.

Alternatively, Heartland may retain the original exchange ratio, and increase cash consideration so that Citywide shareholders are entitled to receive the same value for each share of Citywide common stock as the holder would have received had the original exchange ratio been increased, as described above. Because the "walk-away" formula is dependent on the future price of Heartland common stock and the Index, it is not possible to determine what the adjusted merger consideration would be at this time, but, in general, more cash or more shares of Heartland common stock would be issued, to take into account the extent to which the decline in the average price of Heartland's common stock exceeded the decline in the average price of the common stock of the Index group.

Citywide may also terminate the merger agreement if the Citywide board of directors determines to enter into an agreement with a party other than Heartland if Citywide has received a "superior proposal" from the other party, and Citywide complies with applicable provisions of the merger agreement.
Termination Fee and Payment of Expenses
If the merger agreement is terminated and abandoned for any reason other than fraud, willful misconduct or material breach, it will become void and there will be no liability on the part of Heartland, Citywide or their respective representatives, except that designated provisions of the merger agreement will survive the termination, including provisions relating to the payment of expenses and/or a termination fee in the circumstances described below.
Heartland must pay to Citywide all out-of-pocket expenses incurred by Citywide in connection with the preparation, negotiation, execution and performance of the merger agreement in the event Heartland has breached a representation, warranty or agreement contained in the merger agreement in any material respect, and such breach cannot be cured in a 30-day period.
Citywide must pay to Heartland all out-of-pocket expenses incurred by Heartland in connection with the preparation, negotiation, execution and performance of the merger agreement if the merger agreement is terminated because the merger agreement has not been adopted by the requisite vote of the shareholders of Citywide at the special meeting, or because Citywide has breached a representation, warranty or agreement contained in the merger agreement in any material respect, and such breach cannot be cured in a 30-day period.
In any event, neither party's reimbursement obligation for out-of-pocket expenses will exceed $1.0 million in the aggregate.
Citywide must pay a termination fee of $8.5 million in cash if the merger agreement is terminated:

•	by Citywide because it has determined to enter into an agreement for a superior proposal;

•
by Heartland if Citywide has materially breached its obligation to call a meeting of shareholders and to recommend that its shareholders adopt the merger agreement at such meeting or the restrictions against solicitation of a superior proposal.

Other Covenants and Agreements
Citywide has undertaken customary covenants that place restrictions on it and Citywide Banks until the completion of the merger. In general, Citywide has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, preserve intact in all material respects its business organization and the goodwill, use commercially reasonable efforts to keep available the services of its officers and employees, and maintain satisfactory relationships with vendors, customers and others having business relationships with it.
Citywide has further agreed that, except with Heartland’s prior written consent, Citywide will not, and will cause Citywide Banks not to, among other things, undertake any of the following actions:

•	amend its articles of incorporation or bylaws;

•
issue any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;

•	redeem, purchase, acquire or offer to acquire any of its capital stock or any other ownership interest;

•
split, combine or reclassify any outstanding shares of capital stock, declare, set aside or pay any dividends or other distribution on any shares of its capital stock, except that Citywide Banks may pay dividends to Citywide;

•	incur any material indebtedness, except in the ordinary course of business;

•	discharge or satisfy any material encumbrance on its properties or assets or pay any material liability, except otherwise in the ordinary course of business;

•
sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets, except in the ordinary course of business, for current property taxes not yet due and payable or non-material liens and encumbrances;

•	cancel any material indebtedness or claims or waive any rights of material value, except in the ordinary course of business;

•
acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Citywide, except in exchange for indebtedness previously contracted, including other real estate owned;

•
except for certain limited exceptions, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

•	change its accounting methods, other than changes required by GAAP or regulatory accounting principles generally applicable to depository institutions;

•
allow its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect;

•
enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management, except in the ordinary course of business;

•	enter into or modify any independent contractor or consultant contract that requires annual payments in excess of $100,000;

•	terminate the employment of any Citywide employee, other than in the ordinary course of business

•
amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as and to the extent required by law or in the merger agreement;

•	make, modify or revoke any election with respect to taxes, consent to any waiver or extension of time to asses or collect any taxes, file any amended returns or file any refund claim; or

•
make any commitments to extend credit except in a manner consistent with past practice, and if for more than $1,000,000, after consultation with Heartland and as otherwise set forth in the merger agreement.

Representations and Warranties
The merger agreement contains representations and warranties by each of Citywide and Heartland. Among others, Citywide's representations and warranties to Heartland cover the following:

•	corporate matters, including organization, standing and power;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
the fact that the approval of holders of two-thirds of the issued and outstanding shares of Series I Citywide common stock and Series II Citywide common stock, with each series voting separately as a single class, is the only vote required of any holders of Citywide capital stock with respect to the merger agreement;

•	capitalization;

•	ownership of Citywide common stock;

•	financial statements and absence of liabilities not disclosed therein;

•	loans made by Citywide Banks;

•	allowance for loan losses;

•	deposits;

•	reports and filings with federal and state banking, bank holding company and other regulatory authorities;

•	subsidiaries;

•	the correctness of its books and records;

•	the absence of certain changes or events since September 30, 2016;

•	ownership and leases of real and personal property;

•	intellectual property;

•	environmental liability;

•	Community Reinvestment Act compliance;

•	taxes;

•	information security;

•	material contracts;

•	litigation;

•	brokers;

•	employee benefits and labor matters;

•	insurance matters;

•	transactions with affiliates;

•	permits and compliance with laws;

•	administration of fiduciary accounts;

•	interest rate risk management instruments;

•	no guarantees;

•	facts that relate to obtaining regulatory approvals;

•	the fairness opinion;

•	transactions in securities;

•	registration obligations;

•	the Citywide Banks website; and

•	the non-omission of material facts.

Heartland’s representations and warranties to Citywide cover the following:

•	corporate matters, including organization, standing and power;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	validity of Heartland common stock to be issued pursuant to the merger;

•	capitalization;

•	accuracy of public filings;

•	the absence of any material adverse change since September 30, 2016;

•	reports and filings with federal and state banking, bank holding company and other regulatory authorities;

•	facts that relate to obtaining regulatory approvals;

•	the absence of any action that would cause the merger to fail to qualify for the tax treatment described in this proxy statement/prospectus;

•	the absence of any litigation that would prevent, enjoin, alter or materially delay the merger;

•	the financial capacity to pay the cash portion of the merger consideration;

•	internal controls;

•	compliance with NASDAQ rules and regulations;

•	Community Reinvestment Act compliance;

•	no brokers; and

•	the fairness opinion.

The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this proxy statement/prospectus as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus, including the periodic and current reports and statements that Heartland files with the SEC. See “Where You Can Find More Information” on page 66.
Expenses and Fees
In general, except as described in “The Merger Agreement-Termination Fee and Payment of Expenses,” each party will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, Heartland will pay the filing fees and printing and mailing costs in connection with the preparation and distribution of this proxy statement/prospectus and the filings with bank regulatory authorities.
Amendment or Waivers
The merger agreement may only be amended by written agreement, signed by both Heartland and Citywide. Any provisions of the merger agreement may be waived by the party benefited by those provisions.

INFORMATION ABOUT CITYWIDE
Overview

Citywide is a bank holding company headquartered in Denver, Colorado that holds all of the shares of capital stock of Citywide Banks, a Colorado state non-member bank with 12 offices in Colorado's Front Range. Citywide Banks specializes in commercial lending and treasury management solutions customized for small to midsize businesses. Substantially all of its operations are focused on serving the Denver and Boulder metropolitan areas. At March 31, 2017, Citywide had $1.35 billion in total assets, net loans of $982.0 million, total deposits of $1.17 billion and common shareholders' equity of $114.8 million. Citywide’s principal executive office is located at 6500 East Hampden Avenue, Suite 203, Denver, Colorado 80224, and its telephone number is (303) 365-3702.

Beneficial Ownership of Citywide Common Stock

The following table sets forth information as of May 18, 2017, pertaining to the beneficial ownership of Citywide common stock by: (i) each person who is known to Citywide to be the beneficial owner of more than 5% of Series I or Series II Citywide common stock; (ii) each director of Citywide; (iii) each executive officer of Citywide Banks; and (iv) all directors and executive officers of Citywide as a group. As used herein, the term ‘‘executive officers’’ means Citywide Banks’ President and Chief Executive Officer, its Executive Vice President and Chief Operating Officer and its Division 2 President. The information contained herein has been obtained from Citywide’s records and from information furnished directly to Citywide by each individual listed in the table. Applicable percentage ownership in the table is based on three shares of Series I Citywide common stock and 974,616 shares of Series II Citywide common stock outstanding as of May 18, 2017. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The address for each of the shareholders below is Citywide Banks of Colorado, Inc., 6500 East Hampden Avenue, Suite 203, Denver, CO 80224.

Name or Number of Persons in Group	Amount and Nature of Beneficial Ownership of Series I Citywide Common Stock	Percent of Class		Amount and Nature of Beneficial Ownership of Series II Citywide Common Stock		Percent of Class
Five Percent Shareholders
Vincent N. Schmitz/Citywide Trust	3	100%	(1)	—		*
Schoko GST Exempt Trust	—	*		106,153	(2)	10.9%
Padekeky GST Exempt Trust	—	*		92,102	(3)	9.5%
Trinity GST Exempt Trust	—	*		174,863	(4)	17.9%
Jemm Family GST Exempt Trust	—	*		78,464	(5)	8.1%
PJJ GST Exempt Trust	—	*		78,464	(6)	8.1%
Pennies From Heaven GST Exempt Trust	—	*		78,198	(7)	8.0%
Directors and Executive Officers
Kevin G. Quinn Director; President and Chief Executive Officer of Citywide Banks	—	*		3,233	(8)	*
Jeffrey J. Schmitz Director; Executive Vice President and Chief Operating Officer of Citywide Banks	—	*		387,155	(9)	39.7%
Martin J. Schmitz Director	—	*		387,155	(10)	39.7%
Richard V. Schmitz Director	—	*		0		*
Joanne Sherwood Division 2 President of Citywide Banks	—	*		2,027	(11)	*
Directors and Executive Officers as a group (five persons)	—	*		608,244		62.4%
________________________

*	Less than 1%.

(1)	Thomas Bieging is trustee of this trust.

(2)	Martin J. Schmitz is trustee of this trust.

(3)	Jeffrey J. Schmitz is trustee of this trust.

(4)	Martin J. Schmitz and Jeffrey J. Schmitz are co-trustees of this trust.

(5)	Jeffrey J. Schmitz is trustee of this trust.

(6)	Jeffrey J. Schmitz is trustee of this trust.

(7)	Martin J. Schmitz is trustee of this trust.

(8)	Includes 1,611 shares held by Mr. Quinn in his IRA.

(9)
Includes 92,102 shares held by the Padekeky GST Exempt Trust, of which Mr. Schmitz is trustee, 174,863 shares held by the Trinity GST Exempt Trust, of which Mr. Schmitz is co-trustee, 78,464 shares held by the Jemm Family GST Exempt Trust, of which Mr. Schmitz is trustee and 78,464 shares held by the PJJ GST Exempt Trust, of which Mr. Schmitz is trustee.

(10)
Includes 27,941 shares held by Mr. Schmitz, 106,153 shares held by the Schoko GST Exempt Trust, of which Mr. Schmitz is trustee, 174,863 shares held by the Trinity GST Exempt Trust, of which Mr. Schmitz is co-trustee and 78,198 shares held by Pennies From Heaven GST Exempt Trust, of which Mr. Schmitz is trustee.

(11)	Reflects shares held in the Gregory and Joanne Sherwood Revocable Trust, of which Ms. Sherwood is co-trustee.

INFORMATION ABOUT HEARTLAND
Heartland is a multi-bank holding company. At March 31, 2017, Heartland had total assets of $8.36 billion, total loans of $5.36 billion, total deposits of $7.09 billion and common stockholders’ equity of $780.4 million. Heartland’s total capital as of March 31, 2017, was $781.3 million. On February 28, 2017, Heartland acquired Founders Bancorp, the parent company of Founders Community Bank, its California state banking subsidiary. In this transaction, Founders Bancorp was merged into Heartland, and Founders Community Bank was merged in Premier Valley Bank, Heartland's California state banking subsidiary.
Heartland conducts a community banking business through its bank subsidiaries, independently chartered community banks operating in the states of Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. All bank subsidiaries of Heartland are members of the FDIC. Listed below are Heartland's current 10 bank subsidiaries, which operate a total of 109 banking locations:

•	Dubuque Bank and Trust Company, Dubuque, Iowa, is chartered under the laws of the state of Iowa.

•	Illinois Bank & Trust, Rockford, Illinois, is chartered under the laws of the state of Illinois.

•	Wisconsin Bank & Trust, Madison, Wisconsin, is chartered under the laws of the state of Wisconsin.

•	New Mexico Bank & Trust, Albuquerque, New Mexico, is chartered under the laws of the state of New Mexico.

•	Rocky Mountain Bank, Billings, Montana, is chartered under the laws of the state of Montana.

•	Arizona Bank & Trust, Phoenix, Arizona, is chartered under the laws of the state of Arizona.

•	Centennial Bank and Trust, Denver, Colorado, is chartered under the laws of the state of Colorado.

•	Minnesota Bank & Trust, Edina, Minnesota, is chartered under the laws of the state of Minnesota.

•	Morrill & Janes Bank and Trust Company, Merriam, Kansas, is chartered under the laws of the state of Kansas.

•	Premier Valley Bank, Fresno, California, is chartered under the laws of the state of California.

Dubuque Bank and Trust Company also has two wholly-owned non-bank subsidiaries:

•	DB&T Insurance, Inc., a multi-line insurance agency.

•	DB&T Community Development Corp., a community development company with the primary purpose of partnering in low-income housing and historic rehabilitation projects.

Heartland has three active non-bank subsidiaries as listed below:

•	Citizens Finance Parent Co., a consumer finance company with two wholly-owned subsidiaries:

▪ Citizens Finance Co., a consumer finance company with offices in Iowa and Wisconsin.
▪ Citizens Finance of Illinois Co., a consumer finance company with offices in Illinois.

•	Heartland Community Development Inc., a property management company with the primary purpose of holding and managing certain nonperforming assets acquired from the Bank Subsidiaries.

•
Heartland Financial USA, Inc. Insurance Services, a multi-line insurance agency with the primary purpose of providing online insurance products to consumers and small business clients in Bank Subsidiary markets.

In addition, as of March 31, 2017, Heartland had trust preferred securities issued through special purpose trust subsidiaries formed for the purpose of offering cumulative capital securities, including Heartland Financial Statutory Trust IV, Heartland Financial Statutory Trust V, Heartland Financial Statutory Trust VI, Heartland Financial Statutory Trust VII, Morrill Statutory Trust I, Morrill Statutory Trust II, Sheboygan Statutory Trust I and CBNM Capital Trust I.

All of Heartland’s subsidiaries were wholly owned as of March 31, 2017.

The principal business of Heartland's bank subsidiaries consists of making loans to and accepting deposits from businesses and individuals. Its bank subsidiaries provide full service commercial and retail banking in their communities. Both Heartland's loans and its deposits are generated primarily through strong banking and community relationships, and through management that is actively involved in the community. Heartland's lending and investment activities are funded primarily by core deposits. This stable source of funding is achieved by developing strong banking relationships with customers through value-added product offerings, competitive market pricing, convenience and high-touch personal service. Deposit products, which are insured by the FDIC to the full extent permitted by law, include checking and other demand deposit accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts, health savings accounts and other time deposits. Loan products include commercial and industrial, commercial real estate, small business, agricultural, real estate mortgage, consumer, and credit cards for commercial, business and personal use.

Heartland supplements the local services of its bank subsidiaries with a full complement of ancillary services, including wealth management, investment and insurance services. Heartland provides convenient electronic banking services and client access to account information through business and personal online banking, mobile banking, bill payment, remote deposit capture, treasury management services, debit cards and automated teller machines.

Dubuque Bank and Trust Company, Heartland’s oldest and largest bank subsidiary, was originally incorporated in Iowa in 1935. Heartland was formed as an Iowa operation to serve as its holding company in 1981, and Heartland reincorporated in Delaware on June 30, 1993. Heartland's principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001. Heartland’s telephone number is (563) 589-2100 and its website address is www.htlf.com.

Additional information about Heartland and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

COMPARISON OF RIGHTS OF HOLDERS OF HEARTLAND
COMMON STOCK AND CITYWIDE COMMON STOCK

The rights of Citywide shareholders are governed by the CBCA and Citywide's articles of incorporation and bylaws. The rights of Heartland stockholders are governed by the DGCL and Heartland’s certificate of incorporation and bylaws. After the merger, the rights of Heartland’s stockholders and Citywide's former shareholders will be governed by the DGCL and Heartland’s certificate of incorporation and bylaws. The following discussion summarizes the material differences between the rights of Citywide shareholders and the rights of Heartland stockholders. You should read Heartland’s certificate of incorporation and bylaws, and Citywide's articles of incorporation and bylaws carefully and in their entirety.

Authorized Capital Stock
Heartland	Citywide
Authorized:	Authorized:
• 40,000,000 shares of common stock	• 5,250,000 shares of common stock 250,000 shares of Series I Citywide common stock 5,000,000 shares of Series II Citywide common stock
• 200,000 shares of preferred stock
• 16,000 shares of Series A Junior Participating Preferred
• 81,698 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B
• 81,698 shares of Non-Cumulative Perpetual Preferred Stock, Series C
• 3,000 shares of Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D
• 1,000,000 shares of preferred stock 250,000 shares of 7.5% Senior Non-Cumulative Perpetual Preferred Stock, Series A
Outstanding as of March 31, 2017:	Outstanding as of March 31, 2017:
Common stock: • 26,674,121 shares of common stock	Common stock: • Three shares of Series I Citywide common stock • 974,613 shares of Series II Citywide common stock
Preferred stock: • 745 shares of Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D	Preferred stock: • 5,050 shares of 7.5% Senior Non-Cumulative Perpetual Preferred Stock, Series A

Size of Board of Directors
Heartland	Citywide
The DGCL provides that the board of directors of a business corporation shall consist of one or more members, each of whom shall be a natural person, and that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change shall be made only by amendment. Heartland’s certificate of incorporation provides that the number of directors shall not be less than three nor more than nine.

The CBCA provides that the number of directors on the board of directors of a business corporation shall be specified or fixed in accordance with the bylaws. The CBCA, unlike the DGCL, also allows shareholders to amend a corporation’s bylaws without the approval of the Board of Directors. Citywide’s bylaws provide that the number of directors shall be not less than five nor more than 25 and shall be fixed by a resolution of the board of directors. from time to time.

Qualifications of Directors
Heartland	Citywide
The DGCL provides that directors need not be stockholders unless otherwise required by the certificate of incorporation or the bylaws, and that other qualifications of directors may be prescribed in the certificate of incorporation or the bylaws.

The Heartland bylaws provide that directors need not be residents of Delaware or the United States or stockholders of the corporation. Heartland’s certificate of incorporation and bylaws provide that a person shall not be eligible for election to the board of directors if such person is seventy (70) years of age or older on the date of such election, provided, however, that such restriction does not apply to any incumbent directors who attained the age of sixty-five (65) years prior to January 1, 1993.

Under the CBCA, a director is not required to be a resident of the state of Colorado or a shareholder of the corporation, unless otherwise required by the bylaws.

The Citywide bylaws similarly provide that directors need not be residents of Colorado or shareholders of Citywide.

Filling Vacancies on the Board
Heartland	Citywide
The DGCL provides that, unless the certificate of incorporation or bylaws state otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on the board of directors including newly created directorships resulting from an increase in the number of directors.

Heartland’s bylaws provide that vacancies may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, by the nominating and compensation committee, or by the sole remaining director.

The CBCA provides that a vacancy on the board of directors may be filled by the board of directors or the shareholders, unless otherwise provided in the articles of incorporation. If the directors remaining in office constitute fewer than a quorum, the remaining directors then in office may still fill the vacancy by a majority vote.

Citywide’s bylaws provide that a vacancy on the board of directors may be filled by the board of directors. If the directors remaining in office constitute fewer than a quorum, the remaining directors then in office may still fill the vacancy by a majority vote. Citywide’s bylaws further provide that any directorship to be filled by reason of any increase in the number of directors will be filled by the board of directors or by an election at an annual meeting or at a special meeting of shareholders called for that purpose

Removal of Directors
Heartland	Citywide
Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote on their election; however, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause unless the certificate of incorporation otherwise provides.

Heartland’s certificate of incorporation provides that a director may only be removed for cause and by an affirmative vote of seventy percent (70%) of the outstanding shares entitled to vote generally in the election of directors at an annual meeting of stockholders or a meeting of the stockholders called for that purpose.

Under the CBCA, shareholders of a corporation may remove a director with or without cause, if removal is approved by a majority of the then outstanding shares. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. No director may be removed when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected. Removal by the shareholders may only be done at a shareholder meeting called for that purpose.

Citywide’s bylaws do not specify procedures with respect to the removal of directors, so any such removal would be governed by the CBCA.

Nomination of Directors for Election
Heartland	Citywide
If a stockholder wishes to nominate a person for election as director, the stockholder must give timely notice in proper written form to the Secretary of Heartland. To be timely, such stockholder notice must be received by the Secretary at Heartland’s principal executive offices not later than the close of business on the thirtieth day nor earlier than the opening of business on the seventy-fifth day before the meeting; provided, however, that in the event the notice of the meeting is given less than forty (40) days before the meeting, notice must be received not later than ten (10) days after the date that notice of the meeting was given. To be in proper written form, such stockholder’s notice must be in writing and contain information regarding the nominee to the board of directors and the stockholder bringing the nomination and other information specified in Heartland’s bylaws.
Citywide's bylaws do not specify procedures with respect to the nomination of directors.

Fiduciary Duty of Directors
Heartland	Citywide
Directors of Delaware have fiduciary obligations to act in accordance with the so-called duties of “due care” and “loyalty.” The duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires the directors to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation.

Under the CBCA, directors owe a duty of care to the corporation and its shareholders. This standard requires reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. Directors also have a duty of loyalty to the corporation and its shareholders, requiring the director to act in the best interest of the corporation.

Anti-Takeover Provisions
Heartland	Citywide
The DGCL generally prohibits certain Delaware corporations from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

• the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the stockholder becoming an interested stockholder;
• the interested stockholder acquires at least eighty-five percent (85%) of the voting stock (excluding shares held by officers, directors and certain employee stock plans) of the corporation in the transaction that causes the stockholder to become an interested stockholder; or
• the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock (excluding stock owned by the interested stockholder).

The DGCL generally defines “business combination” to include merger; sale or other disposition to the interested stockholder of ten percent (10%) or more of the assets of the corporation; subject to specified exceptions, a transaction by the corporation that results in an increase in the stock of the corporation owned by the interested stockholder; and other financial benefits provided to the interested stockholder by or through the corporation.
The CBCA has no express anti-takeover provisions.

Generally, the DGCL defines an “interested stockholder” as (i) any person owning fifteen percent (15%) or more of the outstanding voting stock of the corporation, or (i) any affiliate or associate of the corporation that owned fifteen percent (15%) or more of the voting stock of the corporation during the past three years.

Shareholder Meeting
Heartland	Citywide
Annual Meetings. Under Heartland’s bylaws an annual meeting of the stockholders must be held on the Wednesday following the third Tuesday of May each year or on such other date as the board of directors may determine.

Special Meetings. Under the DGCL, a special meeting may be called by the board of directors or by other persons authorized by the certificate of incorporation or the bylaws. Heartland’s bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the vice chairman of the board, the president, the board, or at the written request of stockholders representing a majority of outstanding voting shares.

Annual Meetings. Under Citywide’s bylaws, an annual meeting of shareholders must be held each year at a date and time fixed by the board of directors, the chairman of the board or the president.

Special Meeting. Under the CBCA, the board of directors, persons authorized by the bylaws and holders of at least ten percent (10%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, may call a special meeting of shareholders. Citywide’s bylaws are consistent with the CBCA and also allow for the chairman of the board and the president to call such meetings.

Submission of Shareholder Proposals
Heartland	Citywide
Heartland’s bylaws provide that a stockholder must give notice to the secretary of Heartland not less than thirty (30) days nor more than seventy-five (75) days prior to the date of the originally scheduled meeting in order to bring business before an annual meeting. The notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of the proposal and the reasons for the proposal; (ii) the name and address of the proposing stockholder; (iii) the number of shares of Heartland’s common stock beneficially owned by the stockholder; and (iv) any interest of the stockholder in the proposal.
Citywide’s bylaws do not specify procedures with respect to business that may be brought by a shareholder at a meeting of shareholders.

Notice of Shareholder Meetings
Heartland	Citywide
Heartland’s bylaws provide that it shall notify stockholders of the place, date, and time of a meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting or in the case of a merger or consolidation of Heartland requiring stockholder approval or a sale, lease or exchange of all or substantially all of Heartland’s property and assets, not less than twenty (20) nor more than sixty (60) days before the date of meeting. If the notice is for a meeting other than the annual meeting, the notice shall also specify the purpose or purposes for which the meeting is called.

Citywide’s bylaws provide that the corporation shall notify those shareholders entitled to vote of the date, time and place of each shareholders meeting not less than ten (10) nor more than sixty (60), days before the meeting date. Notice of special shareholders’ meeting need not include the purpose or purposes of the meeting except as may otherwise be required by the CBCA.

Shareholder Vote Required for Mergers and Sales
Heartland	Citywide
The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock entitled to vote thereon. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; or (iii) either no shares of common stock of the surviving corporation are to be issued in the merger, or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than twenty percent (20%).

In addition, the DGCL permits the merger of one corporation, of which at least ninety percent (90%) of the outstanding shares of each class is owned by another corporation, with or into the other corporation, without shareholder approval of either corporation.

Heartland’s certificate of incorporation provides that a merger or consolidation or a sale, lease or exchange of all or substantially all of Heartland’s property and assets requires the affirmative vote of seventy percent (70%) of Heartland’s voting shares unless such transaction (i) is approved by resolution adopted by not less than sixty-six and two-thirds percent (66-2/3%) of Heartland’s board of directors, (ii) is with a corporation of which the majority of the outstanding shares are owned by Heartland, or (iii) does not require stockholder approval pursuant to the DGCL.

The CBCA requires that, with respect to a corporation that was in existence in Colorado on June 30, 1994, an agreement of merger to be approved by the affirmative vote of two-thirds of the outstanding shares of each class entitled to vote. Neither Citywide’s articles of incorporation or bylaws provide for any special voting requirements for mergers or sales.

Under the certificate of designation of the Citywide preferred stock, the holders of preferred stock have no voting rights except as required by the CBCA.

Distributions
Heartland	Citywide
The DGCL allows the board of directors to declare and pay dividends and other distributions to stockholders either out of surplus, or out of net profits for the current or preceding fiscal year in which the dividend is declared. A distribution out of net profits is not permitted if a corporation’s capital is less than the accumulated preference of preference shares, until the deficiency has been repaired.

In addition to the restrictions discussed above, Heartland’s ability to pay dividends to its stockholders may be affected by rules, regulations and policies of the Federal Reserve applicable to bank holding companies.

Under the Certificate of Designations of its Series D Preferred Stock, Heartland is prohibited from paying dividends on any shares of parity stock or junior stock (other than a dividend payable solely in shares of junior stock) or redeeming shares of parity stock or junior stock if it has failed to pay dividends on such Series D Preferred Stock.

The CBCA allows the board of directors to declare and pay dividends on the shares of its capital stock. Such distributions may not be made, however, if, as a result of such distribution, the corporation would be able to unable to pay its debts as they become due in the ordinary course of business, the corporation's total assets would be less than its total liabilities or, unless the articles of incorporation permit otherwise, the amount needed to satisfy the preferential rights on dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Citywide’s bylaws provide that Citywide’s board of directors may from time to time declare, and Citywide may pay dividends on its outstanding shares in the manner and upon the terms and conditions provided by the CBCA.

The holders of Citywide preferred stock shall be entitled to receive, as set forth in the certificate of designation of the Citywide preferred stock, non-cumulative cash-dividends with respect to each dividend period.

Under the certificate of designation of the Citywide preferred stock, no dividend or distribution shall be declared and paid or set aside for payment on any shares of any parity stock or junior stock (other than a dividend payable solely in shares of junior stock), and no shares of the same shall be purchased, redeemed or otherwise acquired, unless the full dividends for the most recent dividend payment date on all outstanding shares of

Citywide preferred stock have been paid or declared and a sum for the payment has been set aside; provided, however, that if Citywide pays a dividend to preferred stock holders representing a portion of the dividend for the applicable dividend payment date, it may pay a dividend equal to that same portion of the dividend payable on shares of parity stock on the next succeeding dividend payment date for such parity stock.

In addition to the restrictions discussed above, Citywide’s ability to pay dividends to its stockholders may be affected by rules, regulations and policies of the Federal Reserve applicable to bank holding companies.

Dissenters’ Rights of Appraisal
Heartland	Citywide
Under the DGCL, stockholders have appraisal rights in connection with mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series of stock if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote:

Under the CBCA, a shareholder is entitled to dissent and obtain payment of the fair value of his or her shares in the event of the shareholders’ approval of a merger. However, this right to demand appraisal does not apply to shares of any class or series of stock if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote:

• the shares are listed on a national securities exchange; or
• the shares are held of record by more than 2,000 stockholders.

Further, no appraisal rights are available for shares of stock of a constituent corporation surviving a merger if the merger does not require a vote of the stockholders of the surviving corporation.

Regardless of the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than:

• shares of stock of the corporation surviving or resulting from the merger or consolidation;
• shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 stockholders;
• cash in lieu of fractional shares of the corporations described in either of the above; or
• any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

• the shares are listed on a national securities exchange; or
• the shares are held of record by more than 2,000 shareholders.

Further, no appraisal rights are available for shares of stock of a constituent corporation surviving a merger if the merger does not require a vote of the stockholders of the surviving corporation.

Regardless of the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything other than:

• shares of stock of the corporation surviving or resulting from the merger or consolidation;
• shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, or held of record by more than 2,000 shareholders;
• cash in lieu of fractional shares of the corporations described in either of the above; or
• any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

Shareholder Class Voting Rights
Heartland	Citywide
The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Under the CBCA, except as may be otherwise provided in a corporation’s articles of incorporation, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote of shareholders. All shares of any one class have the same voting rights, preferences, privileges and restrictions, unless the class is divided into series. If a class is divided into series, all the shares of any one series shall have the same voting rights and other rights, preferences, privileges and restrictions.

The Series D Preferred Stock shall have the right to vote with the common stock on a converted basis and as a single class upon any amendment to the certificate of incorporation that would adversely affect their powers, preferences or special rights.

Under the certificate of designation of the Citywide preferred stock, the holders of preferred stock have no voting rights except as required by the CBCA. Under the CBCA, the right to vote as a separate class includes the right to vote to authorize parity or senior stock and to amend the rights of the holders of preferred stock.

Indemnification
Heartland	Citywide
A Delaware corporation is required to indemnify a present or former director or officer against expenses actually and reasonably incurred in an action that such person successfully defends on the merits or otherwise.

A corporation may indemnify any director, officer, employee or agent who is or is threatened to be made a party to a non-derivative proceeding against expenses, judgments and settlements incurred in connection with the proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. A director, officer, employee or agent made or threatened to be made a party to a derivative action can be indemnified to the same extent, except that indemnification is not permitted with respect to claims in which the person has been adjudged liable to the corporation unless the court determines to allow indemnity for expenses.

Any permissive indemnification of a present or former director, officer, employee or agent, unless ordered by a court, shall be made by the corporation upon a determination by: (i) a majority vote of the disinterested directors even though less than a quorum; (ii) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (iii) independent legal counsel in a written opinion; or (iv) the stockholders. The statutory rights regarding indemnification are not exclusive.

The CBCA allows a corporation to indemnify any director of the corporation against liability incurred in a proceeding if the director acted in good faith and in a manner the agent reasonably, in his or her official capacity with the corporation, believed to be in the best interests of the corporation, or in all other cases, that the conduct was not opposed to the corporation’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, provided that indemnification may not can be made (i) in a derivative claim against the director in which he or she is found liable to the corporation, or (ii) in connection with a proceeding in which the director is charged with, and found liable for, deriving an improper benefit. Indemnification for a derivative claim in which the director is not found liable is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by the articles, a corporation must indemnify a director, when successful in the defense of a proceeding, against reasonable expenses incurred in connection with the proceeding.

Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of: (i) an affirmation of director’s good faith that he or she meets the indemnification standards described above and (ii) an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified.

Heartland’s bylaws provide that Heartland shall indemnify a director or officer made party to a proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses, judgments, fines and settlements in the circumstances that the Delaware statute allows, and under the authority of one of the groups specified above, excluding independent legal counsel.

Before it can occur, indemnification must be authorized through one of the following mechanisms: (i) a majority vote of disinterested directors (provided they constitute a quorum); (ii) majority vote of a committee, designated by the directors and consisting of two or more directors that are not parties to the proceeding (only if a quorum cannot be obtained); (iii) the written opinion of independent legal counsel; or (iv) by a majority vote of the shareholders.

The Citywide's articles of incorporation provide for indemnity of persons to the extent and in the manner permitted by the CBCA. This includes circumstances in which indemnification would be discretionary under the CBCA or subject to particular standards of conduct under the CBCA. The articles of incorporation further provide that Citywide shall indemnify an agent in connection with an administrative proceeding that results in a final order assessing civil money penalties or requiring affirmative action by the agent in the form of payments to the corporation. Citywide may not advance expenses to the agent in such instances.

Limitations on Directors’ Liability
Heartland	Citywide
Under the DGCL, a Delaware corporation’s certificate of incorporation may eliminate director liability for all acts except: (i) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (ii) a breach of the duty of loyalty; (iii) improper personal benefits; or (iv) certain unlawful distributions. Heartland’s certificate of incorporation contains such an exculpatory provision.

Under the CBCA, director liability for monetary damages for breach of fiduciary duties may be eliminated or limited in the articles of incorporation, except for certain enumerated actions such as actions and omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, actions taken in the absence of good faith, or actions from which the director derives an improper benefit. Citywide’s articles of incorporation contain the above exculpatory provision.

Furthermore, under the CBCA, no director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation.

Amendment of Certificate or Articles of Incorporation
Heartland	Citywide
Under the DGCL and unless the certificate requires a greater value, an amendment to the certificate of incorporation may be adopted by holders of a majority of the voting shares at a meeting at which a quorum is present, provided that, a class of stockholders has the right to vote separately on an amendment if it would: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) increase or decrease the par value of the shares of the class; or (iii) adversely change the powers, preferences, or special rights of the shares of the class.

The Heartland certificate of incorporation provides that the provisions regarding (i) amendment to bylaws and certificate of incorporation, (ii) the size, qualifications and classes of the board of directors, (iii) additional voting requirements, (iv) business combinations with interested stockholders, and (v) stockholder action by written consent, shall not be amended, changed or repealed unless approved by the affirmative vote of the holders of shares having at least 70% of the voting power of all outstanding stock entitled to vote thereon, unless such amendment, change or repeal was approved by at least sixty-six and two-thirds percent (66-2/3%) of the directors.

Under the CBCA, and unless otherwise provided in the articles, the board of directors may adopt, without shareholder action, amendments to do any of the following: (a) delete names and addresses of incorporators or the initial directors; (b) delete registered agent name and address of the initial registered agent; or (c) add an abbreviation in the domestic entity name.

Under the CBCA, and unless the articles of incorporation require a greater value, amendments to the articles may be adopted by holders of a majority of the voting shares at a meeting at which a quorum is present, provided, however, that a class of shareholders has the right to vote separately on an amendment if it would: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) effect an exchange or reclassification of the shares of one class into shares of the class (or vice versa); (iii) change the rights of the shares of the class; (iv) create a new class of shares having rights that are superior, prior or substantially equal to the shares of the class; (v) increase the rights or number of authorized shares of any class that has rights that are superior, prior or substantially equal to the shares of the class; (vi) limit or deny preemptive rights of shares of the class; or (vii) cancel distributions that have accumulated but have not yet been declared on shares of the class.

Citywide’s articles of incorporation do not provide for any special requirements for amendment of the articles of incorporation. Under the certificate of designation of the Citywide preferred stock, holders of preferred stock do not have any voting rights except as required by the CBCA. Such voting rights include the requirement of a vote of a majority of the holders of preferred stock to amend the articles of incorporation in order to create or increase any shares of preferred stock senior to the rights of the preferred stock then outstanding.

Amendment of Bylaws
Heartland	Citywide
Under the DGCL, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. However, the stockholders always retain the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated such power.

Heartland’s certificate of incorporation and bylaws provide that the bylaws also may be amended, altered or repealed by (i) the stockholders, provided such amendment, alteration or repeal is approved by the affirmative vote of holders of not less than seventy (70%) of the outstanding shares of stock entitled to vote at an election of directors, or (ii) the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the directors.

Under the CBCA, bylaws may be amended by approval of the outstanding shares or by the approval of the board. The articles of incorporation or bylaws may restrict or eliminate the power of the board to amend the bylaws. If authorized by the articles of incorporation, the shareholders may amend the bylaws to fix a greater quorum or voting requirement for shareholders, or voting groups of shareholders. A bylaw that fixes a greater quorum or voting requirement for shareholders shall not be amended by the board of directors. A bylaw that fixes a greater quorum or voting requirement for the board of directors may be amended (i) if adopted by the shareholders, only by the shareholders or (ii) if adopted by the board of directors, either by the shareholders or by the board of directors.

Citywide’s bylaws provide that the board of directors may amend or repeal the bylaws unless the CBCA provides otherwise.

Shareholder Inspection Rights
Heartland	Citywide
Under the DGCL, every stockholder of record has the right to inspect, upon written demand under oath stating the stockholder’s purpose for inspection, in person or by agent or attorney, the corporation’s stock ledger, stockholder list, its other books and records and, subject to certain restrictions, the books and records of a subsidiary of the corporation.

Under the CBCA, a shareholder is entitled to inspect and copy the following records of the corporation, if the shareholder gives the corporation written demand at least five business days before the date on which the shareholder wishes to inspect and copy the following records: (i) articles of incorporation, (ii) bylaws, (iii) minutes of shareholders meetings from the last three years, (iv) written shareholder communications from the last three years, (v) names and business addresses of the current directors and officers, (vi) most recent periodic report and (vii) all financial statements that may be requested by shareholders. Furthermore, a shareholder (a) holding at least five percent (5%) in the aggregate of the outstanding voting shares of a corporation, or who has been a shareholder for at least three months immediately preceding their demand to inspect, (b) who makes a demand to inspect in good faith and for a proper purpose, (c) that describes that purpose with reasonably particularity, and (d) whose request is linked to records directly connected with the described proper purpose, shall have the right to inspect and copy the meeting minutes of the board and the committees, the accounting records of the corporation, and the record of shareholders’ names and addresses and shareholdings.

Citywide’s bylaws provide that any shareholder may inspect the shareholders’ list at the earlier of ten (10) days before the shareholders’ meeting for which the list was prepared or two business days after notice of the meeting is given. This right continues through the meeting and any adjournment of the meeting.

CERTAIN OPINIONS
The validity of the Heartland common stock offered by this proxy statement/prospectus will be passed upon for Heartland by Dorsey & Whitney LLP.
Shapiro Bieging Barber Otteson LLP has delivered an opinion concerning material federal income tax consequences of the merger. See “The Merger-Material U.S. Federal Income Tax Consequences of the Merger” on pages 38 to 42.
EXPERTS
The consolidated financial statements of Heartland Financial USA, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Heartland files annual, quarterly and current reports, proxy statements and other information with the SEC. Heartland’s SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document Heartland files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of Heartland’s public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.
The SEC allows Heartland to incorporate by reference into this proxy statement/prospectus the information it files with the SEC. This allows Heartland to disclose important information to you by referencing those filed documents. Heartland has previously filed the following documents with the SEC and is incorporating them by reference into this proxy statement/prospectus:

•	Heartland’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	Heartland definitive Proxy Statement for its annual meeting of stockholders to be held on May 17, 2017;

•	Heartland’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017;

•
Heartland’s Current Reports on Form 8-K filed on January 18, 2017; February 10, 2017; February 14, 2017; February 21, 2017; March 1, 2017; March 2, 2017; April 20, 2017; April 24, 2017; and May 19, 2017; and

•
the description of Heartland’s common stock and preferred share purchase rights included in its registration statements on Form 8-A filed with the SEC, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Heartland is also incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this proxy statement/prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that Heartland files with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this proxy statement/prospectus or any supplement at no cost by writing or telephoning us at:

Investor Relations
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100

This proxy statement/prospectus contains a description of the representations and warranties that each of Citywide and Heartland made to the other party in the merger agreement. Representations and warranties made by Citywide, Heartland and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated by reference into this proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, including the periodic and current reports and statements that Heartland files with the SEC.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus or any supplement relating to the offered securities. We have not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 13, 2017
BY AND BETWEEN
HEARTLAND FINANCIAL USA, INC.
AND
CITYWIDE BANKS OF COLORADO, INC.

4.11	Subsidiaries; Interests in LLCs; Off Balance Sheet Arrangements	A-27
4.12	Books and Records; Internal Controls	A-28
4.13	No Material Adverse Changes	A-28
4.14	Absence of Certain Developments	A-28
4.15	Properties	A-30
4.16	Intellectual Property	A-30
4.17	Environmental Matters	A-31
4.18	Community Reinvestment Act	A-32
4.19	Information Security	A-32
4.20	Tax Matters	A-33
4.21	Contracts and Commitments	A-36
4.22	Litigation	A-37
4.23	No Brokers or Finders	A-38
4.24	Employees	A-38
4.25	Employee Benefit Plans	A-40
4.26	Insurance	A-42
4.27	Affiliate Transactions	A-43
4.28	Compliance with Laws; Permits	A-43
4.29	No Fiduciary Accounts	A-43
4.30	Interest Rate Risk Management Instruments	A-44
4.31	No Guarantees	A-44
4.32	Regulatory Approvals	A-44
4.33	Fairness Opinion	A-44
4.34	Transactions in Securities	A-44
4.35	Registration Obligation	A-44
4.36	Citywide Banks Website	A-44
4.37	Disclosure	A-44

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER		A-45

5.1	Conduct of Business	A-45
5.2	Access to Information; Confidentiality	A-46
5.3	Notice of Developments	A-47
5.4	Certain Loans and Related Matters	A-47
5.5	Financial Statements and Pay Listings	A-47
5.6	Consents and Authorizations	A-48
5.7	Tax Matters	A-48
5.8	No Solicitation	A-49
5.9	Heartland Forbearances	A-49
5.10	Citywide Forbearances	A-49

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		A-50

6.1	The Bank Merger	A-50
6.2	Filings and Regulatory Approvals	A-50
6.3	Shareholder Meetings; Registration Statement	A-50
6.4	Establishment of Accruals	A-52
6.5	Employee Matters	A-52
6.6	Tax Treatment	A-53

6.7	Updated Schedules	A-54
6.8	Indemnification; Directors’ and Officers’ Insurance	A-54
6.9	Notice of Developments by Heartland	A-54
6.10	Redemption of Citywide Series A Preferred Stock	A-54
6.11	Statutory Trusts	A-55
6.12	Determination of Adjusted Tangible Common Equity	A-55
6.13	Heartland Board of Director Appointment and Board Observer Rights	A-55
6.14	Heartland Confidential Information	A-55
6.15	Special Tax Holdback	A-55

ARTICLE 7 CONDITIONS		A-57

7.1	Conditions to Obligations of Each Party	A-57
7.2	Additional Conditions to Obligation of Citywide	A-58
7.3	Additional Conditions to Obligation of Heartland	A-59

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		A-60

8.1	Reasons for Termination	A-60
8.2	Effect of Termination	A-62
8.3	Expenses	A-62
8.4	Termination Fee	A-62
8.5	Amendment	A-63
8.6	Waiver	A-63

ARTICLE 9 GENERAL PROVISIONS		A-63

9.1	Press Releases and Announcements	A-63
9.2	Notices	A-63
9.3	Assignment	A-64
9.4	No Third Party Beneficiaries	A-64
9.5	Schedules	A-64
9.6	Interpretation	A-65
9.7	Severability	A-65
9.8	Complete Agreement	A-65
9.9	Governing Law	A-65
9.10	Specific Performance	A-65
9.11	Waiver of Jury Trial	A-65
9.12	Investigation of Representations, Warranties and Covenants	A-66
9.13	No Survival of Representations	A-66

SIGNATURES		A-67

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2017, is made and entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Citywide Banks of Colorado, Inc., a Colorado corporation (“Citywide”).
WHEREAS, the respective Boards of Directors of Heartland and Citywide have determined that it is advisable and in the best interests of Heartland and Citywide and their respective shareholders to consummate the merger of Citywide with and into Heartland as described in Article 2 (the “Merger”);
WHEREAS, as a result of the Merger, the outstanding shares of Class A Common Stock, Series I, no par value, of Citywide (“Citywide Series I Common Stock”), and Class A Common Stock, Series II, no par value (“Citywide Series II Common Stock,” and, together with the Citywide Series I Common Stock, the “Citywide Common Stock”) will be converted into a combination of cash and shares of Common Stock, $1.00 par value, of Heartland (“Heartland Common Stock”);
WHEREAS, Heartland does not have a sufficient number of authorized shares of Heartland Common Stock to complete the Merger in accordance with the terms of Section 2.3(a), and has agreed to hold the Heartland Shareholder Meeting (as defined in Section 6.3(b)) to solicit the approval by the Heartland shareholders of the Heartland Charter Amendment (as defined in Article 1);
WHEREAS, Citywide owns all of the issued and outstanding capital stock of Citywide Banks, a Colorado state banking corporation, and Heartland owns all of the issued and outstanding capital stock of Centennial Bank and Trust, a Colorado state banking corporation (“Centennial”), and Heartland and Citywide desire that Citywide Banks be merged with and into Centennial immediately after the Merger (the “Bank Merger”) pursuant to a Bank Merger Agreement (the “Bank Merger Agreement”) substantially in the form attached hereto as Exhibit A;
WHEREAS, as an inducement to Heartland to enter into this Agreement, holders of Citywide Series I Common Stock who own 100% of the outstanding shares of Citywide Series I Common Stock and certain holders of Citywide Series II Common Stock who own approximately 73.2% of the outstanding shares of Citywide Series II Common Stock have entered into a Shareholder Voting Agreement dated the date hereof pursuant to which such holders have agreed to vote in favor of the Merger and all other transactions contemplated by this Agreement;
WHEREAS, Kevin G. Quinn, Chief Executive Officer of Citywide (“Quinn”), has entered into the Quinn Employment Agreement (as defined in Article 1);
WHEREAS, Martin J. Schmitz, Chairman of the Board and President of Citywide (“Schmitz”), has entered into the Schmitz Consulting Agreement (as defined in Article 1) and the Schmitz Non-Competition Agreement (as defined in Article 1); and
WHEREAS, Heartland and Citywide desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Citywide Entity is a constituent corporation or limited liability company, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities or membership interests of any Citywide Entity or (iii) in which any Citywide Entity issues or sells securities or membership interests representing more than 20% of the outstanding securities of any class of voting securities or membership interests of such Citywide Entity; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Citywide.
“Actual Cash Consideration” means the Cash Consideration, the Downwardly Adjusted Cash Consideration or the Upwardly Adjusted Cash Consideration, as the case may be, that any holder of Citywide Common Stock will be entitled to receive for each Citywide Converted Common Share pursuant to Sections 2.3(a) and 2.4.
“Adjusted Tangible Common Equity” means an amount equal to (a) (i) the total stockholders’ common equity of Citywide (excluding accumulated other comprehensive income (loss)), determined in accordance with GAAP as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of Citywide through the Effective Time, plus (ii) the Determination Date Transaction Expenses, less (b) the sum of (i) the value of the Intangible Assets determined as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of Citywide through the Effective Time, and (ii) the Tax-effected amount (determined at a marginal Tax rate of 34.0%), if any, by which the Transaction Expenses exceed $11,000,000; provided, however, that for the purpose of determining such excess, all Transaction Expenses will be treated as if they were paid prior to the Closing Date. For purposes of the foregoing definition, “a reasonable projection of operations” will be based on the average monthly operations of Citywide during the then-current year-to-date period for 2017, ending on the Determination Date.
“Affiliate” has the meaning set forth in Rule 12b‑2 under the Exchange Act.
“Aggregate Tax Holdback Amount” means $4,064,149.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Colorado Law.
“Charter” means (a) with respect to any corporation, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (b) with respect to any partnership, those agreements and instruments that at that time constitute the partnership agreement as filed or recorded under the partnership or other applicable Law of the jurisdiction of organization, or executed by the partners of such partnership, including any amendments thereto.
“Citywide Banks Subsidiaries” means, collectively, C-470 Bowles, CB Quincy Properties, 37600 Cessna Way, H2 Hangar, NAWS Investments, BOHICA Intercreditor Group and Citywide EMC, and “Citywide Subsidiary” means any such entity, individually.
“Citywide Converted Common Share” means each share of Citywide Common Stock that will be converted into the Stock Consideration and Actual Cash Consideration pursuant to Sections 2.3(a), 2.4 and 2.5.
“Citywide Determination Date Balance Sheet” means the consolidated balance sheet of Citywide prepared by Citywide in accordance with GAAP as of the Determination Date pursuant to Section 6.12.
“Citywide Entities” means, collectively, Citywide, Citywide Banks, BRS and the Citywide Banks Subsidiaries, and “Citywide Entity” means any such entity, individually.
“Citywide NDA” means the letter agreement dated August 18, 2016 between Citywide and Heartland.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” means any entity under common control with Citywide within the meaning of Sections 414(b), (c), (m), (o) or (t) of the Code.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“CRA” means the Community Reinvestment Act.
“Determination Date” means the last Business Day of the month immediately preceding the month in which the Effective Time occurs.
“Determination Date Transaction Expenses” means the amount of Transaction Expenses (a) paid and expensed by any Citywide Entity through the close of business on the Determination Date, or (b) reflected as accrued expenses on the Citywide Determination Date Balance Sheet, which Transaction Expenses will be determined on a Tax-effected basis in accordance with GAAP.
“Disclosure Schedules” means the Schedules delivered by Citywide to Heartland on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“First Release Date” means September 10, 2017.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Heartland Charter Amendment” means an amendment to the Charter of Heartland increasing the total number of authorized shares of Heartland Common Stock from 30,000,000 to 40,000,000.
“Heartland Closing Date Stock Price” means the closing sale price of a share of Heartland Common Stock on the last trading day immediately preceding the Closing Date as quoted on the NASDAQ Global Select Market on such trading day.
“Heartland NDA” means the letter agreement dated December 7, 2016 between Heartland and Citywide.
“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business); (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (f) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (g) all obligations of others secured by a lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (i) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business); and (j) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intangible Asset” means any asset of Citywide that is considered an intangible asset under GAAP, including goodwill.
“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“Knowledge of Citywide” or other similar phrase means the actual knowledge of any director or executive officer of Citywide or any knowledge that any such Person should have been aware of in the reasonable and ordinary performance of his or her duties for Citywide.
“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Marijuana-Related Business” means any business that grows, produces, buys or sells or otherwise distributes marijuana (a “Marijuana Business”), a business that leases real property or otherwise provides space to a Marijuana Business, or a business that, to the Knowledge of Citywide, leases or otherwise provides equipment which is directly used to grow or produce marijuana.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition, or results of operations of the Citywide Entities, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be; provided, however, that “Material Adverse Effect” will not be deemed to include the impact of (a) changes after the date hereof in Laws or interpretations thereof of general applicability to banks and bank holding companies, (b) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks and bank holding companies, (c) changes after the date hereof in global, national or regional political or economic conditions generally affecting banks and bank holding companies, (d) any outbreak of hostilities or any new declared or undeclared acts of war, (e) the public announcement of the Merger, and (f) with respect to any of the Citywide Entities, the effects of any action or omission taken or not taken with the prior consent of Heartland or as otherwise required by this Agreement; further provided, however, that the effect of any of the changes described in clauses (a) through (d) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on the Citywide Entities as a whole, on the one hand, or Heartland and its Subsidiaries as a whole, on the other hand, as measured relative to similarly situated companies in the financial services industry.
“Ordinary Course of Business” means the ordinary course of business of the Citywide Entities or Heartland and its Subsidiaries, as the case may be, consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).
“Per Share Holdback Amount” means $4.17.
“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made or adequate accruals or reserves have been established in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to Citywide or Citywide Banks, (e) Encumbrances reflected in the Citywide Unaudited Annual Financial

Statements and the Related Statements or arising under Material Contracts and (f) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (i) that is maintained or contributed to by any Citywide Entity or any Commonly Controlled Entity, (ii) that a Citywide Entity or any Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (iii) for which a Citywide Entity or any Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with the Citywide Entities or their shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by a Citywide Entity or any Commonly Controlled Entity for the benefit of its employees or former employees) or (iv) for or with respect to which any Citywide Entity or any Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor Liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither any Citywide Entity nor any Commonly Controlled Entity has any present or future Liability.
“Quinn Employment Agreement” means the Employment Agreement dated as of the date hereof among Heartland, Citywide, Centennial and Quinn, which will become effective as of the Effective Time.
“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.
“Schmitz Consulting Agreement” means the Consulting Agreement dated as of the date hereof among Heartland, Centennial and Schmitz, which will become effective as of the Effective Time.
“Schmitz Non-Competition Agreement” means the Non-Competition Agreement dated as of the date hereof among Heartland, Centennial and Schmitz, which will become effective as of the Effective Time.
“Second Release Date” means March 15, 2018.
“Severance Costs” means all amounts paid or payable to any employee of any of the Citywide Entities whose employment with any of the Citywide Entities is being terminated as a result of the execution of this Agreement or the performance and consummation of the transactions contemplated hereby (including any amounts due and payable pursuant to the severance program of Heartland described in Section 6.5(c) or any existing employment, change in control, salary continuation, deferred compensation, non-competition, retention, bonus or other similar agreement, plan or arrangement of any Citywide Entity).
“Special Tax Loss” and, collectively, “Special Tax Losses” means any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including the reasonable fees of legal counsel, accountants and other outside consultants related thereto) incurred by a Tax Indemnified Party in connection with the assessment or imposition of Taxes of any Citywide Entity as a result of Citywide failing to qualify as an “S corporation” within the meaning of Section 1361 of the Code or any comparable provisions of state, local or other Tax Law, or as a result of Citywide Banks, Citywide Financial, Citywide Data or Citywide Insurance failing to qualify as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, or any comparable provisions of state, local or other Tax Law, or in connection with the conduct of a Tax Proceeding in which a Governmental Entity takes the position that such failure to qualify as an “S corporation” or a “qualified subchapter S subsidiary” may have occurred.

“Statutory Trust Agreements” means the Statutory Trust Debentures, the Statutory Trust Declarations of Trust, the Statutory Trust Guarantees, the Statutory Trust Indentures and the Statutory Trust Securities.
“Statutory Declarations of Trust” means (a) the Amended and Restated Declaration of Trust, dated December 12, 2003, between Citywide, as Sponsor, and Wilmington Trust Company, as Trustee, (b) the Amended and Restated Declaration of Trust, dated September 29, 2004, between Citywide, as Sponsor, and Wilmington Trust Company, as Trustee, and (c) the Amended and Restated Declaration of Trust, dated May 31, 2006, between Citywide, as Sponsor, and Christiana Bank & Trust Company, as Trustee.
“Statutory Trust Debentures” means (a) the Floating Rate Junior Subordinated Deferrable Interest Debentures, dated December 12, 2003, of Citywide in favor of Wilmington Trust Company, as Institutional Trustee for Citywide Capital Trust III, (b) the Floating Rate Junior Subordinated Deferrable Interest Debentures, dated September 29, 2004, of Citywide in favor of Wilmington Trust Company, as Institutional Trustee for Citywide Capital Trust IV, and (c) the Junior Subordinated Debt Securities due 2036, of Citywide in favor of LaSalle Bank National Association, as Institutional Trustee for Citywide Capital Trust V.
“Statutory Trust Debt” means the aggregate principal outstanding under the Statutory Trust Debentures.
“Statutory Trust Guarantees” means (a) the Guarantee, dated December 12, 2003, issued pursuant to the Indenture, dated December 12, 2003, between Citywide, as Issuer, and Wilmington Trust Company, as Trustee, (b) the Guarantee, dated September 29, 2004, between Citywide, as Issuer, and Wilmington Trust Company, as Trustee, and (c) the Guarantee, dated May 31, 2006, between Citywide, as Issuer and LaSalle Bank National Association, as Trustee.
“Statutory Trust Indentures” means (a) the Indenture, dated December 12, 2003, between Citywide, as Issuer, and Wilmington Trust Company, as Trustee, (b) the Indenture, dated September 29, 2004, between Citywide, as Issuer, and Wilmington Trust Company, as Trustee, and (c) the Indenture, dated May 31, 2006, between Citywide, as Issuer, and LaSalle Bank National Association, as Trustee.
“Statutory Trust Securities” means the common securities and preferred securities issued pursuant to the Statutory Trust Declarations of Trust.
“Statutory Trusts” means the Citywide Capital Trust III, Citywide Capital Trust IV and Citywide Capital Trust V, each of which is a Delaware grantor trust.
“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of Citywide determines in its good faith judgment, after consultation with, and receipt of written advice from, its financial advisors (which advice will be communicated to Heartland), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (a) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and any other relevant factors permitted under applicable Law, (b) after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors of Citywide has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then (c) after taking into account any amendment or modification to this Agreement proposed by Heartland.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.
“Tax Proceeding” means Tax audits, suits, actions or other proceedings with any Governmental Entity related to Taxes.

“Third Release Date” means September 10, 2018.
“Transaction Documents” means this Agreement, the Shareholder Voting Agreement, the Quinn Employment Agreement, the Schmitz Consulting Agreement, the Schmitz Non-Competition Agreement and the Bank Merger Agreement.
“Transaction Expenses” means all amounts paid, to be paid, accrued or to be accrued by the Citywide Entities (or by Heartland or the Surviving Corporation, as successors to, or owners of, any of the Citywide Entities) that arise out of, in connection with or as a result of the execution of this Agreement and the performance and consummation of the transactions contemplated hereby (whether arising before, at or after the Effective Time), including (a) legal, accounting and financial advisory fees or commissions, (b) Severance Costs, (c) the cost of the employee retention bonus program referred to in Section 6.5(b), (d) termination fees or other expenses incurred in connection with the termination of any Contract of any Citywide Entity with respect to which such termination fees or other expenses exceed $5,000 (including any Contract relating to information technology or card services), (e) prepaid software costs that are written off in connection with the termination of any Contracts of any Citywide Entity, (f) payments made in connection with the termination of any Plans (unless the amount of such payments has been accrued by Citywide), (g) the amount of any penalties or other expenses incurred by any of the Citywide Entities in connection with the prepayment of Indebtedness by such Citywide Entity occurring as a result of such transactions, and (h) premiums or other expenses relating to the D&O Insurance, and (i) Liabilities for Taxes arising out of such transactions.
The following terms not defined above are defined in the sections indicated below:

Definition	Defined
37600 Cessna Way	4.1(g)
37600 Cessna Way Operating Agreement	4.1(g)
Affordable Care Act	4.25(k)
Agreement	Preamble
ALLL	4.8
Bank Holding Company Act	3.1(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Bank Regulators	3.14
Bank Regulatory Approvals	3.2
Blue Sky Laws	3.2
Board Observer	6.13
BOHICA Intercreditor Group	4.1(j)
BOHICA Intercreditor Group Operating Agreement	4.1(j)
BRS	4.1(a)
BRS Operating Agreement	4.1(c)
C-470 Bowles	4.1(e)
Cash Consideration	2.3(a)
CB Quincy Properties	4.1(f)
CB Quincy Properties Operating Agreement	4.1(f)
CBC	3.2
CBCA	2.1
CDB	3.2
Centennial	Recitals
Change of Citywide Board Recommendation	6.3(a)
Citywide	Preamble
Citywide Audited Annual Financial Statements	4.5(a)
Citywide Banks Audited Annual Financial Statements	4.5(b)
Citywide Banks Common Stock	4.3
Citywide Banks Pre-December 31, 2016 Financial Statements	4.5(b)
Citywide Banks September 30, 2016 Balance Sheet	4.5(b)

Citywide Banks September 30, 2016 Related Financial Statements	4.5(b)
Citywide Banks Unaudited Annual Financial Statements	4.5(e)
Citywide Board Recommendation	6.3(a)
Citywide Common Stock	Recitals
Citywide Data	4.20(cc)
Citywide EMC	4.1(d)
Citywide EMC Operating Agreement	4.1(d)
Citywide Employees	6.5(a)
Citywide Financial	4.20(bb)
Citywide Insurance	4.20(dd)
Citywide IT Systems	4.19(b)
Citywide Latest Balance Sheet	4.5(d)
Citywide Pre-December 31, 2016 Financial Statements	4.5(a)
Citywide Regulatory Reports	4.10
Citywide September 30, 2016 Balance Sheet	4.5(a)
Citywide September 30, 2016 Related Financial Statements	4.5(a)
Citywide Series A Preferred Stock	4.3
Citywide Series I Common Stock	Recitals
Citywide Series II Common Stock	Recitals
Citywide Shareholder Meeting	6.3(a)
Citywide Unaudited Annual Financial Statements	4.5(d)
Closing	2.9
Closing Date	2.9
Code	Recitals
Colorado Statement of Merger	2.2(d)
D&O Insurance	6.8(b)
Delaware Certificate of Merger	2.2(d)
Department	4.24(c)
DGCL	2.1
Dissenting Shareholder	2.8(a)
Dissenting Shares	2.8(b)
Downwardly Adjusted Cash Consideration	2.4
Effective Date	2.2(d)
Effective Time	2.2(d)
EMC Holdings	4.11(b)
Environmental Costs	4.17(a)(i)
Environmental Law	4.17(a)(ii)
Exchange Act	3.2
Exchange Ratio	2.3(a)
Expenses	8.3
FDIA	3.1(b)
FDIC	3.2
Final Index Price	8.1(d)(vi)
First Tax Holdback Distribution	6.15(f)
Fractional Share Amount	2.3(b)
FRB	3.2
H2 Hanger	4.1(h)
H2 Hanger Operating Agreement	4.1(h)
Hazardous Materials	4.17(a)(iii)
Heartland	Preamble

Heartland 10-K Reports	3.5(a)
Heartland 10-Q Report	3.5(a)
Heartland Board Recommendation	6.3(b)
Heartland Common Stock	Recitals
Heartland Determination Date Stock Price	8.1(d)(vi)
Heartland Financial Statements	3.5(b)
Heartland Plans	6.5(b)
Heartland Regulatory Reports	3.7(a)
Heartland Series A Preferred Stock	3.4
Heartland Series B Preferred Stock	3.4
Heartland Series C Preferred Stock	3.4
Heartland Series D Preferred Stock	3.4
Heartland Shareholder Meeting	6.3(b)
Indemnified Party	6.8(a)
Index	8.1(d)(vi)
Index Ratio	8.1(d)(vi)
Initial Heartland Stock Price	8.1(d)(vi)
Initial Index Price	8.1(d)(vi)
Leased Real Property	4.15(c)
Letter of Transmittal	2.7(a)
List	4.17(a)(iv)
Marijuana-Related Business Loans	4.7(d)
Material Contracts	4.21(a)
Materially Burdensome Regulatory Condition	7.1(a)
Merger	Recitals
Merger Consideration	2.3(a)
NASDAQ	3.2
NAWS Investments	4.1(i)
NAWS Investments Operating Agreement	4.1(i)
Operating Real Property	4.15(c)
OREO	4.7(b)
Owned Real Property	4.15(b)
Proxy Statement/Prospectus	6.3(c)
Quinn	Recitals
Raymond James	3.15
Real Property	4.15(c)
Registration Statement	6.3(c)
Regulatory Action	4.17(a)(v)
Release	4.17(a)(vi)
Representatives	5.8(a)
Required Citywide Shareholder Vote	4.2(a)
Required Consents	5.6
Sandler O’Neill	4.23
Schmitz	Recitals
SEC	3.5(a)
Second Tax Holdback Distribution	6.15(g)
Securities Act	3.2
September 30, 2016 Balance Sheets	4.5(c)
September 30, 2016 Financial Statements	4.5(c)
Stock Consideration	2.3(a)

Surviving Corporation	2.1
Tax Claim	6.15(c)
Tax Indemnified Parties	6.15(b)
Termination Date	8.1(d)(i)
Third-Party Environmental Claim	4.17(a)(vii)
Third Tax Holdback Distribution	6.15(h)
Transfer Taxes	5.7(c)
Upwardly Adjusted Cash Consideration	2.4
WHMC	4.11(b)
Work Permits	4.24(c)

ARTICLE 2
MERGER

2.1    The Merger. Under the terms of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 7, at the Effective Time, Citywide will be merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”) and Section 7-111-106.5 of the Colorado Business Corporation Act (the “CBCA”).

2.2    Effect of Merger.

(a)At the Effective Time, Citywide will be merged with and into Heartland, and the separate existence of Citywide will cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, will be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law. The directors and officers of Heartland immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and shall qualify; provided, however, that Schmitz will be nominated by Heartland and recommended to its shareholders for election to its Board of Directors in accordance with Section 6.13.

(b)At the Effective Time and thereafter, the Surviving Corporation will be responsible and liable for all the Liabilities, Indebtedness and penalties of each of Heartland and Citywide.

(c)At the Effective Time and thereafter, the Surviving Corporation will possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and Citywide; all property, real, personal and mixed, and all Indebtedness due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and Citywide, will be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or Citywide, will not revert or be in any way impaired by reason of the Merger.

(d)To effect the Merger, the parties hereto will cause a Certificate of Merger substantially in the form attached hereto as Exhibit B (the “Delaware Certificate of Merger”) and a Statement of Merger substantially in the form attached hereto as Exhibit C (the “Colorado Statement of Merger”) relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively. The Merger will become effective upon the filing of the Delaware Certificate of Merger and the Colorado Statement of Merger. As used herein, the term “Effective Date” will mean the date on which the Merger will become effective as provided in the preceding sentence, and the term “Effective Time” will mean the time on the Effective Date when the Merger will become effective. The Effective Date and the Effective Time will take place on the Closing Date.

2.3    Conversion of Citywide Common Stock.

(a)To effectuate the Merger, at the Effective Time, and without any further action of Heartland, Citywide or any holder of Citywide Common Stock, each issued and outstanding share of Citywide Common Stock (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) will be canceled and extinguished and be converted into and become a right to receive (i) subject to Sections 2.4 and 6.15, $57.00 in cash (the “Cash

Consideration”), and (ii) subject to Section 2.5, 3.300 shares (the “Exchange Ratio”) of Heartland Common Stock (the “Stock Consideration,” and, together with the Actual Cash Consideration, the “Merger Consideration”).

(b)No fractional shares of Heartland Common Stock will be issued for Citywide Converted Common Shares, and in lieu of any fractional share, Heartland will pay to each holder of Citywide Converted Common Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock an amount of cash (without interest) equal to the product of (i) the Heartland Closing Date Stock Price multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

(c)Each share of Citywide Common Stock held as treasury stock of Citywide or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of Indebtedness previously contracted, will be canceled, retired and cease to exist, and no exchange or payment will be made with respect thereto.

2.4Adjustment to Cash Consideration for Changes in Adjusted Tangible Common Equity. If the Adjusted Tangible Common Equity is less than $113,000,000, the Cash Consideration will be reduced by an amount equal to (a) the amount by which the Adjusted Tangible Common Equity is below $113,000,000, divided by (b) the Citywide Shares Outstanding (the “Downwardly Adjusted Cash Consideration”). If the Adjusted Tangible Common Equity is greater than $114,800,000, the Cash Consideration will be increased by an amount equal to (x) the lesser of (A) $5,000,000 and (B) the amount by which the Adjusted Tangible Common Equity is above $114,800,000, divided by (y) the Citywide Shares Outstanding (the “Upwardly Adjusted Cash Consideration”).

2.5    Adjustments to Heartland Common Stock. In the event Heartland changes (or establishes a record date for changing) the number of shares of Heartland Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Heartland Common Stock, or Heartland declares a stock dividend or extraordinary cash dividend, and the record date therefor will be prior to the Effective Date, the Exchange Ratio will be proportionately adjusted.

2.6    Rights of Holders of Citywide Common Stock; Capital Stock of Heartland.

(a)At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the Citywide Converted Common Shares will be deemed for all purposes to evidence the right to receive the Stock Consideration and the Actual Cash Consideration for each Citywide Converted Common Share, and the record holder of such outstanding stock certificate will, after the Effective Time, be entitled to vote the shares of Heartland Common Stock into which such shares of Citywide Common Stock will have been converted on any matters on which the holders of record of Heartland Common Stock, as of any date subsequent to the Effective Time, will be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by Citywide containing the names and addresses of the holders of record of Citywide Common Stock at the Effective Time.

(b)At and after the Effective Time, each share of capital stock of Heartland issued and outstanding immediately prior to the Effective Time will remain an issued and existing share of capital stock of the Surviving Corporation and will not be affected by the Merger.

2.7    Payment and Exchange of Certificates.

(a)Payment of Merger Consideration; Exchange of Certificates. Within five (5) Business Days after the Closing, Heartland will cause to be distributed to each holder of shares of Citywide Common Stock a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such shares in exchange for the Stock Consideration and the Actual Cash Consideration for each Citywide Converted Common Share (a “Letter of Transmittal”). Within five (5) Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a share of Citywide Common Stock, Heartland or such paying agent will distribute to the Person in whose name such certificate is registered, the Stock Consideration and the Actual Cash Consideration, and, if applicable, cash in the amount of any Fractional Share Amount.

(b)Failure to Surrender Certificates. If outstanding certificates formerly representing Citywide Converted Common Shares are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration will, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and, to the extent not in Heartland’s possession, will be paid over to Heartland), free and clear of any and all claims or interest of any Person except the holder of the Citywide Converted Shares that have not been surrendered. Any former shareholder of Citywide who has not theretofore complied with this Article 2 will thereafter look only to Heartland with respect to the payment of the Merger Consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the Heartland Common Stock deliverable in respect of each share of Citywide Common Stock such shareholder holds. Notwithstanding the foregoing, neither Heartland nor any other Person will be liable to any former holder of Citywide Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

(c)Lost Certificates. In the event that any certificate representing Citywide Converted Common Shares will have been lost, stolen or destroyed, Heartland will issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Heartland’s paying agent, the Merger Consideration for each Citywide Converted Common Share; provided, however, that Heartland or Heartland’s paying agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to provide an indemnity against any claim that may be made against Heartland, Citywide or any other party with respect to the certificate alleged to have been lost, stolen or destroyed. Heartland or Heartland’s paying agent will not require such holder to deliver a bond or other security or collateral with respect to such indemnity obligation.

(d)Dividends. Until outstanding certificates formerly representing Citywide Converted Common Shares are surrendered as provided in Section 2.7(a) and (c), no dividend or distribution payable to holders of record of shares of Heartland Common Stock will be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder, there will be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Heartland Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

(e)Full Satisfaction. The Merger Consideration issued and paid upon the surrender for exchange of each Citywide Converted Common Share in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Citywide Converted Common Share.

2.8    Dissenting Shares.

(a)Notwithstanding any provision of this Agreement to the contrary, any shares of Citywide Common Stock held by a Person (a “Dissenting Shareholder”) who has demanded and perfected a demand for payment of the fair value of his, her or its shares of Citywide Common Stock in accordance with Section 7-113-101, et seq., of the CBCA and, as of the Effective Time, has neither effectively withdrawn nor lost his, her or its right to such demand will not represent a right to receive Merger Consideration for any share of Citywide Common Stock pursuant to Sections 2.3(a), 2.4 and 2.5, but in lieu thereof the holder thereof will be entitled to only such rights as are granted by the CBCA.

(b)Notwithstanding the provisions of Section 2.8(a), if any Dissenting Shareholder demanding payment of fair value of such Dissenting Shareholder’s shares of Citywide Common Stock (“Dissenting Shares”) under CBCA will effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s right to demand such payment, then, as of the Effective Time or the time of such withdrawal or loss, whichever occurs later, each Dissenting Share will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Sections 2.3(a), 2.4 and 2.5 upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)Citywide will give Heartland prompt notice of any demands by a Dissenting Shareholder for payment of fair value of his, her or its shares of Citywide Common Stock, or notices of intent to demand such payment received by Citywide pursuant to Section 7-113-101, et seq. of the CBCA, and Heartland will have the right, at its expense, to direct all negotiations and proceedings with respect to such demands. Citywide will not, except with the prior written consent of Heartland (which will not be unreasonably withheld, conditioned or delayed) or as otherwise required by Law, make any payment with respect to, settle, or offer to settle, any such demands. Heartland will make any payments, settlement and offers of settlements to Dissenting Shareholders with respect to demands made pursuant to Section 7-113-101, et seq. of the CBCA.

2.9    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland located at 1398 Central Avenue, Dubuque, Iowa, or at a location otherwise agreed upon by Citywide and Heartland. The Closing will take place as soon as practicable once the conditions in Article 7 have been satisfied or waived but in any event within ten (10) Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)Subject to the conditions set forth in this Agreement, on the Closing Date, Citywide will deliver or make available to Heartland:

(i)the certificate of Citywide, dated the Closing Date, required by Section 7.3(c);

(ii)the certificate of Citywide, dated the Closing Date, required by Section 7.3(d);

(iii)a certificate of Citywide dated the Closing Date (A) stating the number of shares of Citywide Common Stock outstanding immediately prior to the Effective Time, (B) stating that there are no other shares of capital stock of Citywide or options, warrants, rights to acquire, or securities convertible into capital stock of Citywide, outstanding as of the Closing Date, and (C) the number and the series of the Dissenting Shares;

(iv)duly executed copies of all Required Consents;

(v)a copy of the text of the resolutions adopted by the Board of Directors of Citywide Banks, and by Citywide as the sole shareholder of Citywide Banks, authorizing the Bank Merger;

(vi)certificates representing all outstanding shares of Citywide Banks Common Stock, which will be free of any Encumbrance;

(vii)the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of Citywide and Citywide Banks;

(viii)releases of all Encumbrances on the Operating Real Property, other than Permitted Encumbrances;

(ix)certificates executed by appropriate officials of the State of Colorado as to (A) the good standing of Citywide and Citywide Banks, which will be dated as of a date not earlier than the third Business Day prior to the Closing, and (B) the payment of all applicable state Taxes by Citywide and Citywide Banks, which will be dated as of a date not earlier than 30 days prior to the Closing;

(x)a duly executed FIRPTA statement for purposes of satisfying Heartland’s obligations under Section 1.1445-2(c) of the Treasury Regulations; and

(xi)such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of Citywide, (2) evidencing the performance and compliance by Citywide with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.3 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver or make available to Citywide:

(i)the certificate of Heartland, dated the Closing Date, required by Section 7.2(c);

(ii)the certificate of Heartland, dated the Closing Date, required by Section 7.2(d); and

(iii)such other certificates, documents and instruments that Citywide reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of Heartland, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.10    Withholding. Heartland or its paying agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement any amounts required to be withheld or deducted with respect to such consideration under any applicable provisions of all Laws relating to Taxes (including the Code), which amounts will be remitted by Heartland on a timely basis to the appropriate Governmental Entity pursuant to applicable Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Citywide Common Stock in respect of which such deduction and withholding was made.

2.11    Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code that such treatment is not correct.

2.12    Additional Actions. If, at any time after the Effective Time, Heartland will consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Heartland its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Citywide Entities; or (b) otherwise carry out the purposes of this Agreement, Heartland and its proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf of any of the Citywide Entities all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of such Citywide Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Heartland’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Citywide Entities and otherwise to carry out the purposes of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to Citywide as follows:
3.1    Organization and Qualification.

(a)Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Heartland. The copies of the Charter and Bylaws of Heartland which have been provided to Citywide prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Heartland is not in violation of any provision of its Charter or Bylaws.

(b)Centennial is a Colorado corporation authorized to transact business as a bank in Colorado duly organized, validly existing and in good standing under the Laws of the State of Colorado. Centennial has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Centennial is an insured bank as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Centennial has no Subsidiaries. The nature of the business of Centennial does not require it to be qualified to do business in any jurisdiction other than the State of Colorado. Centennial has no equity interest, direct or indirect, in any bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of Indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. The copies of the Charter and Bylaws of Centennial which have been provided to Citywide prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Centennial is not in violation of any provision of its Charter or Bylaws.

3.2    Authority Relative to this Agreement; Non-Contravention. Heartland has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents (to which it is a party) and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents by Heartland and the consummation by Heartland of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Heartland. Other than the approval of the Heartland Charter Amendment by the required vote of the Heartland shareholders, no other corporate proceedings on the part of Heartland are necessary to authorize this Agreement and the Transaction Documents (to which it is a party), or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the DGCL or any applicable provisions of the takeover Laws of Delaware or any other state (and any comparable provisions of the Heartland Charter or Bylaws), apply or will apply to Heartland’s or Centennial’s execution and delivery of, and consummation by Heartland or Centennial of this Agreement or the Bank Merger Agreement, as the case may be, or the transactions contemplated by this Agreement and the Bank Merger Agreement. This Agreement and the Transaction Documents (to which Heartland is a party) have been duly executed and delivered by Heartland and constitutes a valid and binding obligation of Heartland, enforceable in accordance with its terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any Contract, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its Subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Heartland or the consummation by it of the transactions contemplated hereby. Other than in connection with obtaining any approvals or waivers from the Board of Governors of the Federal Reserve System (the “FRB”) for the Merger required under Bank Holding Company Act, any approvals from the Colorado Division of Banking (the “CDB”) for the Merger and the Bank Merger required under Section 11-104-22 of the Colorado Banking Code (the “CBC”) and any approvals from the Federal Deposit Insurance Corporation (the “FDIC”) for the Bank Merger required under Bank Merger Act (such approvals or waivers under the Bank Holding Company Act, the CBC and the Bank Merger Act being hereafter collectively referred to as the “Bank Regulatory Approvals”); approvals to issue Heartland Common Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), under state securities or blue sky laws and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”); filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); the filing with respect to the Merger of the Delaware Certificate of Merger and the Colorado Statement of Merger with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively; the filing with respect to the Bank Merger of a statement of merger with the Secretary of State of Colorado; and the filing of a Certificate of Amendment containing the Heartland Charter Amendment with the Secretary of State of Delaware; no Governmental Authorization is necessary on the part of Heartland, except for such Governmental Authorizations as to which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Heartland or the consummation by it of the transactions contemplated by this Agreement.

3.3    Validity of Heartland Common Stock. Subject to the effectiveness of the Heartland Charter Amendment, the shares of Heartland Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance. Subject to the effectiveness of the Heartland Charter Amendment, such shares of Heartland Common Stock will be authorized for listing on the NASDAQ Global Select Market or other national securities exchange upon official notice of issuance. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be free of any preemptive rights of the shareholders of Heartland or any other Person. The shares of Heartland Common Stock to be issued pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Heartland Common Stock issued to any holders of Citywide Common Stock who may be deemed to be an Affiliate of Heartland after completion of the Merger.

3.4    Capital Stock. The authorized capital stock of Heartland consists of 30,000,000 shares of Heartland Common Stock, and 200,000 shares of Preferred Stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock (“Heartland Series A Preferred Stock”), 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Heartland Series B Preferred Stock”), 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Heartland Series C Preferred Stock”) and 3,000 shares have been designated Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (“Heartland Series D Preferred Stock”). As of December 31, 2016, (a) (i) 26,119,929 shares of Heartland Common Stock were issued and outstanding (excluding 1,897 shares of Heartland Common Stock held in treasury), (ii) 810,250 shares of Heartland Common

Stock were reserved for issuance pursuant to Heartland’s stock incentive and employee stock purchase plans, (iii) 42,995 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland Series D Preferred Stock, (iv) 20,477 shares of Heartland Common Stock were reserved for issuance to holders of the CIC Bancshares, Inc. 6.5% Subordinated Notes Due 2019 assumed by Heartland on February 5, 2016, and (v) Heartland expects to issue up to 460,000 shares of Heartland Common Stock pursuant to the Agreement and Plan of Merger dated as of October 29, 2016 between Heartland and Founders Bancorp, (b) no shares of Heartland Series A Preferred Stock were issued and outstanding, (c) no shares of Heartland Series B Preferred Stock were issued and outstanding, (d) no shares of Heartland Series C Preferred Stock were issued and outstanding, and (e) 1,078 shares of Heartland Series D Preferred Stock were issued and outstanding.

3.5    Exchange Act Reports; Financial Statements.

(a)Prior to the execution of this Agreement, Heartland has made available to Citywide complete and accurate copies of (i) Heartland’s Annual Reports on Form 10‑K for the years ended December 31, 2013, 2014 and 2015, as amended (the “Heartland 10‑K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to shareholders used in connection with meetings of Heartland shareholders held since January 1, 2013, and (iii) Heartland’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2016 (the “Heartland 10‑Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates (or if amended, as of the date so amended), such documents, together with all other material reports and statements (and any amendments required to be made with respect thereto) that Heartland was required to file with the SEC pursuant to the Exchange Act after January 1, 2014, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws and rules and regulations of the SEC. Since January 1, 2013, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)Heartland’s financial statements (including any footnotes thereto) contained in the Heartland 10‑K Reports and the Heartland 10‑Q Report (the “Heartland Financial Statements”) were prepared in accordance with GAAP (except that the financial statements set forth in the Heartland 10‑Q report may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material) and fairly present the consolidated financial position of Heartland and its Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

(c)The Heartland Financial Statements disclose all material Liabilities of Heartland and its Subsidiaries to the extent required by GAAP.

3.6    No Material Adverse Changes. Since September 30, 2016, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its Subsidiaries that, taken together with any other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or on the consummation of the transactions contemplated hereby. Except with respect to the transactions contemplated hereby, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, since September 30, 2016, Heartland and each of its Subsidiaries has conducted its respective business only in the Ordinary Course of Business.

3.7    Reports and Filings; Compliance with Laws.

(a)Since January 1, 2013, each of Heartland and its Subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other Governmental Entity having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland or on the consummation of the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable Laws.

(b)Heartland and Centennial are, and at all times since January 1, 2013 have been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations.

(c)Since January 1, 2013, each of Heartland and Centennial has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on Heartland or Centennial.

(d)Neither Heartland nor Centennial is a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Heartland or Centennial adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator that would reasonably be expected to impair the ability of Heartland to obtain the Bank Regulatory Approvals or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date.

(e)No Governmental Entity has initiated since December 31, 2013 or currently has pending any proceeding or enforcement action against Heartland or Centennial.

3.8    Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. Neither Heartland nor any of its Subsidiaries is a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that would reasonably be expected to, impair the ability of Heartland to obtain the Bank Regulatory Approvals in a timely fashion or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date. Heartland has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or fail to grant its consent or approval to such transactions.

3.9    Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

3.10    Litigation. There is no Litigation pending against, or, to the knowledge of Heartland, threatened against Heartland or its Subsidiaries, any present or former officer, director or employee of Heartland or its Subsidiaries (relating to their capacity as such) or any Person for whom Heartland or its Subsidiaries may be liable or to which any of their respective properties or assets may be subject before or by any Governmental Entity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.11    Financial Ability. Heartland has cash on hand to pay the Actual Cash Consideration for each Citywide Converted Common Share and to satisfy all of its other obligations under this Agreement and consummate the transactions contemplated by this Agreement.

3.12    Internal Controls. Heartland and each of its Subsidiaries maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (a) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (b) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of Heartland or such Subsidiary.

3.13    NASDAQ. Heartland is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

3.14    Community Reinvestment Act. Centennial had a rating of “satisfactory” or better as of its most recent CRA examination, and Centennial has not received written notice of any facts or circumstances exist that would reasonably be expected to cause Centennial to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, “Bank Regulators”) of lower than “satisfactory.”

3.15    No Brokers or Finders. Except for fees and other compensation payable to Raymond James & Associates, Inc. (“Raymond James”) and Panoramic Capital Advisors, Inc., there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Heartland or any of its Subsidiaries.

3.16    Fairness Opinion. Heartland has received an opinion from Raymond James addressed to the Board of Directors of Heartland to the effect that, as of the date of such opinion, and based upon the assumptions and qualifications contained therein, the Merger Consideration is fair, from a financial point of view, to Heartland.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CITYWIDE

Citywide hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1Organization and Qualification.

(a)Citywide is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has the requisite corporate power to carry on its business as now conducted. Citywide is a bank holding company registered under Bank Holding Company Act. Except for Citywide Banks and Bankers Realty Solutions LLC (“BRS”), Citywide has no direct Subsidiaries. Citywide is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding securities and membership interests of Citywide Banks and BRS, respectively, free and clear of any Encumbrance. The copies of the Charter and Bylaws of Citywide which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Citywide is not in violation of any provisions of its Charter and Bylaws.

(b)Citywide Banks is a Colorado corporation authorized to conduct business as a bank in Colorado duly organized, validly existing and in good standing under the Laws of the State of Colorado. Citywide Banks has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Citywide Banks is an insured bank as defined in the FDIA. Citywide Banks has no Subsidiaries, except that Citywide Banks owns 100% of the issued and outstanding equity interests in each of the Citywide Banks Subsidiaries. The nature of the business of Citywide Banks does not require it to be, and it is not, qualified to do business in any jurisdiction other than the State of Colorado. The copies of the Charter and Bylaws of Citywide Banks which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Citywide Banks is not in violation of any provisions of its Charter and Bylaws.

(c)BRS is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. BRS has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BRS does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated November 15, 2015 of BRS (the “BRS Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. BRS is not in violation of any provisions of the BRS Operating Agreement.

(d)Citywide EMC, LLC (“Citywide EMC”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. Citywide EMC has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of Citywide EMC does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated December 4, 2015 of Citywide EMC (the “Citywide EMC Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. Citywide EMC is not in violation of any provisions of the Citywide EMC Operating Agreement.

(e)C-470 Bowles Development I Public Improvement Company (“C-470 Bowles”) is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. C-470 Bowles has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of C-470 Bowles does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copies of the Charter and Bylaws of C-470 Bowles which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. C-470 Bowles is not in violation of any provisions of its Charter and Bylaws.

(f)CB Quincy Properties, LLC (“CB Quincy Properties”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. CB Quincy Properties has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of CB Quincy Properties does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated April 4, 2012 of CB Quincy Properties (the “CB Quincy Properties Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. CB Quincy Properties is not in violation of any provisions of the CB Quincy Properties Operating Agreement.

(g)37600 Cessna Way LLC (“37600 Cessna Way”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. 37600 Cessna Way has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of 37600 Cessna Way does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated February 26, 2013 of 37600 Cessna Way (the “37600 Cessna Way Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. 37600 Cessna Way is not in violation of any provisions of the 37600 Cessna Way Operating Agreement.

(h)H2 Hangar LLC (“H2 Hangar”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. H2 Hangar has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of H2 Hangar does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated June 13, 2016 of H2 Hangar (the “H2 Hangar Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. H2 Hangar is not in violation of any provisions of the H2 Hangar Operating Agreement.

(i)NAWS Investments, LLC (“NAWS Investments”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. NAWS Investments has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of NAWS Investments does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated November 6, 2007 of Naws Investments (the “NAWS Investments Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. NAWS Investments is not in violation of any provisions of the NAWS Investments Operating Agreement.

(j)BOHICA Intercreditor Group, LLC (“BOHICA Intercreditor Group”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. BOHICA Intercreditor Group has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BOHICA Intercreditor Group does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated July 1, 2002 of BOHICA Intercreditor Group (the “BOHICA Intercreditor Group Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. BOHICA Intercreditor Group is not in violation of any provisions of the BOHICA Intercreditor Group Operating Agreement.

(k)The Statutory Trusts are duly organized, validly existing under the Delaware Statutory Trust Act and the Laws of the State of Delaware. Citywide is, and as of the Closing Date, will be the lawful record and beneficial owner of all of the Statutory Trust Securities that are common securities. The copies of the Statutory Trust Declarations of Trust which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. The Statutory Trusts are not in violation of any provisions of the Statutory Trust Declarations of Trust.

4.2    Authority Relative to this Agreement; Non-Contravention.

(a)Citywide has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents (to which Citywide is a party) and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents by Citywide and the consummation by Citywide of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Citywide. Other than the approval of the Merger by holders of two-thirds of the issued and outstanding shares of Citywide Series I Common Stock entitled to vote and two-thirds of the issued and outstanding shares of Citywide Series II Common Stock entitled to vote, each such series of Citywide Common Stock voting separately as a class (the “Required Citywide Shareholder Vote”), no other corporate proceedings on the part of Citywide are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CBCA or any applicable provisions of the takeover Laws of Colorado or any other state (and any comparable provisions of the Citywide Charter or Bylaws), apply or will apply to Citywide’s or Citywide Banks’ execution and delivery of, and consummation by Citywide or Citywide Banks of this Agreement or the Bank Merger Agreement, as the case may be, or the transactions contemplated by this Agreement and the Bank Merger Agreement.

(b)This Agreement and the Transaction Documents (to which Citywide is a party) have been duly executed and delivered by Citywide and constitute a valid and binding obligation of Citywide, enforceable in accordance with its terms, subject to the Remedies Exception. None of the Citywide Entities is subject to, or obligated under, any provision of (i) its Charter, Bylaws, operating agreement or other governing documents, (ii) any Contract, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Transaction Documents (to which Citywide is a party), or the consummation of the transactions contemplated hereby and thereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on a Citywide Entity or the consummation of the transactions contemplated hereby and thereby.

(c)Other than the Bank Regulatory Approvals and the filing of the Delaware Certificate of Merger and the Colorado Statement of Merger with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, no Governmental Authorization is necessary on the part of any of the Citywide Entities for the consummation by Citywide of the transactions contemplated by this Agreement and the Transaction Documents, except for such Governmental Authorizations as to which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on a Citywide Entity or the consummation of the transactions contemplated hereby or thereby.

4.3    Capitalization. The authorized capital stock of Citywide consists of (a) 250,000 shares of Citywide Series I Common Stock, (b) 5,000,000 shares of Citywide Series II Common Stock shares of Citywide Common Stock, and (c) 1,000,000 shares of Preferred Stock, no par value. As of December 31, 2016, (i) 3 shares of Citywide Series I Common Stock were issued and outstanding, (ii) 974,613 shares of Citywide Series II Common Stock were issued and outstanding, and (iii) of 7.5% Senior Non-Cumulative Perpetual Preferred Stock, Series A, of Citywide (the “Citywide Series A Preferred Stock”) were issued and outstanding. The shares of Citywide Series A Preferred Stock do not contain any conversion privileges or other rights obligating Citywide to issue, sell, purchase or redeem any shares of its capital stock or shares or obligations of any kind convertible into or exchangeable for any shares of its capital stock. The authorized capital stock of Citywide Banks consists of 46,000 shares of Class A Common Stock, $10.00 par value (“Citywide Banks Common Stock”). Of the authorized shares of Citywide Banks Common Stock, 655 shares of Citywide Banks Common Stock are issued and outstanding. All of the issued and outstanding shares of Citywide Banks Common Stock are owned by Citywide, free and clear of any Encumbrance. All of the equity interests of BRS and each of the Citywide Banks Subsidiaries are owned by Citywide and Citywide Banks, respectively, free and clear of any Encumbrance. The issued and outstanding shares of Citywide Common Stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. The issued and outstanding equity interests of BRS and each of the Citywide Banks Subsidiaries are duly authorized and validly issued, and the terms of the BRC Operating Agreement and the Citywide Banks Subsidiaries’ Operating Agreements or Charter Documents do not provide for, or authorize, assessments against equity owners of BRC or the Citywide Banks Subsidiaries, respectively. There are no options, warrants, conversion privileges or other rights or Contracts obligating Citywide or Citywide Banks to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of Citywide or capital stock of Citywide Banks, or the earnings or other attributes of Citywide or Citywide Banks. There are no options, warrants, conversion privileges or other rights or Contracts obligating BRS or any of the Citywide Banks Subsidiaries to issue, sell, purchase or redeem any of its equity interests or obligations of any kind convertible into or exchangeable for any of its equity interests, nor are there any equity interest appreciation, phantom or similar rights outstanding based upon the book value or any attribute of the equity interests of BRS or any of the Citywide Banks Subsidiaries, or the earnings or other attributes of BRS or any of the Citywide Banks Subsidiaries.

4.4    Ownership of Citywide Common Stock. Schedule 4.4 sets forth, for all of the issued and outstanding shares of Citywide Common Stock and Citywide Series A Preferred Stock, (a) the name of the holder of such shares, (b) the number of shares of Citywide Series I Common Stock, Citywide Series II Common Stock and Citywide Series A Preferred Stock owned by each such holder, and (c) the domicile address of each such holder. Except for the Shareholder Voting Agreement, there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Citywide Common Stock or Citywide Series A Preferred Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Citywide Common Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Citywide Common Stock.

4.5    Financial Statements.

(a)Citywide has made available to Heartland copies of the audited consolidated balance sheets of Citywide as of December 31, 2013, 2014, and 2015 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “Citywide Audited Annual Financial Statements”). Citywide has made available to Heartland copies of its unaudited consolidated balance sheets as of September 30, 2016, and the related statements of operations, changes in shareholders’ equity and cash flows for the nine-month period then ended. The consolidated balance sheet of Citywide as of September 30, 2016 is herein referred to as the “Citywide September 30, 2016 Balance Sheet,” and the related statement of income, shareholders’ equity and cash flows for the nine-month period then ended are herein referred to as the “Citywide September 30, 2016 Related Financial Statements.” The Citywide Audited Annual Financial Statements, the Citywide September 30, 2016 Balance Sheet and the Citywide September 30, 2016 Related Financial Statements are collectively referred to as the “Citywide Pre-December 31, 2016 Financial Statements.” The Citywide Pre-December 31, 2016 Financial Statements are based upon the books and records of the Citywide Entities, and have been prepared in accordance with GAAP (except that the September 30, 2016 Citywide Balance Sheet and the Citywide September 30, 2016 Related Financial Statements may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). The Citywide Pre-December 31, 2016 Financial Statements fairly present the consolidated financial position of Citywide as of the dates thereof and the consolidated results of operations and, as applicable, changes in shareholders’ equity and cash flows for the periods then ended.

(b)Citywide has made available to Heartland copies of the audited balance sheets of Citywide Banks as of December 31, 2013, 2014 and 2015 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (together with any notes thereto, the “Citywide Banks Audited Annual Financial Statements”). Citywide has made available to Heartland copies of the balance sheets of Citywide Banks as of September 30, 2016 and the related statement of operations for the nine-month period then ended. The balance sheet of Citywide Banks as of September 30, 2016 is herein referred to as the “Citywide Banks September 30, 2016 Balance Sheet,” and the related statement of operations for the nine-month period then ended is herein referred to as the “Citywide Banks September 30, 2016 Related Financial Statements.” The Citywide Banks Audited Annual Financial Statements, the Citywide September 30, 2016 Balance Sheet and the Citywide Banks September 30, 2016 Related

Financial Statements are collectively referred to as the “Citywide Banks Pre-December 31, 2016 Financial Statements.” The Citywide Banks Pre-December 31, 2016 Financial Statements are based upon the books and records of Citywide Banks and have been prepared in accordance with GAAP (except that the Citywide Banks September 30, 2016 Balance Sheet and the Citywide Banks September 30, 2016 Related Financial Statements may not contain all notes required by GAAP and are subject to year-end adjustments, none of which are material). The Citywide Banks Pre-December 31, 2016 Financial Statements fairly present the financial position of Citywide Banks as of the dates thereof and the results of operations, changes in shareholder’s equity and cash flows for the periods then ended.

(c)The Citywide September 30, 2016 Balance Sheet and the Citywide Banks September 30, 2016 Balance Sheet are collectively referred to as the “September 30, 2016 Balance Sheets,” and the Citywide September 30, 2016 Related Financial Statements and the Citywide Banks September 30, 2016 Related Financial Statements are collectively referred to as the “September 30, 2016 Financial Statements.”

(d)Citywide has made available to Heartland copies of its unaudited consolidated balance sheets as of December 31, 2016, and the related statements of operations, changes in shareholders’ equity and cash flows for the year then ended (together with any notes thereto, the “Citywide Unaudited Annual Financial Statements”). The Citywide Unaudited Annual Financial Statements are based upon the books and records of the Citywide Entities, and have been prepared in accordance with GAAP (except that the Citywide Unaudited Annual Financial Statements may not contain all notes required by GAAP). The Citywide Unaudited Annual Financial Statements fairly present the consolidated financial position of Citywide as of the date thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the year then ended. The balance sheet contained in the Citywide Unaudited Annual Financial Statements is herein referred to as the “Citywide Latest Balance Sheet.”

(e)Citywide has made available to Heartland copies of the unaudited balance sheets of Citywide Banks as of December 31, 2016 and the related statement of operations for the year then ended (together with any notes thereto, the “Citywide Banks Unaudited Annual Financial Statements”). The Citywide Banks Unaudited Annual Financial Statements are based upon the books and records of Citywide Banks and have been prepared in accordance with GAAP (except that the Citywide Banks Unaudited Annual Financial Statements may not contain all notes required by GAAP). The Citywide Banks Unaudited Annual Financial Statements fairly present the financial position of Citywide Banks as of the date thereof and the results of operations, changes in shareholder’s equity and cash flows for the periods then ended.

4.6    Absence of Undisclosed Liabilities; Commitments To Extend Credit. None of Citywide Entities has any Liability and, to the Knowledge of Citywide, there is no basis for any present or future Litigation, charge, complaint or demand against any of the Citywide Entities, giving rise to any Liability, except (a) as reflected or expressly reserved against in the Latest Citywide Balance Sheet, (b) a Liability that has arisen after the date of the Latest Citywide Balance Sheet in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law), or (c) obligations under any Contract listed on a Disclosure Schedule to this Agreement or under a Contract not required to be listed on such a Disclosure Schedule. Except as set forth in Schedule 4.6, there are no Contracts binding upon Citywide or Citywide Banks to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more.

4.7    Loans.

(a)The documentation relating to each loan made by Citywide Banks and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).

(b)Except as set forth in Schedule 4.7(b), Citywide Banks has no outstanding loans or assets classified as “Other Real Estate Owned” (“OREO”). There are no loans, leases, other extensions of credit or commitments to extend credit of Citywide or Citywide Banks that have been or, to the Knowledge of Citywide, should have been classified by Citywide or Citywide Banks as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Citywide has disclosed all of the “substandard,” “doubtful,” “loss,” “special mention,” “nonperforming” or “problem” loans of Citywide Banks on the “watch list” of Citywide Banks, a copy of which is attached as Schedule 4.7(b). Since January 1, 2013, no borrower with respect to a loan of Citywide Banks has: (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief, reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency Law; (ii) made an assignment for the benefit of its creditors; (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other Person with similar power over such borrower or any substantial part of such borrower’s property; (iv) been adjudicated insolvent; or (v) taken any action for the purpose of authorizing any of the foregoing.

(c)Except as set forth in Schedule 4.7(c), Citywide Banks has not at any time during the last five years purchased or sold any loans, advances or any participations therein. Except as set forth in Schedule 4.7(c), Citywide Banks has not at any time during the last five years sold any of its loans, advances or participations therein pursuant to any Contract that permits the other party to the Contract to require Citywide Banks to repurchase such loans, advances or participations. During the last five years, Citywide Banks has not received any written request to repurchase any loan, advance or participation therein or other asset sold to a third party, and neither Citywide nor Citywide Banks has received written notice from any third-party purchaser of any loan, advance or participation therein or any other asset that such purchaser intends to request that Citywide Banks repurchase such loan, advance or participation therein or other asset.

(d)To the Knowledge of Citywide, Citywide Banks has outstanding loans to Persons engaged in Marijuana-Related Businesses (“Marijuana-Related Business Loans”) in the aggregate amount of approximately $5,522,530. With respect to each such Marijuana-Related Business Loan, Schedule 4.7(d) sets forth (i) the name of the borrower, (ii) the amount of principal and interest outstanding under the loan, and (iii) the material terms of the loan.

4.8    Allowance for Loan Losses. The allowance for loan losses (“ALLL”) is, and will be as of the Effective Time, in compliance with Citywide Banks’ existing methodology for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board. Neither Citywide nor Citywide Banks has received written notice from any Governmental Entity or from Citywide’s or Citywide Banks’ independent auditor, that: (a) such allowances are inadequate; (b) the practices and policies of Citywide or Citywide Banks in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of Citywide or Citywide Banks.

4.9    Deposits. All of the deposits held by Citywide Banks (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of Citywide Banks; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. Except as set forth in Schedule 4.9, no deposit of Citywide Banks is a Brokered Deposit (as defined in 12 C.F.R. §337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business). All of the deposit accounts of Citywide Banks are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund as administered by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid for such insurance have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of Citywide, has any such termination or revocation been threatened.

4.10    Reports and Filings. Since January 1, 2013, each of Citywide and Citywide Banks has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable Governmental Entity having jurisdiction over it, including the FRB, the FDIC and the CDFI (together with all exhibits thereto, the “Citywide Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Citywide or on the consummation of the transactions contemplated hereby. Citywide has provided or made available to Heartland copies of all of Citywide Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of Citywide Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws.

4.11    Subsidiaries; Interests in LLCs; Off Balance Sheet Arrangements.

(a)Except as set forth in Section 4.11(b) and the Citywide Banks Common Stock, the membership interest in BRS and the Statutory Trust Securities owned by Citywide and the equity interests in each of the Citywide Banks Subsidiaries owned by Citywide Banks, none of the Citywide Entities owns any stock, partnership interest, limited liability company or any other equity security issued by any other Person, except securities owned by Citywide Banks in the Ordinary Course of Business.

(b)Citywide EMC owns a 19% membership interest in WHMC, LLC, a Colorado limited liability company (“WHMC”). WHMC is the sole member of EMC Holdings, LLC, a Colorado limited liability company (“EMC Holdings”).

(c)None of the Citywide Entities is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, limited liability company or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or of any material Liabilities of, any Citywide Entities.

4.12    Books and Records; Internal Controls.

(a)The books of account of each Citywide Entity are complete and correct in all material respects and have been maintained in accordance with sound business practices. To the Knowledge of Citywide, each transaction is properly and accurately recorded on the books and records of each Citywide Entity, and each document upon which entries in books and records of each Citywide Entity are based is complete and accurate in all material respects.

(b)Each Citywide Entity maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of such Citywide Entity.

(c)Since January 1, 2013, (i) no Citywide Entity nor, to the Knowledge of Citywide, any director, officer, manager, employee, auditor, accountant or representative of any Citywide Entity, has received written notice of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Citywide Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Citywide Entity has engaged in improper accounting or auditing practices, and (ii) no attorney representing any Citywide Entity, whether or not employed by such Citywide Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any Citywide Entity or its respective officers, directors, members, employees or agents to the Board of Directors of such Citywide Entity or other any committee thereof or, to the Knowledge of Citywide, to any officer, director or manager of such Citywide Entity.

(d)The minute books and stock or equity records of each Citywide Entity, all of which have been made available to Heartland, except to the extent restricted by applicable Law, are correct in all material respects. The minute books of each Citywide Entity contain accurate records of all meetings held and actions taken by the holders of stock membership or other equity interests, the Boards of Directors and committees of the Boards of Directors or other governing body of each Citywide Entity (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or other governing body or committees), and no meeting of any such holders, Boards of Directors or other governing body or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other governing body or committees). At the Closing, all such books and records will be in the possession of Citywide.

4.13    No Material Adverse Changes. Since the date of the September 30, 2016 Financial Statements, there has been no material adverse change in, and no event, occurrence or development in the business of any Citywide Entity that, together with any other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on Citywide or materially adversely affect the consummation of the transactions contemplated hereby.

4.14    Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Citywide September 30, 2016 Financial Statements or on Schedule 4.14, since September 30, 2016, none of the Citywide Entities has:

(a)issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations and investment securities in the ordinary course of business;

(b)redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock or other securities;

(c)split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock, membership interests or other securities of such Citywide Entity;

(d)incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and, in the case of Citywide Banks, consistent with safe and sound banking practices;

(e)discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and, in the case of Citywide Banks, consistent safe and sound banking practices;

(f)mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except for (i) Permitted Encumbrances, (ii) pledges of assets to secure public funds deposits, and (iii) those assets and properties disposed of for fair value in the Ordinary Course of Business since September 30, 2016;

(g)sold, transferred or otherwise disposed of any of its assets or canceled any material Indebtedness or claims or waived any rights of material value, other than in the Ordinary Course of Business and consistent with prudent banking practices;

(h)suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on any of the Citywide Entities;

(i)made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business;

(j)made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by Law;

(k)made any single or group of related capital expenditures or commitment therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(l)acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to any Citywide Entity;

(m)taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)made any change in its accounting methods or practices, other than changes required by Law made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as Citywide Banks;

(o)made, modified or revoked any material election with respect to Taxes or consented to any waiver or extension of time to assess or collect any material Taxes;

(p)extended any Marijuana-Related Business Loans; or

(q)agreed to do any of the foregoing.

4.15    Properties.

(a)The real properties owned by, or demised by the leases to, Citywide and Citywide Banks are listed on Schedule 4.15(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which Citywide or Citywide Banks remains liable), owned, used or occupied by Citywide or Citywide Banks. Except as listed on Schedule 4.1(b), no real property is owned or leased by BRS or the Citywide Banks Subsidiaries.

(b)Citywide or Citywide Banks owns good and marketable title to each parcel of real property identified on Schedule 4.15 as being owned by Citywide or Citywide Banks (the “Owned Real Property”), free and clear of any Encumbrance, except for Permitted Encumbrances.

(c)The leases of real property listed on Schedule 4.15(c) as being leased by Citywide or Citywide Banks (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property,” and the Real Property occupied by Citywide or Citywide Banks in the conduct of their respective businesses is hereafter referred to as the “Operating Real Property”) are in full force and effect, and Citywide or Citywide Banks holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.15(c). The Leased Real Property is subject to no Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d)Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by Citywide or Citywide Banks on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. To the Knowledge of Citywide, neither Citywide nor Citywide Banks is in violation of any applicable zoning ordinance or other Law relating to the Operating Real Property, and neither Citywide nor Citywide Banks has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. To the Knowledge of Citywide, there are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Operating Real Property.

(e)Each of Citywide and Citywide Banks has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Citywide Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Citywide Latest Balance Sheet.

(f)All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Citywide or Citywide Banks are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of Citywide and Citywide Banks owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

(g)Citywide or Citywide Banks has a title policy conforming to an ALTA Form 2006 Owners’ Policy of Insurance issued by a reputable title insurer insuring marketable fee title with respect to each parcel of Owned Property in Citywide or Citywide Banks, as the case may be. The copies of such title insurance policies which have been provided to Heartland prior to the date of this Agreement are correct and complete in all material respects and reflect all amendments thereto.

4.16    Intellectual Property.

(a)Each Citywide Entity owns or possesses valid and binding licenses and other rights to use all Intellectual Property that is listed and described in Schedule 4.16 (other than commercially available “shrink wrap” or “click wrap” licenses), and none of the Citywide Entities has received any written notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each Citywide Entity owns or has a valid right to use the Intellectual Property, free and clear of all liens (except any restrictions set forth in Contracts relating to any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any Contract relating to any of the foregoing. To the Knowledge of Citywide, such Intellectual Property is valid and enforceable.

(b)(i) Each Citywide Entity owns or is validly licensed to use (in each case, free and clear of any liens, except any restrictions set forth in Contracts relating to any licensed Intellectual Property) all Intellectual Property used in or necessary for the conduct of its business as currently conducted, (ii) to the Knowledge of Citywide, the use of any Intellectual Property by each Citywide Entity and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person, (iii) to the Knowledge of Citywide, no Person is challenging, infringing on or otherwise violating any right of any Citywide Entity with respect to any Intellectual Property owned by and/or licensed by such Citywide Entity, and (iv) none of the Citywide Entities has received any written notice of any pending Litigation against such Citywide Entity with respect to any Intellectual Property used by such Citywide Entity, and to the Knowledge of Citywide, there are no facts or events that would give rise to any Litigation against any Citywide Entity with respect to Intellectual Property.

4.17    Environmental Matters.

(a)As used in this Section 4.17, the following terms have the following meanings:

(i)“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)“Environmental Law” means any Law, governmental authorization or governmental order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that would reasonably be expected to cause any injury to human health or safety or to the environment or would reasonably be expected to subject the owner or operator of the Real Property to any Environmental Costs or Liability under any Environmental Law.

(iv)“List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)“Regulatory Action” means any litigation with respect to any Citywide Entity brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)“Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict Liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of Citywide, threatened against any Citywide Entity.

(c)To the Knowledge of Citywide, neither the Owned Real Property nor the Leased Real Property is listed on a List.

(d)All transfer, transportation or disposal of Hazardous Materials by any Citywide Entity to properties not owned, leased or operated by Citywide or Citywide Banks has been in compliance with applicable Environmental Law; and none of the Citywide Entities transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)To the Knowledge of Citywide, no Owned Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)To the Knowledge of Citywide, there has not been any Release of any Hazardous Material by any Citywide Entity, or any Person under their respective control, or, to the Knowledge of Citywide, by any other Person, on, under, about, from or in connection with the Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location.

(g)To the Knowledge of Citywide, the Operating Real Property has been so used and operated in compliance with all applicable Environmental Law.

(h)Each of the Citywide Entities has obtained all Governmental Authorizations relating to Environmental Laws necessary for the operations of all Citywide Entities, and all such Governmental Authorizations relating to the Environmental Law are listed on Schedule 4.17(h). Each of the Citywide Entities has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws except to the extent the failure to file any report or notification would not have a Material Adverse Effect on any Citywide Entity.

(i)No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Owned Real Property by any Citywide Entity, or, to the Knowledge of Citywide, any other Person. To the Knowledge of Citywide, the Owned Real Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. To the Knowledge of Citywide, no aboveground or underground storage tanks are located on, under or about the Owned Real Property, or have been located on, under or about the Owned Real Property and then subsequently been removed or filled.

(j)To the Knowledge of Citywide, no expenditure will be required in order for Heartland or Centennial to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Owned Real Property in a manner consistent with the present operation thereof.

(k)To the Knowledge of Citywide, no Encumbrance has been attached or filed against any Citywide Entity in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.18    Community Reinvestment Act. Citywide Banks had a rating of “satisfactory” or better as of its most recent CRA examination, and Citywide has not received written notice of, any facts or circumstances exist that would reasonably be expected to cause Citywide Banks to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Bank Regulator of lower than “satisfactory.”

4.19    Information Security.

(a)To the Knowledge of Citywide, since January 1, 2013, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of Citywide or Citywide Banks that would reasonably be expected to result in substantial harm to such customer. Citywide has not received written notice of any facts or circumstances exist that would cause Citywide or Citywide Banks to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999.

(b)All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used by the Citywide Entities to the conduct of their respective businesses (collectively, “Citywide IT Systems”) have been maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to reasonably ensure proper operation, monitoring and use. The Citywide IT Systems are in good working condition to perform all information technology operations necessary to conduct business as currently conducted. None of the Citywide Entities has experienced within the past three years any material disruption to, or material interruption in, its business attributable to a defect, bug, breakdown or other failure or deficiency of the Citywide IT Systems. The Citywide Entities have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without material disruption to, or material interruption in, the conduct of its business. None of the Citywide Entities is in material breach of any Material Contract related to any Citywide IT Systems.

4.20    Tax Matters.

(a)Each of the Citywide Entities (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it by any Governmental Entity in respect of any Taxes, each of which was correctly completed and accurately reflected in all material respects any Liability for Taxes of the relevant Citywide Entity, and any Affiliate of such entity, covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on the books of account of the Citywide Entities, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)Each of the Citywide Entities has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(c)There are no Encumbrances for Taxes upon any assets of any of the Citywide Entities, except Permitted Encumbrances.

(d)None of the Citywide Entities has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)No deficiency for any Taxes has been proposed, asserted or assessed against any of the Citywide Entities that has not been resolved and paid in full. No waiver, extension or comparable consent given by any of the Citywide Entities regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return of any of the Citywide Entities for any Tax year subsequent to the year ended December 31, 2011, nor is any such Tax audit or other proceeding pending, nor has there been any notice to any of the Citywide Entities by any Governmental Entity regarding any such Tax audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of any of the Citywide Entities. None of the Citywide Entities has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)No additional Taxes will be assessed against any of the Citywide Entities for any Tax period or portion thereof ending on or prior to the Effective Date that will exceed the estimated reserves for Taxes established by the Citywide Entities that will be taken into account in determining the Adjusted Tangible Common Equity. There are no unresolved claims or disputes concerning the Liability for Taxes of any of the Citywide Entities.

(g)Schedule 4.20(g) lists all federal, state, local and foreign income Tax Returns filed with respect to the Citywide Entities for taxable periods ended on or after December 31, 2011, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of each of the Citywide Entities and WHMC, as filed with the Internal Revenue Service and all state or local Tax jurisdictions for the years ended December 31, 2011, 2012, 2013, 2014 and 2015 have been delivered to Heartland.

(h)None of the Citywide Entities has any Liability for Taxes in a jurisdiction where it does not file a Return, nor has any of the Citywide Entities received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)None of the Citywide Entities is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by any of the Citywide Entities or any other Person that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)None of the Citywide Entities will be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a taxable period prior to the Effective Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Effective Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Effective Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(k)No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to any of the Citywide Entities which would be binding following the Effective Time, and no such agreements or rulings have been applied for by any Citywide Entity and are currently pending.

(l)None of the Citywide Entities is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes).

(m)None of the Citywide Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)None of the Citywide Entities (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was Citywide) or (ii) has any Liability for the Taxes of any Person (other than Citywide or Citywide Banks) under Treasury Regulations Section 1.1502‑6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)None of the Citywide Entities constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code that (i) took place during the two-year period ending on the date of this Agreement or (ii) could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p)None of the Citywide Entities has engaged in any transaction that is subject to disclosure under Treasury Regulation Section 1.6011‑4 or 1.6011‑4T, or has participated in any “confidential corporate tax shelter” (within the meaning of Treasury Regulation Section 301.6111-2(a)(2)) or a “potentially abusive tax shelter” (within the meaning of Treasury Regulation Section 301.6112-1(b)).

(q)None of the Citywide Entities has a “permanent establishment” in any country other than the United States, as such term is defined under any applicable Tax treaty between the United States and such other country.

(r)No power of attorney granted by any of the Citywide Entities relating to Taxes is currently in force.

(s)With respect to each of the Citywide Entities, Citywide has made available to Heartland schedules setting forth the income Tax attributes (including current and accumulated net operating losses and the adjusted tax basis of the assets of each Citywide Entity) and any applicable limitations on the use of those Tax attributes (including prior limitations under Section 382 of the Code), which are true and correct in all material respects.

(t)Each of the Citywide Entities reported all transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) on the relevant Returns in a manner for which there is substantial authority, or adequately disclosed such transactions on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code. None of the Citywide Entities has omitted from gross income on any Return an amount of income that was properly includible on such Return and that exceeds 25% of the amount of gross income stated in the

Return, other than an amount with respect to which information is disclosed on the Return that is sufficient to apprise the IRS of the nature and amount of the item, in accordance with the provisions of Code Section 6501(e)(1)(B)(iii) and Treasury Regulations Section 301.6501(e)-1(a)(1)(iv).

(u)There is no Contract, plan or arrangement, including this Agreement, pursuant to which any current or former employee of any of the Citywide Entities would be entitled to receive any payment as a result of the transactions contemplated by this Agreement that would not be deductible under Section 404 or 162(m) of the Code.

(v)None of the Citywide Entities has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired, other than, in the case of Citywide, its ownership of all of the Statutory Trust Securities that are common securities and, in the case of Citywide EMC, its ownership of a 19% membership interest in WHMC.

(w)No property of any Citywide Entity is (i) property that the relevant Citywide Entity is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(x)None of the Indebtedness of any Citywide Entity constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such Indebtedness will be disallowed as a deduction under any other provision of the Code.

(y)None of the Citywide Entities has taken or agreed to take any action, or knows of any circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(z)Citywide validly elected to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for all periods from July 1, 1999 through March 31, 2014. For all periods from July 1, 1999 through March 31, 2014, Citywide also validly elected (or is so treated due to its federal election) to be an “S corporation” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide’s “S corporation” election at any time from July 1, 1999 through March 31, 2014, and neither Citywide nor any other Person has taken any action that would have caused Citywide to cease being an “S corporation” for federal, state or local Tax purposes at any time from July 1, 1999 through March 31, 2014.

(aa)Citywide Banks was, for all periods from July 1, 1999 through March 31, 2014, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods since July 1, 1999 through March 31, 2014, Citywide Banks also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide Banks’ “qualified subchapter S subsidiary” election at any time from July 1, 1999 through March 31, 2014, and neither Citywide nor any other Person has taken any action that would have caused Citywide Banks to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from July 1, 1999 through March 31, 2014.

(bb)Citywide Financial, Inc., a former wholly owned Subsidiary of Citywide (“Citywide Financial”), was, for all periods from July 1, 1999 through July 28, 2011, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods from July 1, 1999 through July 28, 2011, Citywide Financial. also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide Financial’s “qualified subchapter S subsidiary” election at any time from July 1, 1999 through July 28, 2011, and neither Citywide nor any other Person has taken any action that would have caused Citywide Financial to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from July 1, 1999 through July 28, 2011.

(cc)Citywide Data Corp., a former wholly owned Subsidiary of Citywide (“Citywide Data”), was, for all periods from July 1, 1999 through March 31, 2014, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods from July 1, 1999 through March 31, 2014, Citywide Data also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide Data’s “qualified subchapter S subsidiary” election at any time from July 1, 1999 through March 31, 2014, and neither Citywide nor any other Person has taken any action that would have caused Citywide Data to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from July 1, 1999 through March 31, 2014.

(dd)Citywide Insurance and Consulting Company, a former wholly owned Subsidiary of Citywide (“Citywide Insurance”), was, for all periods from July 1, 1999 through March 31, 2014, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods from July 1, 1999 through March 31, 2014, Citywide Insurance also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide Insurance’s “qualified subchapter S subsidiary” election at any time from July 1, 1999 through March 31, 2014, and neither Citywide nor any other Person has taken any action that would have caused Citywide Insurance to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from July 1, 1999 through March 31, 2014.

(ee)At no time prior to April 1, 2014 has any Subsidiary of Citywide (other than Citywide Banks, Citywide Financial, Citywide Data, and Citywide Insurance) been a “qualified subchapter S subsidiary.”

(ff)True and complete copies of the “S corporation” and the “qualified subchapter S subsidiary” elections, any elections made under Sections 1361(d) or (e) of the Code by trusts that are or were at any time shareholders of Citywide, and the acceptances by the Internal Revenue Service of such elections have been delivered to Heartland.

(gg)Neither Citywide nor Citywide Banks have any Liability for Tax under Section 1374 of the Code that has not been satisfied in full.

(hh)Each of BRS and the Citywide Banks Subsidiaries is, and has been at all times since its inception, either a tax-exempt entity or an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701‑3.

(ii)Each of the Statutory Trusts is, and has been at all times since its inception, a grantor trust under subpart E, Part I of subchapter J of the Code, and not an association or publicly traded partnership taxable as a corporation. All of the Citywide Entities have, at all relevant times since the formation of each Statutory Trust, treated each Statutory Trust as a grantor trust for all U.S. federal, state and local Tax purposes. Each of the Statutory Trusts has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected Liability for Taxes (if any) of the relevant Statutory Trust in all material respects. At all times since the issuance of the Statutory Trust Securities that are preferred securities of each of the Statutory Trusts, the principal amounts, interest and other amounts due and payable on such preferred securities have been paid in accordance with the terms of the relevant Statutory Trust Indenture and other applicable agreements, without any deferral of interest thereon.

4.21    Contracts and Commitments.

(a)Schedule 4.21(a) lists the following Contracts to which any Citywide Entity is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.21(a), the “Material Contracts”):

(i)any employment, agency, collective bargaining Contract or consulting or independent contractor Contract;

(ii)any written or oral Contract relating to any severance pay for any Person;

(iii)any written or oral Contract creating, modifying, memorializing or otherwise related to any obligation of any Citywide Entity upon a change of control;

(iv)any Contract to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(v)any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts;

(vi)any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit any of the Citywide Entities from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vii)any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;

(viii)any Contract for capital expenditures in excess of $50,000;

(ix)any partnership, joint venture, limited liability company, shareholder, investor rights or other similar Contract or arrangement;

(x)any Contract with a Governmental Entity;

(xi)any Contract pursuant to which any of the Citywide Entities grants or makes available, or is granted or receives, any license or other right requiring an expenditure in excess of $100,000 annually, with respect to any material Intellectual Property in each case that is reasonably necessary to operate the businesses of such Citywide Entity in the Ordinary Course of Business consistent, in the case of Citywide Banks, with safe and sound banking practices (other than non-exclusive licenses to commercially available software);

(xii)any Contract relating to Indebtedness of more than $500,000 of any of the Citywide Entities (other than, in the case of Citywide Banks, deposit agreements: (A) entered into in the Ordinary Course of Business on the same terms as those contained in the standard deposit agreement of Citywide Banks; and (B) evidencing deposit Liabilities of Citywide Banks);

(xiii)any Contract the costs of which are Transaction Expenses; and

(xiv)any other Contract material to the businesses of the Citywide Entities, taken as a whole, which is not entered into in the Ordinary Course of Business.

(b)Except as disclosed on Schedule 4.21(b), (i) each of the Citywide Entities has performed all obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.21(a), and none of the Citywide Entities is in receipt of any claim of default under any Contract or commitment set forth on Schedule 4.21(a), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Citywide Entities or materially adversely affect the consummation of the transactions contemplated hereby, (ii) none of the Citywide Entities has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.21(a), and (iii) to the Knowledge of Citywide, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.21(a), except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect on the Citywide Entities or materially adversely affect the consummation of the transactions contemplated hereby.

4.22    Litigation. Schedule 4.22 lists all Litigation pending or, to the Knowledge of Citywide, threatened against any of the Citywide Entities, and each Governmental Order to which such Citywide Entity is subject. To the Knowledge of

Citywide, there are no facts which would reasonably be expected to give rise to such Litigation. None of the matters set forth on Schedule 4.22, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect on the Citywide Entities or materially adversely affect the consummation of the transactions contemplated hereby.

4.23    No Brokers or Finders. Except as provided in the engagement letter dated July 8, 2016, between Citywide and Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Citywide Entity.

4.24    Employees.

(a)Schedule 4.24(a) lists (i) each employee of each of the Citywide Entities as of the date of this Agreement, and indicates for each such employee, and in the aggregate, (ii) the Citywide Entity that employs such employee, (iii) whether such employee is full-time, part-time or on temporary status, (iv) whether such employee is an exempt or non-exempt employee under the Fair Labor Standards Act or applicable state law, (v) whether the employee is a salaried or hourly employee, (vi) the employee’s annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements), (vii) the number of hours of PTO, vacation time, and/or sick time that the employee has accrued as of the date hereof and the aggregate dollar amount thereof, (viii) the date of commencement of the employee’s employment, (ix) the employee’s position and/or title, (x) whether such employee is or will be on a leave of absence, including any protected leave under federal or state Law, as of the Effective Time, and (xi) whether such employee has any written or oral Contract with Citywide or Citywide Banks or otherwise is other than an employee at-will. Except as set forth in Schedule 4.24(a), no executive or managerial employee of any of the Citywide Entities and no group of employees of any Citywide Entity has given Citywide written notice of his, her or their intent to terminate his, her or their employment.

(b)Each of the Citywide Entities has complied in all material respects with all applicable Laws relating to employment and employment practices and/or the engagement of independent contractors, including those Laws relating to the classification of employees as exempt or non-exempt employees, calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic under any applicable Law), protected leaves of absence (including leave under the Family Medical Leave Act), the protection of whistleblowers, affirmative action and other hiring practices, immigration, occupational safety and health, workers compensation, unemployment insurance, the payment of social security and other Taxes, the protection of confidential information, and/or unfair labor practices under the National Labor Relations Act or applicable state Law, and Citywide has no Knowledge of any fact(s) which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors. None of the Citywide Entities has any unfair labor practices charge or allegation pending, and Citywide has no Knowledge of any threatened strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. There are no workers’ compensation or unemployment claims pending against any of the Citywide Entities or, to the Knowledge of Citywide, any facts that would give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims. To the Knowledge of Citywide, no employee of any of the Citywide Entities is subject to any secrecy or noncompetition agreement or any other Contract or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of such Citywide Entity as currently conducted.

(c)Schedule 4.24(a) lists each employee of each of the Citywide Entities as of the date of this Agreement who holds a temporary work authorization, including H‑1B, L‑1, F‑1 or J‑1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that any of the Citywide Entities provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete. Each of the Citywide Entities received the appropriate notice of approval from the Department with respect to each such Work Permit. None of the Citywide Entities has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of Citywide, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set forth in Schedule 4.24(a), no employee of any Citywide Entity is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this

Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of any of the Citywide Entities hired after November 6, 1986, such Citywide Entity has retained an Immigration and Naturalization Service Form I‑9, completed in accordance with applicable Law.

(d)The employment of all Citywide Employees who were terminated within the three (3) years prior to the Effective Time was terminated in accordance with any applicable contract terms and applicable Law, and neither Citywide nor Citywide Banks has any Liability under any Contract or applicable Law applicable to any such terminated employee. Except as set forth in Schedule 4.24(d), the transactions contemplated by this Agreement will not cause Citywide or Citywide Banks to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(e)Neither Citywide nor Citywide Banks is subject to any outstanding Governmental Order requiring any action with respect to or related to the employment of any employee(s), or the engagement of any independent contractor(s) or consultant(s), including any temporary, preliminary or permanent injunction.

(f)All loans that Citywide or Citywide Banks have outstanding to any employee were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with Citywide or Citywide Banks, and all such loans with a principal balance exceeding $100,000, or that are nonaccrual or on Citywide Banks’s watch list, are set forth in Schedule 4.24(d).

(g)Within the last five years, none of the Citywide Entities has experienced and, to the Knowledge of Citywide, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of Citywide, threatened.

(h)No Litigation is pending or, to the Knowledge of Citywide, threatened between any Citywide Entity, on one hand, and any applicant for employment, any current employee or any former employee, any independent contractor or consultant, or any class or collective of any of the foregoing, on the other hand, including any Litigation in or before:

(i)any federal or state court;

(ii)the Equal Employment Opportunity Commission or any corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(iii)the United States Department of Labor or any corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iv)the Occupational Safety and Health Administration or any corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(v)the Office of Federal Contract Compliance or any corresponding state agency;

(vi)the Internal Revenue Service or any corresponding state agency;

(vii)the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation; and/or

(viii)any Colorado or other state Governmental Entity.

and, to the Knowledge of Citywide, there are no facts that would form a reasonable basis for any such Litigation.
(i)No employee of any Citywide Entity is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(j)Each of the Citywide Entities has classified all Citywide Employees as exempt or non-exempt in compliance with the Fair Labor Standards Act and/or any corresponding state Law;

(k)Each of the Citywide Entities has classified all independent contractors in compliance with the Fair Labor Standards Act and/or any corresponding state Law;

(l)Each of the Citywide Entities has paid in full to all Citywide Employees all wages, salaries, bonuses and commissions due and payable to such employees under any contract or Law, and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees, and has withheld and paid all amounts required by Law to be withheld and paid from the compensation paid to Citywide Employees, as Taxes or otherwise, and is not liable for any arrears of wages or Taxes or any penalties for failure to comply with the foregoing.

(m)There has been no lay-off of employees or work reduction program undertaken by or on behalf of any Citywide Entity in the past two years, including any termination program for purposes of the Age Discrimination in Employment Act or any plant closing or mass layoff for purposes of the WARN Act, and no such program has been adopted by any Citywide Entity or been publicly announced.

(n)Since January 1, 2007, each of the Citywide Entities properly has maintained all insurance related to the employment of any Citywide Employee, including workers’ compensation and unemployment insurance coverage, to the extent required by any Law;

(o)None of the Citywide Entities is under any legal obligation related to the garnishment of wages for any Citywide Employee;

(p)Each of the Citywide Entities has implemented commercially reasonable policies and practices for the protection of confidential and proprietary business information, including intellectual property.

4.25    Employee Benefit Plans.

(a)Schedule 4.25(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be Tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any Citywide or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of Citywide, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)Schedule 4.25(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with the Citywide Entities within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with the Citywide Entities within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of Persons providing services to the Citywide Entities as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which the Citywide Entities is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)The Citywide Entities have made available to Heartland true and complete copies of: (i) the most recent determination letter, if any, received by the Citywide Entities from the Internal Revenue Service regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the Internal Revenue Service that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Department of Labor, Internal Revenue Service, Pension

Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)Schedule 4.25(d) identifies each employee of the Citywide Entities who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.

(e)With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.25(e) identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation; and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)(i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified, (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code, (iv) all Plans have been maintained and administered (both in form and operation) materially in accordance with the documents and instruments governing the Plans and applicable Law, (v) all reports and filings with governmental agencies (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects, and (vii) each of the Citywide Entities has made a good faith effort to comply with the reporting and taxation requirements for FICA Taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)(i) All contributions, premium payments and other payments required to be made in connection with the Plans have been timely made in accordance with applicable Law, (ii) a proper accrual has been made on the books of account of the Citywide Entities for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) the Citywide Entities have no liabilities with respect to any Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, and (v) to the Knowledge of Citywide, none of the Citywide Entities has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating.

(h)Except as disclosed on Schedule 4.25(h):

(i)no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;

(ii)the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;

(iii)the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of the Citywide Entities to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;

(iv)None of the Citywide Entities has been notified that any Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the SEC;

(v)to the Knowledge of Citywide, none of the Citywide Entities has any actual or potential Liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and

(vi)with respect to the Plans, to the Knowledge of Citywide, none of the Citywide Entities has any Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(i)Except as disclosed on Schedule 4.25(i):

(i)all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of each of the Citywide Entities;

(ii)no condition, Contract or Plan provision limits the right of the Citywide Entities to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and

(iii)none of the Citywide Entities has any Liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans identified on Schedule 4.25(i), or (B) health care continuation benefits described in Section 4980B of the Code.

(j)Each Plan, or other nonqualified deferred compensation plan of the Citywide Entities, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder.

(k)Each Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is in compliance with the applicable terms of the Affordable Care Act. Each Citywide Entity and each Commonly Controlled Entity offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent Liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Plan that is also a “group health plan” under the Affordable Care Act is operated in compliance with:

(i)market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A;

(ii)fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Sections 153.10 through 153.420;

(iii)income exclusion provisions under Code Sections 105, 106 and 125;

(iv)information reporting rules as set forth under Sections 6051(a)(14), 6055 and 6056 of the Code; and

(v)standards for electronic transactions and operating rules under Sections 1171 and 1173 of the Social Security Act.

4.26    Insurance. Schedule 4.26 hereto lists each insurance policy and bond maintained by each of the Citywide Entities with respect to its properties and assets, or otherwise. Prior to the date hereof, Citywide has delivered to Heartland complete and accurate copies of each of the insurance policies and bonds described on Schedule 4.26. All such insurance policies and bonds are in full force and effect, and none of the Citywide Entities is in default with respect to its obligations under any of such insurance policies. There is no claim by any of the Citywide Entities pending under any of such policies or bonds as to which coverage has been denied by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. The Citywide Entities will after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing, including pursuant to the D&O Insurance tail policy.

4.27    Affiliate Transactions. Except as set forth on Schedule 4.27, none of the Citywide Entities, nor any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof will mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement with Citywide or Citywide Banks or any other Contract with any of the Citywide Entities (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of any of the Citywide Entities.

4.28    Compliance with Laws; Permits.

(a)Each of the Citywide Entities is, and at all times since January 1, 2013 has been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including (to the extent applicable) the Bank Holding Company Act, the FDIA, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks and banking; and no claims have been filed by any Governmental Entity against any Citywide Entity alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity.

(b)Since January 1, 2013, neither Citywide nor Citywide Banks has operated in violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c)Since January 1, 2013, each of the Citywide Entities has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on any Citywide Entity.

(d)Neither Citywide nor Citywide Banks nor any of their respective properties is a party to or is subject to any Governmental Order, written agreement, or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Citywide or Citywide Banks adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator that would reasonably be expected to impair the ability of Heartland or Citywide to obtain the Bank Regulatory Approvals in a timely fashion or to operate the state banking corporation that is the survivor in the Bank Merger in the Ordinary Course of Business after the Merger. Citywide and Citywide Banks have paid all assessments made or imposed by any Bank Regulator.

(e)Neither Citywide nor Citywide Banks has been advised by, nor does Citywide have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Bank Regulator that such Bank Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(f)No Governmental Entity has initiated since December 31, 2013 or has pending any proceeding, enforcement action or, to the Knowledge of Citywide, investigation or inquiry into the business, operations, policies, practices or disclosures of any Citywide Entity (other than normal examinations conducted by a Bank Regulator in the Ordinary Course of the Business of Citywide and Citywide Banks), or, to the Knowledge of Citywide, threatened any of the foregoing.

4.29    No Fiduciary Accounts. Neither Citywide nor Citywide Banks acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor).

4.30    Interest Rate Risk Management Instruments.

(a)Schedule 4.30 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Citywide or Citywide Banks is a party or by which any of their properties or assets may be bound. Citywide has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Citywide or Citywide Banks is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and, to the Knowledge of Citywide, in accordance with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of Citywide and Citywide Banks has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of Citywide, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.31    No Guarantees. No Liability of any Citywide Entity is guaranteed by any other Person, nor has any Citywide Entity guaranteed the Liabilities of any other Person.

4.32    Regulatory Approvals. Citywide has no Knowledge of any fact or circumstance relating to it or Citywide Banks that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. None of the Citywide Entities is a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that would reasonably be expected to, impair the ability of Citywide to obtain the Bank Regulatory Approvals in a timely fashion. Citywide has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or fail to grant its consent or approval to such transactions.

4.33    Fairness Opinion. Citywide has received an oral opinion from Sandler O’Neill. which has be subsequently confirmed in writing. addressed to the Board of Directors of Citywide to the effect that, as of the date of such opinion, and based upon the assumptions and qualifications contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of Citywide Common Stock.

4.34    Transactions in Securities.

(a)Since January 1, 2013, all offers and sales of capital stock of Citywide by Citywide were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act and any applicable state securities Laws.

(b)Neither Citywide nor Citywide Banks, and, to the Knowledge of Citywide, (i) no director or executive officer of Citywide or Citywide Banks; and (ii) no Person related to any such director or executive officer by blood, marriage or adoption and residing in the same household, has purchased or sold, or caused to be purchased or sold, any Citywide Common Stock or other Citywide securities in violation of any applicable provision of federal or state securities Laws.

4.35    Registration Obligation. None of the Citywide Entities is under any obligation pursuant to any Contract to register any of their respective securities under the Securities Act.

4.36    Citywide Banks Website. To the Knowledge of Citywide, the website of Citywide Banks complies in all material respects with Title III of the Americans with Disabilities Act.

4.37    Disclosure. To the Knowledge of Citywide, the representations and warranties of Citywide contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Citywide which has not been disclosed to Heartland pursuant to this Agreement and the Disclosure Schedules which would have or would reasonably be expected to have a Material Adverse Effect on the Citywide Entities or materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland will otherwise consent to in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1, Schedule 5.1 or except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity:

(a)the businesses of each Citywide Entity will be conducted only in, and none of the Citywide Entities will take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

(b)each of Citywide Entities will (i) preserve its business organization and goodwill, and will use commercially reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by Citywide in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)none of the Citywide Entities will, directly or indirectly,

(i)amend or propose to amend its Charter or Bylaws;

(ii)issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the Ordinary Course of Business;

(iii)redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of or any other ownership interest in Citywide or Citywide Banks;

(iv)split, combine or reclassify any outstanding shares of capital stock of Citywide or Citywide Banks, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of Citywide or capital stock of Citywide Banks, except that Citywide Banks will be permitted to pay dividends on the shares of common stock of Citywide Banks owned by Citywide;

(v)incur any material Indebtedness, except in the Ordinary Course of Business;

(vi)discharge or satisfy any material Encumbrance on its properties or assets or pay any material Liability, except otherwise in the Ordinary Course of Business;

(vii)sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of any Operating Real Property will not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

(viii)cancel any material Indebtedness or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or any Real Estate or assets or deposits that are material to the Citywide Entities, except in exchange for Indebtedness previously contracted, including OREO;

(x)make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable over the term of such lease of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or

(xi)change any of its methods of accounting in effect on the date of the Citywide September 30, 2016 Balance Sheet, other than changes required by GAAP or regulatory accounting principles;

(xii)cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;

(xiv)enter into or modify any independent contractor or consultant Contract between a Citywide Entity and an independent contractor or consultant of such Citywide Entity that requires annual payments to such independent contractor or consultant in excess of $100,000;

(xv)terminate the employment of any Citywide Employee, other than in the Ordinary Course of Business;

(xvi)terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law;

(xvii)make, modify or revoke any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes, file any amended Returns or file any refund claim;

(xviii)enter into or propose to enter into, or modify or propose to modify, any Contract with respect to any of the matters set forth in this Section 5.1(c); or

(xix)Except for loans, commitments for loans or other transactions that have been approved by Citywide Banks prior to the date hereof (A) extend credit or enter into any Contracts binding Citywide Banks to extend credit except in a manner consistent with past practice and in accordance with the lending policies of Citywide Banks as disclosed to Heartland, and Citywide Banks will not extend credit or enter into any Contracts binding it to extend credit in an amount in excess of $1,000,000 with respect to any single loan or Contract (or, in the case of borrowers with loans listed on the watch list of Citywide Banks, to extend any additional credit to such borrowers), without first providing Heartland (at least five Business Days prior to extending such credit or entering into any Contract binding Citywide Banks to do so) with a copy of the loan underwriting analysis and credit memorandum of Citywide Banks and the basis of the credit decision of Citywide Banks, (B) make any Marijuana-Related Business Loans, except in the Ordinary Course of Business in accordance with the lending policies of Citywide Banks as disclosed to Heartland (in which case such Marijuana-Related Business Loans will be disclosed in writing by Citywide to Heartland), or (C) sell, assign or otherwise transfer any participation in any loan.

5.2    Access to Information; Confidentiality.

(a)Citywide will permit and will cause each of the Citywide Entities to permit Heartland full access on reasonable notice and at reasonable hours to the properties of such Citywide Entities, and will disclose and make available (together with the right to copy) to Heartland and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Citywide Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, Contracts, filings with any regulatory authority, accountants’ work papers, litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the Citywide Entities; provided, however, that (i) the foregoing rights granted to Heartland will in no way affect the nature or scope of the representations, warranties and covenants of Citywide set forth herein, and (ii) Citywide will be permitted to keep confidential any information that Citywide reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, Citywide will instruct the officers, employees, counsel and accountants of each of the Citywide Entities to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the businesses of the Citywide Entities with the business of Heartland and its Affiliates.

(b)Any confidential information or trade secrets of each of the Citywide Entities received by Heartland, its employees or agents in the course of the negotiation or consummation of the Merger or Bank Merger will be treated confidentially and held in confidence pursuant to the Citywide NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Heartland or, at Citywide’s request, returned to Citywide if this Agreement is terminated as provided in Article 8. Such information will not be used by Heartland or its agents to the detriment of the Citywide Entities and will at all times be maintained and held in compliance with the Citywide NDA.

(c)In the event that this Agreement is terminated, neither Heartland nor Citywide will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason for such termination, without the consent of the other party.

5.3    Notice of Developments. To the extent permitted by Law, Citywide will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of any Citywide Entity. Citywide will promptly notify Heartland in writing if Citywide should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4    Certain Loans and Related Matters. Citywide will furnish to Heartland a complete and accurate list as of the end of each calendar month following the date of this Agreement, within 15 Business Days after the end of each such calendar month, of (a) all of the periodic internal credit quality reports of Citywide Banks prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Citywide Banks classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $500,000, (e) all new Marijuana-Related Business Loans, (f) any current repurchase obligations of Citywide Banks with respect to any loans, loan participations or state or municipal obligations or revenue bonds, and (g) any standby letters of credit issued by Citywide Banks.

5.5    Financial Statements and Pay Listings.

(a)Citywide will furnish Heartland with audited consolidated balance sheets of Citywide as of the end of December 31, 2016 and the related statements of operations, changes in shareholders’ equity and cash flows for the year then ended promptly after they are issued.

(b)Citywide will furnish Heartland with balance sheets of Citywide and Citywide Banks as of the end of each calendar month after December 2016 and the related statements of income, within 15 days after the end of each such calendar month. Such financial statements will be prepared on a basis consistent with the September 30, 2016 Financial Statements and on a consistent basis during the periods involved, and will fairly present the financial positions of Citywide and Citywide Banks as of the dates thereof and the results of operations of Citywide and Citywide Banks for the periods then ended.

(c)Citywide will make available to Heartland the payroll listings of each of the Citywide Entities as of the end of each pay period after December 2016, within one week after the end of such pay period.

5.6    Consents and Authorizations. Citywide will use its commercially reasonable efforts to obtain (at no cost to Heartland) prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement, and the other consents listed on Schedule 5.6. Citywide will keep Heartland reasonably advised of the status of obtaining the Required Consents, and Heartland will reasonably cooperate with Citywide to obtain the Required Consents, which will include providing financial or other information about Heartland or Centennial and executing and delivering any consent, assignment or other instrument reasonably requested by any Person providing a Required Consent.

5.7    Tax Matters.

(a)Each of the Citywide Entities, at their own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns required to be filed by the relevant Citywide Entity on or before the Effective Date, and timely pay all Taxes reflected thereon. All such Returns will be correct and complete in all material respects, and will be prepared in accordance with past practice of Citywide to the extent such past practice complies with applicable Law. No later than 30 days prior to the due date (including extensions) for filing any income or franchise Tax Returns referred to in the first sentence of this Section 5.7(a), the relevant Citywide Entity will deliver such Returns to Heartland for its review and comment. With respect to any Returns referred to in the first sentence of this Section 5.7(a) other than income and franchise Tax Returns, the relevant Citywide Entity will deliver such other Returns to Heartland no later than five days prior to the due date (including extensions) for filing such Returns, and Heartland will have the right to review and comment on such other Returns. Citywide and the relevant Citywide Entity will consider the comments of Heartland in good faith and will incorporate Heartland’s comments in each such Return prior to filing thereof to the extent Citywide deems necessary; provided, however, that Citywide will make any changes to such Returns that are required to correct obvious errors or to ensure that each Return complies with applicable Law.

(b)Heartland, at its own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns of the Citywide Entities required to be filed after the Effective Date. Heartland will prepare and file all such Returns in respect of a taxable period which ends on or prior to the Effective Date that are not required to be filed on or before the Effective Date, and all such Tax Returns in respect of a taxable period which begins before and ends after the Effective Date, consistent with past practices of the relevant Citywide Entities, to the extent such practices comply with applicable Law. Notwithstanding anything herein to the contrary, Heartland will not amend any income Tax Return filed by or on behalf of any Citywide Entity for any Tax period during which Citywide had in effect an election to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code if such amendment would result in additional Tax Liability being imposed on any Person that was a shareholder of Citywide during the relevant Tax period, unless Heartland obtains such Person’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that no such written consent will be required if the amendment of such Return is required by a “determination” within the meaning of Section 1313 of the Code or is otherwise required by Law.

(c)Citywide will be liable for any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby (“Transfer Taxes”). The applicable parties will cooperate in preparing and filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Effective Date in accordance with any available pre‑sale filing procedure, and to obtain any exemption from or refund of any such Transfer Tax.

(d)Each of the Citywide Entities and Heartland will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 5.7 and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.7, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Heartland and each of the Citywide Entities agrees to retain all books and records with respect to Tax matters pertinent to any of the Citywide Entities relating to any taxable period which ends on or prior to the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Heartland or its Affiliate, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

5.8    No Solicitation.

(a)Neither Citywide nor any other Citywide Entity will, and they will each use their best efforts to cause their officers, directors, employees agents and authorized representatives (“Representatives”) not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any Citywide Entity to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Citywide Shareholder Vote, this Section 5.8(a) will not prohibit Citywide from furnishing nonpublic information regarding the Citywide Entities to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to Citywide by such Person (and not withdrawn) if (1) neither Citywide nor any other Citywide Entity nor any of their respective Representatives have violated any of the restrictions set forth in this Section 5.8(a), (2) the Board of Directors of Citywide concludes in good faith, after having consulted with and considered the advice of outside counsel to Citywide, that such action is required in order for the Board of Directors of Citywide to comply with its fiduciary obligations to Citywide’s shareholders under applicable Law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Citywide gives Heartland written notice of the identity of such Person and of Citywide’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Citywide receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Citywide and (4) at least two business days prior to furnishing any such nonpublic information to such Person, Citywide furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by the Citywide to Heartland). Without limiting the generality of the foregoing, Citywide acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by Citywide, another Citywide Entity or any Representative will be deemed to constitute a breach of this Section 5.8(a) by Citywide.

(b)Citywide will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to Citywide or any other Citywide Entity (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. Citywide will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)Citywide and any other Citywide Entity will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)Citywide will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Citywide is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland.

5.9    Heartland Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Citywide (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Heartland will not, and will not permit Centennial or any of its other Subsidiaries to, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied.

5.10    Citywide Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Heartland (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Citywide will not, and will not permit any other Citywide Entity, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1    The Bank Merger. To the extent not previously approved, Citywide will cause the Board of Directors of Citywide Banks to approve the Bank Merger Agreement and the Bank Merger within three business days of execution of this Agreement, and will vote all of the shares of Citywide Banks Common Stock held by Citywide Banks in favor of approval of the Bank Merger Agreement and the Bank Merger. For the avoidance of doubt, the Bank Merger will occur immediately after the Merger, and will be conditioned upon regulatory approval and upon the Required Citywide Shareholder Vote. Heartland will take, and will cause Centennial to take, all actions necessary to cause Centennial to change its name at the time of the consummation of the Bank Merger to “Citywide Banks” or a derivative thereof that includes the word “Citywide.”

6.2    Filings and Regulatory Approvals. Heartland and Citywide will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file promptly (and in any event will use commercially reasonable efforts to file within 30 Business Days) after the date of this Agreement all applications or other documents required to obtain Regulatory Approvals and consents from the FDIC and the CDB for the Bank Merger under the Bank Merger Act, and waiver or approval, if required, of the FRB of the Merger under the Bank Holding Company Act, and any other applicable Governmental Entities, and Heartland will provide copies of the non-confidential portions of such applications, filings and related correspondence to Citywide. At least five (5) Business Days prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement will be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Regulatory Approvals.

6.3    Shareholder Meetings; Registration Statement.

(a)Citywide will call a special meeting of its shareholders (the “Citywide Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and will schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement is declared effective. The Board of Directors of Citywide will recommend that the shareholders approve this Agreement and the Merger (the “Citywide Board Recommendation”), and Citywide will use its best efforts (including soliciting proxies for such approval) to obtain the Required Citywide Shareholder Vote. The Citywide Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of Citywide or any committee thereof to withdraw or modify the Citywide Board Recommendation in a manner adverse to Citywide may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required Citywide Shareholder Vote, the Board of Directors of Citywide may withdraw, qualify or modify the Citywide Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8 if the Board of Directors of Citywide determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable law (a “Change of Citywide Board Recommendation”). In determining whether to make a Change of Citywide Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of Citywide will take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

(b)Heartland will call its annual meeting of shareholders which will be held on or prior to May 31, 2017 (the “Heartland Shareholder Meeting”), for the purpose of voting, among other things, upon the Heartland Charter Amendment. The Board of Directors of Heartland will recommend that the shareholders approve Heartland Charter Amendment (the “Heartland Board Recommendation”), and Heartland will use its best efforts (including soliciting proxies for such approval) to obtain approval of the Heartland Charter Amendment. The Heartland Board Recommendation may not be withdrawn or modified in a manner adverse to Citywide, and no resolution by the Board of Directors of Heartland or any committee thereof to withdraw or modify the Heartland Board Recommendation in a manner adverse to Citywide may be adopted.

(c)For the purposes of holding the Citywide Shareholder Meeting and registering Heartland Common Stock to be issued to shareholders of Citywide in connection with the Merger with the SEC and with applicable state securities authorities, Heartland will prepare, with the cooperation of Citywide (which will, for the avoidance of doubt, be given the opportunity to participate in the preparation of the Registration Statement and will have the right to approve the content of the Registration Statement relating to Citywide and the other Citywide Entities), a registration statement on Form S‑4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which will include a proxy statement/prospectus satisfying all applicable requirements of the Exchange Act, Securities Act, and applicable Blue Sky Laws (such proxy statement/prospectus, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”).

(d)Heartland will furnish such information concerning Heartland and its Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to Heartland and its Subsidiaries, to be prepared in accordance with Section 6.3(c). Heartland agrees promptly to notify Citywide if at any time prior to the Citywide Shareholder Meeting any information provided by Heartland in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(e)Citywide will promptly furnish Heartland with such information concerning Citywide and the other Citywide Entities as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to Citywide and the other Citywide Entities, to be prepared in accordance with Section 6.3(c), including the opinion of counsel as to Tax matters required to be filed as an exhibit thereto. Citywide agrees promptly to notify Heartland if at any time prior to the Heartland Shareholder Meeting any information provided by Citywide in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.

(f)Heartland will promptly file the Registration Statement with the SEC and applicable state securities agencies. Heartland will use commercially reasonable efforts to cause (i) the Registration Statement to become effective under the Securities Act and applicable Blue Sky Laws at the earliest practicable date; and (ii) the shares of Heartland Common Stock issuable to the shareholders of Citywide to be authorized for listing on the NASDAQ Global Select Market or other national securities exchange. At the time the Registration Statement becomes effective, Heartland will use its commercially reasonable efforts to ensure that the Registration Statement complies in all material respects with the provisions of the Securities Act and applicable Blue Sky Laws. Citywide hereby authorizes Heartland to utilize in the Registration Statement the information concerning Citywide and any other Citywide Entities provided to Heartland for the purpose of inclusion in the Proxy Statement/Prospectus. Heartland will advise Citywide promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland will furnish Citywide with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party will consult with the other with respect to any material (other than the Proxy Statement/Prospectus) that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act.

(g)For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for Affiliates of Citywide to sell shares of Heartland Common Stock in accordance with Rule 145 of the Securities Act), Heartland will use commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8‑K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S‑T.

(h)None of the information relating to Heartland and its Subsidiaries that is provided by Heartland for inclusion in: (i) the Proxy Statement/Prospectus, any filings or approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to Citywide’s or Heartland’s shareholders, at the time of the Citywide Shareholder Meeting or the Heartland Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(i)None of the information relating to Citywide and the other Citywide Entities that is provided by Citywide for inclusion in: (i) the Proxy Statement/Prospectus, any approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to Citywide’s or Heartland’s shareholders, at the time of the Citywide Shareholder Meeting or the Heartland Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(j)Heartland will bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock under the Blue Sky Laws, to the extent necessary. Heartland will also bear the costs of all NASDAQ listing fees with respect to listing the shares of Heartland Common Stock on the NASDAQ Global Select Market or other national securities exchange pursuant to this Agreement. Heartland will bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement/Prospectus to Citywide and Heartland shareholders. Heartland and Citywide will each bear their own legal and accounting expenses in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.

6.4    Establishment of Accruals. If requested by Heartland, on the Business Day immediately prior to the Closing Date, Citywide Banks will, consistent with GAAP, establish such additional accruals and reserves as Heartland indicates are necessary to conform Citywide Banks’s accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to Citywide Banks from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of the business of Citywide Banks following the Merger and to provide for the costs and expenses relating to the consummation by Citywide Banks of the transactions contemplated by this Agreement; provided, however, that any such accruals and reserves will not affect the determination of Adjusted Tangible Common Equity. No such accruals or reserves will of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Citywide (a) of any adverse circumstances for purposes of determining whether the conditions to Heartland’s obligations under this Agreement have been satisfied or (b) that such adjustment has any bearing on the Aggregate Merger Consideration. In no event will any accrual, reserve or other adjustment required or permitted by this Section 6.4 require any prior filing with any Governmental Entity or violate any Law, rule or order applicable to Citywide or Citywide Banks.

6.5    Employee Matters.

(a)General. At the request of Heartland, Citywide agrees to terminate any Plans as of the Effective Time on terms reasonably acceptable to Heartland. If any Plans are not so terminated, after the Effective Time, Heartland will have the right to continue, amend, merge or terminate any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including Tax qualification requirements. Citywide agrees that, at the request of Heartland, Citywide, Citywide Banks and any Commonly Controlled Entity will cease to be a participating employer of, and will cease making contributions to or otherwise providing benefits under, any Plan, as of the Effective Time. If, after the Effective Time, there are any Plans for which the Surviving Company or any of its Subsidiaries continues to be a participating employer, Heartland will have the right to discontinue such participation in any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law. Until Heartland will take such action, however, such Plans will continue in force for the benefit of present and former employees of any Citywide Entity who have any present or future entitlement to benefits under any of the Plans (“Citywide Employees”).

(b)Limitation on Enforcement. This Agreement is an agreement solely between Citywide and Heartland. Except for the indemnification rights provided in Section 6.8, nothing in this Agreement, including this Section 6.5, whether express or implied, confers upon any Citywide Employees, employees of Heartland and its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate of benefits, or any other term or condition of employment, of any kind or nature whatsoever. After the Closing Date, each Citywide Employee will be eligible to participate in the health, vacation and other non-equity based employee benefit plans of Heartland or its Subsidiaries (the “Heartland Plans”) to the same extent as similarly situated employees of Heartland and to the extent permitted by the applicable Heartland Plan or applicable Law; provided, however, that nothing in this Section 6.5(b) or elsewhere in this Agreement will limit the right of Heartland or any of its Subsidiaries to amend or terminate a Heartland Plan at any time. With respect to the Heartland Plans, Heartland will, or will cause the Surviving Corporation or its Subsidiaries to: (A) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable Citywide Employee would have been entitled to coverage under the corresponding Plan in which such Citywide Employee was an active participant immediately prior to his or her transfer to Heartland Plan, (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Plan in which such Citywide Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period), and (z) provided the insurance company of any Citywide Entity provides information related to the amount of such credit that is available to Heartland, provide each Citywide Employee with credit for deductibles paid by such Citywide Employee prior to his or her transfer to Heartland Plan (to the same extent such credit was given under the analogous Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (B) fully recognize service of the Citywide Employees with any Citywide Entity for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the Citywide Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Plan prior to such transfer. Heartland will extend coverage to Citywide Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Heartland to the extent permitted by such Heartland Plans and applicable Law. Heartland will give effect to any elections made by Citywide Employees with respect to such accounts under any flexible benefits cafeteria plan of any Citywide Entity to the extent permitted by such Heartland Plan and applicable Law. Citywide Employees will be credited with amounts available for reimbursement equal to such amounts as were credited under any flexible benefits cafeteria plan of any Citywide Entity to the extent permitted by such Heartland Plan and applicable Law. The foregoing will not apply to the extent it would result in duplication of benefits.

(c)Terminated Citywide Employees. To the extent that Heartland terminates the employment of any Citywide Employee without “cause” (as such term is reasonably defined by Heartland) at, or within six months after, the Effective Time, Heartland will offer such Citywide Employee severance benefits approximately equivalent to one week of base compensation for each full year of service to such Citywide Entity, with a minimum of two and a maximum of 12 weeks of severance pay on terms and conditions to be established in the reasonable discretion of Heartland consistent with past practices.

(d)Employee Retention Program. Prior to the Effective Time, Citywide and Heartland will mutually agree on and establish an employee retention bonus program and will allocate pursuant to such program cash awards to certain Citywide Banks employees, as mutually determined by Citywide and Heartland, in order to incent such employees to remain in the employ of Citywide and its Affiliates through the Closing Date. Any amounts allocated to or paid pursuant to such program will constitute Transaction Expenses.

(e)Accrued Employee Bonuses. If, prior to the Effective Time, any Citywide Entity has accrued amounts to be paid after the Effective Time as a bonus to an employee of such Citywide Entity, Heartland will allocate and pay such bonuses to the designated employees upon the earlier of (i) the applicable time for the payment of bonuses for the 2017 performance period, or (ii) such employee’s termination as an employee of the Surviving Corporation or its Affiliates.

(f)Affordable Care Act Reporting. As of the earlier of the Closing Date or the applicable reporting deadline under the Affordable Care Act, Citywide, Citywide Banks and each Commonly Controlled Entity will accurately complete and timely file with the Internal Revenue service, and timely send to all covered individuals, as applicable, any required IRS Forms 1094-B, 1095-B, 1094-C and 1095-C for the 2016 calendar year with respect to each Benefit Plan that is subject to the Affordable Care Act.

6.6    Tax Treatment. None of any Citywide Entities or Heartland will take any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.7    Updated Schedules. On a date 15 Business Days prior to the Effective Date and on the Effective Date, Citywide will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, or with respect to any Schedule dated as of a specific date, as of such specific date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by Citywide subsequent to the date any Schedule was previously delivered by Citywide to Heartland. Notwithstanding the foregoing, any updated Schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).

6.8    Indemnification; Directors’ and Officers’ Insurance.

(a)Heartland agrees that all rights of the present and former directors, officers and managers of any of the Citywide Entities to indemnification provided for in the Charter or Bylaws or other governing documents of such Citywide Entity, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), will survive the Merger and continue in full force and effect until expiration of the applicable statute of limitations (each such director and officer being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any person made a party to any proceeding by reason of the fact that such person was a director, officer, member or employee of any of the Citywide Entities at or prior to the Effective Time to the fullest extent provided in, and will advance expenses in accordance with, the Charter, Bylaws and other governing documents of the Citywide Entities, as applicable, in the form previously provided to Heartland and effective as of the date of this Agreement, in each case subject to all the limitations set forth in such Charter, Bylaws or other governing documents and applicable Law. Notwithstanding anything to the contrary contained in this Section 6.8, nothing contained in this Agreement will require Heartland to indemnify, defend or hold harmless any Indemnified Party to a greater extent than any Citywide Entity may, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and any such indemnification provided pursuant to this Section 6.8 will be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

(b)Prior to the Effective Time, Citywide will or, if Citywide is unable to, Heartland as of the Effective Time will, obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as the existing policies of the Citywide Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Heartland will pay the premium for such D&O Insurance tail policy; provided, however, that in no event will Heartland be required to expend more than 200% of the current amount expended on an annual basis by the Citywide Entities to procure their existing D&O Insurance policies. If Citywide or Heartland for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time, Heartland will obtain as much as comparable D&O Insurance as is available at a cost in the aggregate for such six-year period up to 200% of the current annual premiums expended by the Citywide Entities for their existing D&O Insurance policies. Any insurance premium payments made by Heartland pursuant to this Section 6.8(b) will be considered Transaction Expenses in accordance with the definition of “Transaction Expenses” set forth in Article 1.

(c)The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party as if he or she were a party to this Agreement. The indemnification rights provided to each Indemnified Party pursuant hereto will be in addition to all other indemnification rights provided to such Indemnified Party under any Charter or any Contract between any of the Citywide Entities and such Indemnified Party.

6.9    Notice of Developments by Heartland. Heartland will promptly notify Citywide in writing if Heartland should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 6.9 will be deemed to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

6.10    Redemption of Citywide Series A Preferred Stock. Subject to receipt of any approvals required from any Governmental Entities to either provide the necessary funding or effect the redemption, Citywide will redeem all issued and outstanding shares of Citywide Series A Preferred Stock immediately prior to the Effective Time.

6.11    Statutory Trusts. Citywide, as the owner of the Statutory Trust Securities that are common securities, will cause each of the Statutory Trusts (a) to remain a statutory trust, (b) to otherwise continue to be classified as a grantor trust for federal income Tax purposes, and (c) to cause each holder of Statutory Trust Securities that are preferred securities to be treated as owning an undivided beneficial interest in the Statutory Trust Debentures. Upon the Effective Time, Heartland will assume Citywide’s obligations and acquire its rights relating to the Statutory Trusts, including Citywide’s obligations and rights under the Statutory Trust Debentures, Statutory Trust Securities and the other Statutory Trust Agreements. In connection therewith, Citywide will assist Heartland in assuming Citywide’s obligations and acquiring its rights under the Statutory Trusts, and will provide the documentation required to make such assumption of obligations and acquisition of rights effective (other than opinions of counsel, which Citywide will use commercially reasonable efforts to obtain), including any supplemental indentures or certificates that may be required under the Statutory Trust Agreements. Subject to the terms of the Statutory Trust Securities, immediately prior to the Closing, Citywide will pay, or cause to be paid, to the proper Persons all deferred and accrued but unpaid interest and any outstanding fees relating to the Statutory Trust Debentures and the Statutory Trusts.

6.12    Determination of Adjusted Tangible Common Equity. As soon as practicable after the Determination Date, Citywide will prepare the Citywide Determination Date Balance Sheet. Within five (5) Business Days following the Determination Date, Citywide will prepare and deliver to Heartland its good faith determination of (a) the Adjusted Tangible Common Equity, together with reasonable support therefor (including the Citywide Determination Date Balance Sheet), and (b) the Citywide Determination Date Transaction Expenses, together with reasonable support therefor. If Citywide and Heartland agree on the amount of the Adjusted Tangible Common Equity, such amount will be final and conclusive. If Heartland and Citywide disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, unless otherwise agreed upon by the parties, the items in dispute will be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations will be deemed adjusted in accordance with the determination of the independent accounting firm and will become binding, final and conclusive upon all of the parties hereto. The independent accounting firm will consider only the items in dispute and will be instructed to act within five (5) Business Days (or such longer period as Citywide and Heartland may agree) to resolve all items in dispute. Citywide and Heartland will share equally the payment of reasonable fees and expenses of the independent accounting firm.

6.13    Heartland Board of Director Appointment and Board Observer Rights. Heartland agrees to nominate Schmitz for election to its Board of Directors at the Heartland 2018 annual meeting of shareholders. From the Effective Time until Schmitz’s election to the Board of Directors of Heartland, Schmitz will have the right to attend all Heartland Board of Director meetings as an observer (Schmitz, in his capacity as a Heartland Board of Directors’ meeting observer, is referred to herein as the “Board Observer”). The Board Observer will not have voting rights or fiduciary obligations to Heartland or its shareholders, but will be bound by the same confidentiality and insider trading obligations as members of the Heartland Board of Directors. Heartland will provide the Board Observer with notice of all regular and special meetings of the Board of Directors of Heartland in the same manner as provided to directors, and will provide to the Board Observer a copy of all materials and information distributed at or prior to such meetings to the directors of Heartland. Heartland will reimburse the Board Observer for reasonable out-of-pocket expenses related to his attendance at Heartland Board of Directors meetings. Other compensation will be provided to the Board Observer pursuant to the Schmitz Consulting Agreement.

6.14    Heartland Confidential Information. Any confidential information or trade secrets of each of Heartland and its Subsidiaries received by any Citywide Entity, its employees or agents in the course of the negotiation and consummation of the Merger or Bank Merger will be treated confidentially and held in confidence pursuant to the Heartland NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by the Citywide Entities or, at Heartland’s request, returned to Heartland if this Agreement is terminated as provided in Article 8. Such information will not be used by any Citywide Entity or its employees or agents to the detriment of Heartland and its Subsidiaries, and will at all times be maintained and held in compliance with the Heartland NDA.

6.15    Special Tax Holdback.

(a)Notwithstanding any other provision of this Agreement to the contrary, the Per Share Holdback Amount will be held back from the Actual Cash Consideration that any holder of Citywide Common Stock is entitled to receive for each Citywide Converted Share pursuant to Sections 2.3(a), 2.4 and 2.7 of this Agreement. The Aggregate Tax Holdback Amount will be deposited into a separate account at Heartland, and will be subject to the terms and conditions of this Section 6.15. The Aggregate Tax Holdback Amount (or remaining portion thereof) will bear interest at the rate of 3.00% per annum from the date such amount is deposited until the date on which the Aggregate Tax Holdback Amount (or remaining portion thereof) is distributed pursuant to Sections 6.15(f), (g) or (h).

(b)From and after the Closing Date, Heartland and its Affiliates (the “Tax Indemnified Parties”) will be indemnified and held harmless from and against any Special Tax Losses incurred by them. Claims by the Tax Indemnified Parties for indemnification of Special Tax Losses will be recovered solely from, and be limited to, the Aggregate Tax Holdback Amount that, at the time of such claim, has not been released pursuant to the terms hereof, and will be subject to the terms and conditions of this Section 6.15.

(c)After the Closing Date, Heartland will promptly notify Schmitz in writing of any Tax assessment, demand, claim, or notice of the commencement of an audit received from any Governmental Entity (collectively, a “Tax Claim”) with respect to Taxes that could result in Special Tax Losses, but in any event within 10 days following receipt thereof. Notwithstanding the foregoing, a failure to give timely notice will not affect a Tax Indemnified Party’s rights to indemnification under this Section 6.15, except to the extent that the rights of the former holders of Citywide Common Stock are prejudiced thereby. Such notice will contain factual information (to the extent known) describing the Tax Claim and will include copies of the relevant portion of any notices or other documents received from any Governmental Entity with respect to any such Tax Claim, and will be updated to include notices or other documents subsequently received relating to such Tax Claim.

(d)Heartland will control any Tax Proceeding with respect to any Tax Claim that could result in an indemnification claim payable from the Aggregate Tax Holdback Amount for Special Tax Losses pursuant to this Section 6.15. Schmitz will be entitled to employ counsel and Tax advisors with respect thereto at his own expense; provided, however, that Schmitz will be entitled to reimbursement of reasonable third party costs, after the payment of any Special Tax Losses and prior to the distribution of any portion of the Aggregate Tax Holdback to the former holders of Citywide Common Stock pursuant to Sections 6.15(f), (g), (h) and (i); further provided, however, that Schmitz will be entitled to reimbursement of his reasonable third party costs only upon written request and presentation to Heartland of invoices and other written documentation supporting such third party costs incurred by Schmitz. Schmitz and his counsel and Tax advisors will be permitted to participate in all Tax Proceedings at their own expense. Heartland will provide to Schmitz and his counsel and Tax advisors all information reasonably requested with respect to any Tax Proceeding. Heartland and its Affiliates, on the one hand, and Schmitz, on the other hand, will cooperate, to the extent reasonably requested by each other, in connection with any Tax Claim or Tax Proceeding, including by the retention and (upon the reasonable request of Heartland and its Affiliates or Schmitz, as the case may be) the provision of records, documents and information reasonably relevant to such Tax Claim or Tax Proceeding, and by making employees and other Persons available on a mutually convenient basis to provide additional information. Heartland, its Affiliates and Schmitz will act in good faith to resolve any such Tax Claim or Tax Proceeding. Neither Heartland nor any of its Affiliates will enter into any settlement or compromise of any Tax Proceeding that could result in an indemnification claim for Special Tax Losses payable from the Aggregate Tax Holdback Amount without the prior written consent of Schmitz (which consent will not be unreasonably withheld, conditioned or delayed).

(e)If any of the Tax Indemnified Parties incurs any Special Tax Loss, it will satisfy any indemnification rights with respect to such Special Tax Loss solely from the Aggregate Tax Holdback Amount. The Tax Indemnified Parties will be deemed to incur a Special Tax Loss (including reasonable out-of-pocket costs related thereto) at the time such party pays any Special Tax Losses to a Governmental Entity following the closing of a Tax Proceeding or a “determination” of a Tax Claim within the meaning of Section 1313 of the Code, or at the time such party pays an applicable third party for out-of -pocket costs related to the Tax Claim or Tax Proceeding. The Aggregate Tax Holdback Amount (or the applicable portion thereof) will be retained by Heartland from the Closing Date until the First Release Date, the Second Release Date or the Third Release Date, as the case may be. Heartland will provide to Schmitz an accounting of the Aggregate Tax Holdback Amount remaining, plus any accrued interest thereon, on a monthly basis and at the time any Special Tax Loss is paid out of the Aggregate Tax Holdback Amount.

(f)Within 10 Business Days after the First Release Date, Heartland or a paying agent appointed by Heartland will distribute (the “First Tax Holdback Distribution”) to the former holders of Citywide Common Stock $3.15 for each Citywide Converted Share; provided, however, that such amount will be adjusted upward or downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to Citywide’s 2013 U.S. Federal income Tax Liability and Tax year, (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to Citywide’s 2013 U.S. Federal income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount, (iii) decreases for any reimbursement to Schmitz pursuant to Section 6.15(d) for third-party expenses incurred by Schmitz in connection with a Tax Proceeding related to Special Tax Losses described in (i) or (ii) of this subsection 6.15(f), and (iv) increases for interest accrued on the amount of the First Tax Holdback Distribution from the Closing Date up to and including the date of distribution of the First Tax Holdback Distribution.

(g)Within 10 Business Days after the Second Release Date, Heartland or a paying agent appointed by Heartland will distribute (the “Second Tax Holdback Distribution”) to the former holders of Citywide Common Stock $0.58 for each Citywide Converted Share; provided, however, that such amount will be adjusted upward or downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to Citywide’s 2014 U.S. Federal or Colorado state income Tax Liability and Tax year, (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to Citywide’s 2014 U.S. Federal or Colorado state income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount, (iii) decreases for any reimbursement to Schmitz pursuant to Section 6.15(d) for third-party expenses incurred by Schmitz in connection with a Tax Proceeding related to Special Tax Losses described in (i) or (ii) of this subsection 6.15(g), and (iv) increases for interest accrued on the amount of the Second Tax Holdback Distribution from the Closing Date up to and including the date of distribution of the Second Tax Holdback Distribution.

(h)Within 10 Business Days after the Third Release Date, Heartland or a paying agent appointed by Heartland will distribute (the “Third Tax Holdback Distribution”) to the former holders of Citywide Common Stock $0.44 for each Citywide Converted Share; provided, however, that such amount will be adjusted upward or downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to Citywide’s 2013 Colorado state income Tax Liability and Tax year, (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to Citywide’s 2013 Colorado state income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount, (iii) decreases for any reimbursement to Schmitz pursuant to Section 6.15(d) for third-party expenses incurred by Schmitz in connection with a Tax Proceeding related to Special Tax Losses described in (i) or (ii) of this subsection 6.15(h), and (iv) increases for interest accrued on the amount of the Third Tax Holdback Distribution from the Closing Date up to and including the date of distribution of the Third Tax Holdback Distribution.

(i)Any amounts of the Aggregate Tax Holdback Amount that are retained by Heartland pursuant to Section 6.15(f)(ii), (g)(ii) or (h)(ii) due to a pending Tax Claim, decreased by the amount of any reimbursement to Schmitz pursuant to Section 6.15(d) for third-party expenses incurred by Schmitz in connection with a Tax Proceeding related to Special Tax Losses described in Section 6.15(f)(ii), (g)(ii) or (h)(ii), will be promptly distributed to the former holders of Citywide Common Stock pro rata in accordance with their holdings of each Citywide Converted Share after the final resolution of such pending Tax Claim and the payment of any Special Tax Losses attributable thereto, but in any event within 10 Business Days following the final resolution of such pending Tax Claim and the payment of any applicable Special Tax Losses attributable thereto.

(j)By approving this Agreement and the transactions contemplated hereby or by executing a Letter of Transmittal, each holder of Citywide Common Stock will have irrevocably (i) authorized and appointed Schmitz as such holder’s representative to act on behalf of the holder with respect to the matters set forth in this Section 6.15, (ii) ratified and approved the reimbursement of expenses incurred by Schmitz in the manner set forth in Section 6.15(d), and (iii) agreed that Schmitz will not be liable, responsible or accountable in damages or otherwise to the holders of Citywide Common Stock for any Liabilities incurred by reason of any error in judgment or any act or failure to act arising out of the activities of Schmitz on behalf or in respect of the holders of Citywide Common Stock, including (A) the failure to perform any acts he is not expressly obligated to perform under this Agreement, (B) any acts or failures to act made in good faith or on the advice of legal counsel, accountants or other consultants to Schmitz, or (C) any other matter beyond the control of Schmitz.

ARTICLE 7
CONDITIONS

7.1    Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)Regulatory Approvals. The Bank Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of such approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Heartland, (ii) require any Person other than Heartland to be deemed a bank holding company under the Bank Holding Company Act, (iii) require any Person other than Heartland to guaranty, support or maintain the capital of Citywide Banks, or (iv) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Heartland or any of its Subsidiaries (any of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following will not be deemed to be included in the preceding list and will not be deemed a “Materially Burdensome Regulatory Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by Law, written and publicly available supervisory guidance of general applicability, unwritten supervisory guidance of which Heartland has knowledge, in each case, as in effect on the date hereof.

(b)No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction will have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

(c)No Prohibitive Change of Law. There will have been no Law, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

(d)Governmental Action. There will not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in (i) restraining or prohibiting the consummation of the transactions contemplated hereby or obtaining material damages from any of the Citywide Entities or Heartland or any of Heartland’s Subsidiaries in connection with the transactions contemplated hereby, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of the Citywide Entities or of Heartland or any of its Subsidiaries, or to compelling Heartland or any of its Subsidiaries or any of the Citywide Entities to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its Subsidiaries or of any of the Citywide Entities, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of any of the Citywide Entities.

(e)No Termination. No party hereto will have terminated this Agreement as permitted herein.

(f)Shareholder Approval. The Merger will have been approved by the Required Citywide Shareholder Vote.

(g)Heartland Charter Amendment. The Heartland Charter Amendment will have been approved by the required vote of the shareholders of Heartland, and a Certificate of Amendment containing the Heartland Charter Amendment will have been filed with the Secretary of State of Delaware.

(h)Registration Statement. The Registration Statement will have been declared and will remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no action, lawsuit, proceeding or investigation for that purpose will have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the shares of Heartland Common Stock issuable to the shareholders of Citywide hereunder will have been received. The shares of Heartland Common Stock issuable to the shareholders of Citywide will have been authorized for listing on the NASDAQ Global Select Market or other national securities exchange, subject to official notice of issuance.

7.2    Additional Conditions to Obligation of Citywide. The obligation of Citywide to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Warranties. (i) The representations and warranties set forth in Article 3 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. Heartland will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officer’s Certificate. Heartland will have furnished to Citywide a certificate of the Chief Financial Officer of Heartland, dated as of the Effective Time, in which such officer will certify to the conditions set forth in Sections 7.2(a) and (b).

(d)Heartland Secretary’s Certificate. Heartland will have furnished to Citywide (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to Citywide that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Change in Control of Heartland. Heartland will not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(f)Legal Opinion. Citywide will have received an opinion of Shapiro Bieging Barber Otteson LLP that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers of Citywide and Heartland.

(g)Assumption by Heartland of Obligations under the Statutory Trust Agreements. Heartland will have assumed all of Citywide’s obligations under the Statutory Trusts.

(h)Other Materials. Citywide will have received the materials set forth in Section 2.9(b).

7.3    Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Compliance. (i) The representations and warranties set forth in Article 4 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. Citywide will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officers’ Certificate of Citywide. Citywide will have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of Citywide, dated as of the Effective Date, in which such officers will certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)Citywide Secretary’s Certificate. Citywide will have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of Citywide necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Citywide by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Dissenting Shares. The total number of Dissenting Shares will be no greater than six and one-half percent (6.5%) of the number of outstanding shares of Citywide Common Stock.

(f)Required Consents. Each Required Consent will have been obtained and be in full force and effect.

(g)Quinn Employment Agreement. Quinn will have duly executed and delivered the Quinn Employment Agreement to Heartland contemporaneously with the execution of this Agreement, and such agreement will be in full force and effect.

(h)Schmitz Consulting Agreement. Schmitz will have duly executed and delivered the Schmitz Consulting Agreement to Heartland contemporaneously with the execution of this Agreement, and such agreement will be in full force and effect.

(i)Schmitz Non-Competition Agreement. Schmitz will have duly executed and delivered the Schmitz Non-Competition Agreement to Heartland contemporaneously with the execution of this Agreement, and such agreement will be in full force and effect.

(j)Redemption of Citywide Series A Preferred Stock. Citywide will have redeemed all issued and outstanding shares of Citywide Series A Preferred Stock.

(k)Acquisition of Rights under Statutory Trusts. Heartland will have acquired all of Citywide’s rights under the Statutory Trusts.

(l)Other Materials. Heartland will have received the materials set forth in Section 2.9(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1    Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)by mutual consent of the Boards of Directors of Heartland and Citywide;

(b)by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(c)by either party in the event any approval, consent or waiver of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement will have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party);

(d)by Citywide if:

(i)the Closing has not occurred by September 30, 2017 (the “Termination Date”); provided that Citywide will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) Citywide’s failure to comply in all material respects with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) Citywide has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.9 or (z) the circumstances or events underlying the termination rights set forth in clauses (d)(iii) or (d)(iv) of this Section 8.1 will have occurred;

(ii)Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Citywide to Heartland;

(iii)at the Citywide Shareholder Meeting, this Agreement will not have been duly adopted by the Required Citywide Shareholder Vote;

(iv)(A) Citywide will have delivered to Heartland a written notice of the intent of Citywide to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five business days have elapsed following delivery to Heartland of such written notice by Citywide, (C) during such five Business Day period Citywide has fully complied with the terms of Section 5.8, including informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of the Citywide will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) Citywide pays to Heartland the termination fee in accordance with Section 8.4, and (F) Citywide will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of Citywide will have resolved to do so;

(v)at the Heartland Shareholder Meeting, the Heartland Charter Amendment will not have been duly adopted by the requisite shareholder vote necessary to approve such amendment;

(vi)at any time within five Business Days after the Determination Date, but only if:

(x)    the Heartland Determination Date Stock Price (as defined below) is less than $35.00 per share; and

(y)    the number obtained by dividing the Heartland Determination Date Stock Price by the Initial Heartland Stock Price (as defined below) is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.175 from such quotient; provided, however, that a termination by Citywide pursuant to this Section 8.1(d)(vi) will have no force and effect if Heartland agrees in writing (within five Business Days after receipt of Citywide’s written notice of such termination) to increase the Exchange Ratio to an amount equal to (i) (X) the Exchange Ratio, multiplied by (Y) the Heartland Determination Date Stock Price, divided by (ii) $35.00. Notwithstanding anything to the contrary above, Heartland, at its option, may elect to retain the original Exchange Ratio, and, in lieu of altering such Exchange Ratio, increase the Actual Cash Consideration so that each holder of Citywide Common Stock is entitled to receive the same value as of the Effective Time for each share of Citywide Common Stock as such holder would have received had the original Exchange Ratio been altered in accordance with the preceding sentence. If within such five-Business Day period, Heartland delivers written notice to Citywide that Heartland intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Citywide in writing of the revised Exchange Ratio or the revised Actual Cash Consideration, then no termination will occur pursuant to this Section 8.1(d)(vi), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange or the Actual Cash Consideration will be modified in accordance with this Section 8.1(d)(vi)).

For purposes of this Section 8.1(d)(vi), the following terms will have the meanings indicated below:

“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date.

“Heartland Determination Date Stock Price” means (a) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the NASDAQ Global Select Market for such trading day, multiplied by, (ii) the trading volume of Heartland Common Stock reported on the NASDAQ Global Select Market for such trading day, divided by (b) the aggregate trading volume over such 15-day period.

“Index” means the KBW Nasdaq Regional Banking Index (^KRX) or, if such index is not available, such substitute or similar index as substantially replicates the KBW Nasdaq Regional Banking Index (^KRX).

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Heartland Stock Price” means $45.75.

“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

If Heartland or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.1(d)(vi).

(vii)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Citywide to comply with its obligations under this Agreement).

(e)by Heartland if:

(i)the Closing has not occurred by the Termination Date; provided that Heartland will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Heartland’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Heartland has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.9;

(ii)Citywide will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to Citywide;

(iii)at the Citywide Shareholder Meeting, this Agreement will not have been duly adopted by the Required Citywide Shareholder Vote;

(iv)at the Heartland Shareholder Meeting, the Heartland Charter Amendment will not have been duly adopted by the requisite shareholder vote necessary to approve such amendment; or

(v)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Heartland to comply with its obligations under this Agreement).

8.2    Effect of Termination. Except as provided in Sections 5.2(b) and (c), 6.14, 8.2, 8.3 and 8.4 and Article 9, which also survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement will forthwith become void, there will be no Liability under this Agreement on the part of Heartland, Citywide or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto will cease; provided, however, that, subject to Sections 8.3, and 8.4, nothing herein will relieve any party from Liability arising out of its own fraud, willful misconduct or material breach of this Agreement.

8.3    Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1(d)(iii), 8.1(e)(ii) or 8.1(e)(iii), then Citywide will pay to Heartland, within five Business Days of presentation by Heartland of reasonably detailed invoices for the same, all Expenses reasonably incurred by Heartland, and, if this Agreement is terminated pursuant to Sections 8.1(d)(ii), 8.1(d)(v) or 8.1(e)(iv), then Heartland will pay to Citywide, within five Business Days of presentation by Citywide of reasonably detailed invoices for the same, all Expenses reasonably incurred by Citywide; provided, however, in either event, neither party’s reimbursement obligation hereunder will exceed $1,000,000 in the aggregate. As used in this Agreement, “Expenses” will consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of the approval of the Merger by holders of Citywide Common Stock and all other matters related to the consummation of the Merger.

8.4    Termination Fee. If this Agreement is terminated by Citywide pursuant to Section 8.1(d)(iv), or by Heartland pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.8 or Section 6.3(a), then Citywide will pay to Heartland (in lieu of any payment that may be due under Section 8.3), a termination fee of $8,500,000 as the sole and exclusive remedy of Heartland (including any remedy for specific performance), as agreed-upon liquidated damages.

8.5    Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

8.6    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1    Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with any Citywide Entities, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland will determine and approve, or as required by applicable Law. Notwithstanding the foregoing, Heartland and Citywide agree that (a) a press release for national dissemination announcing the execution of this Agreement in a form prepared by Heartland and reviewed and approved by Citywide (with such approval not to be unreasonably withheld, conditioned or delayed) may be made on the day after execution of this Agreement, or as soon thereafter as practicable, and (b) any press release or customer communication relating to this Agreement and the transactions contemplated hereby issued for dissemination in Denver, Colorado prior to the Effective Time will be in a form prepared by Heartland and reviewed and approved by Citywide (with such approval not to be unreasonably withheld, conditioned or delayed). Heartland will have the right to be present for any in-Person announcement by Citywide. Unless consented to by Heartland or required by Law, Citywide will keep, and will cause each of the other Citywide Entities to keep, this Agreement and the transactions contemplated by this Agreement confidential.

9.2    Notices. All notices and other communications hereunder will be in writing and will be sufficiently given if made by hand delivery, by fax, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by it by like notice):

if to Heartland:
Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Telephone: (720) 873-3780
Fax:     (563) 589-1951

Attention:	J. Daniel Patten, Executive Vice President, Finance and
Corporate Strategy

E-mail:	DPatten@htlf.com

with copies to:
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52004-0778
Telephone: (563) 589-1994
Fax:     (563) 589-1951

Attention:	Michael J. Coyle, Executive Vice President,
Senior General Counsel and Corporate Secretary

E-mail:	MCoyle@htlf.com

and
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention: Jay L. Swanson
Cam C. Hoang

Telephone: (612) 340-2600
Fax:     (612) 340-2868
E-mail: swanson.jay@dorsey.com
hoang.cam@dorsey.com

if to Citywide:
Citywide Banks of Colorado, Inc.
6500 East Hampden Avenue
Denver, Colorado 80224

Attention:	Martin J. Schmitz
Telephone: (303) 365-3600

Fax:	(303) 365-3670

E-mail:	schmitzm@citywidebanks.com

with a copy to:
Shapiro Bieging Barber Otteson LLP
4582 South Ulster Street Parkway
Suite 1650
Denver, Colorado 80237
Attention:    Christian E. Otteson

Telephone:	(720) 488-5425

Fax:	(720) 488-7711
E-mail:     cotteson@sbbolaw.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.
9.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4    No Third Party Beneficiaries. Except for Section 6.8, which is intended to benefit each Indemnified Party and his or her heirs and representatives, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5    Schedules.

(a)Prior to or simultaneous with the execution of this Agreement, Citywide delivered to Heartland the Disclosure Schedules, which set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto). Except as set forth in the Disclosure Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 6.7, as of such date delivered. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)For purposes of this Agreement, a Schedule relating to a certain section may incorporate by reference disclosures made in other Schedules; provided, however, that any disclosure with respect to a particular Schedule will be deemed adequately disclosed in other Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Schedules. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity.

9.6    Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders will be deemed to include the others if the context requires. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” will be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute will be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8    Complete Agreement. This Agreement, together with the NDA, contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral. Citywide acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

9.9    Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of each of the Citywide Entities, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

9.13    No Survival of Representations. The representations, warranties and covenants made by Citywide and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement will terminate on, and will have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for Sections 5.7, 6.1, 6.5, 6.8, and 6.13 and Article 9, each of which apply in whole or in part after the Effective Time, or Sections 5.2(b) and (c), 6.14, 8.2, 8.3 and 8.4, and Article 9, each of which survive the termination of this Agreement.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board and
Chief Executive Officer

CITYWIDE BANKS OF COLORADO, INC.

By:	/s/ Martin J. Schmitz
Martin J. Schmitz
Chairman of the Board and
President

APPENDIX B

COLORADO DISSENTERS’ RIGHTS STATUTE

7-113-101. Definitions

For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1);

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2);

(c) Consummation of a conversion in which the corporation is the converting entity as provided in section 7-90-206 (2);

(f) An amendment, conversion, or merger described in section 7-101-504 (3); and

(g) Consummation of a plan by which a public benefit corporation terminates public benefit corporation status by merger or conversion into a corporation that has not elected public benefit corporation status as provided in section 7-101-504 (4) or by amendment of its articles of incorporation.

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares that either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which, at the effective date of the plan of merger or share exchange, either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, § 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

7-113-201. Notice of dissenters’ rights

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

7-113-203. Dissenters’ notice

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

7-113-204. Procedure to demand payment

(1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7-113-209; and

(e) A copy of this article.

7-113-207. Failure to take action

(1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

7-113-301. Court action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX C

February 13, 2017

Board of Directors
Citywide Banks of Colorado, Inc.
6500 East Hampden Avenue, Suite 203
Denver, CO 80224

Gentlemen:

Citywide Banks of Colorado, Inc. (“Citywide”) and Heartland Financial USA, Inc. (“Heartland”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Citywide will merge with and into Heartland with Heartland being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of Class A Common Stock, Series I, no par value, of Citywide (“Citywide Series I Common Stock”) and Class A Common Stock, Series II, no par value, of Citywide (“Citywide Series II Common Stock” and together with the Citywide Series I Common Stock, the “Citywide Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Citywide Common Stock as specified in the Agreement, will be converted into the right to receive, subject to certain adjustments as set forth in the Agreement (i) $57.00 in cash (the “Cash Consideration”), and (ii) 3.300 shares of common stock, par value $1.00 per share, of Heartland (“Heartland Common Stock” and such consideration, the “Stock Consideration”). The Agreement provides, generally, that if Citywide’s Adjusted Tangible Common Equity is less than $113,000,000, the Cash Consideration will be reduced by an amount equal to (a) the amount by which the Adjusted Tangible Common Equity is below $113,000,000, divided by (b) the Citywide Shares Outstanding, and if the Adjusted Tangible Common Equity is greater than $114,800,000, the Cash Consideration will be increased by an amount equal to (x) the lesser of (A) $5,000,000 and (B) the amount by which the Adjusted Tangible Common Equity is above $114,800,000, divided by (y) the Citywide Shares Outstanding. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Citywide Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated February 13, 2017; (ii) certain publicly available financial statements and other historical financial information of Citywide and its subsidiary, Citywide Banks, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Heartland that we deemed relevant; (iv) certain internal financial projections for Citywide for the year ending December 31, 2017, as well as estimated long-term earnings per share and asset growth rates for the years thereafter, as provided by the senior management of Citywide; (v) publicly available consensus mean analyst earnings per share estimates for Heartland for the years ending December 31, 2017 and December 31, 2018, as well as estimated long-term earnings per share, asset and dividend growth rates for the years thereafter, as provided by the senior management of Heartland; (vi) the pro forma financial impact of the Merger on Heartland based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Heartland; (vii) the publicly reported historical price and trading activity for Heartland Common Stock, including a comparison of certain stock market information for Heartland Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Citywide and Heartland with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Citywide the business,

C-1

financial condition, results of operations and prospects of Citywide and held similar discussions with certain members of the senior management of Heartland regarding the business, financial condition, results of operations and prospects of Heartland.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Citywide or Heartland or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Citywide and Heartland that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Citywide or Heartland or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Citywide or Heartland. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Citywide or Heartland, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Citywide or Heartland. We have assumed, with your consent, that the respective allowances for loan losses for both Citywide and Heartland are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Citywide for the year ending December 31, 2017, as well as estimated long-term earnings per share and asset growth rates for the years thereafter, as provided by the senior management of Citywide. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Heartland for the years ending December 31, 2017 and December 31, 2018, as well as estimated long-term earnings per share, asset and dividend growth rates for the years thereafter, as provided by the senior management of Heartland. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Heartland. With respect to the foregoing information, the respective senior managements of Citywide and Heartland confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Citywide and Heartland, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Citywide or Heartland since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Citywide and Heartland will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Citywide, Heartland or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Citywide has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Heartland Common Stock at any time or what the value of Heartland Common Stock will be once it is actually received by the holders of Citywide Common Stock.
We have acted as Citywide’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Citywide has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us

C-2

for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Citywide in the two years preceding the date of this opinion, nor have we provided any investment banking services to Heartland in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Heartland and its affiliates. We may also actively trade the equity and debt securities of Heartland and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Citywide in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Citywide as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Citywide Common Stock and does not address the underlying business decision of Citywide to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Citywide or the effect of any other transaction in which Citywide might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Citywide or Heartland, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Citywide Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O'Neill + Partners, L.P

C-3